Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

dated as of

August 26, 2019

among

GOGO INTERMEDIATE HOLDINGS LLC

and

GOGO FINANCE CO. INC.,

as the Borrowers

The Other Loan Parties Party Hereto

The Lenders Party Hereto

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

and

MORGAN STANLEY SENIOR FUNDING, INC.,

as Syndication Agent

JPMORGAN CHASE BANK, N.A. and

MORGAN STANLEY SENIOR FUNDING, INC.,

as Joint Bookrunners and Joint Lead Arrangers

ASSET BASED LENDING

SCHEDULES:

Schedule 1.01	—	Commitments
Schedule 3.06	—	Disclosed Matters
Schedule 3.13	—	Insurance
Schedule 3.14	—	Capitalization and Subsidiaries
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.04	—	Existing Investments
Schedule 6.10	—	Existing Restrictions

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Borrowing Request
Exhibit C	—	Form of Borrowing Base Certificate
Exhibit D	—	Form of Compliance Certificate
Exhibit E	—	Joinder Agreement
Exhibit F-1	—	U.S. Tax Certificate (For Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit F-2	—	U.S. Tax Certificate (For Foreign Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit F-3	—	U.S. Tax Certificate (For Foreign Participants that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit F-4	—	U.S. Tax Certificate (For Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit G	—	Form of Interest Election Request
Exhibit H	—	Form of Intercompany Note

CREDIT AGREEMENT dated as of August 26, 2019 (as it may be amended or modified from time to time, this “Agreement”) among GOGO INTERMEDIATE HOLDINGS LLC, a Delaware limited liability company, and GOGO FINANCE CO. INC., a Delaware corporation, as Borrowers, the other Loan Parties party hereto, the Lenders party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to (a) a rate of interest, refers to the Alternate Base Rate, and (b) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.

“ABL Priority Collateral” shall have the meaning assigned to such term in the Senior Secured Notes Intercreditor Agreement but, for the avoidance of doubt, shall mean all Collateral consisting of the following:

(1) all Accounts (other than Accounts which constitute identifiable Proceeds of Cash Flow Priority Collateral);

(2) (x) all Deposit Accounts and Money and all cash, checks, other negotiable instruments, funds and other evidences of payments held therein and (y) all Securities, Security Entitlements, and Securities Accounts, in each case, to the extent constituting cash or Cash Equivalents or representing a claim to Cash Equivalents, in each case other than (i) the Asset Sales Proceeds Account and all cash, checks and other property held therein or credited thereto, (ii) Capital Stock of the Company and its direct and indirect Subsidiaries and (iii) identifiable Proceeds of Cash Flow Priority Collateral;

(3) all Inventory;

(4) to the extent evidencing or governing any of the items referred to in the preceding clauses (1) through (3), all Chattel Paper (including Tangible Chattel Paper and Electronic Chattel Paper), all Documents, General Intangibles (including data processing software and excluding Intellectual Property and Capital Stock of the Company and its direct and indirect Subsidiaries), Instruments (including, without limitation, Promissory Notes), Letter-of-Credit Rights and Commercial Tort Claims, provided that to the extent any of the foregoing also relates to Cash Flow Priority Collateral, only that portion related to the items referred to in the preceding clauses (1) through (3) shall be included in the ABL Priority Collateral;

(5) to the extent evidencing or governing any of the items referred to in the preceding clauses (1) through (4), all Supporting Obligations; provided that to the extent any of the foregoing also relates to Cash Flow Priority Collateral only that portion related to the items referred to in the preceding clauses (1) through (4) shall be included in the ABL Priority Collateral;

(6) all books and Records relating to the foregoing (including without limitation all books, databases, customer lists, and Records, whether tangible or electronic, which contain any information relating to any of the foregoing); and

(7) all collateral security and guarantees with respect to any of the foregoing and all cash, Money, instruments, securities (other than Capital Stock of the Company and its direct and indirect Subsidiaries), financial assets, Investment Property (other than Capital Stock of the Company and its direct and indirect Subsidiaries), insurance proceeds and deposit accounts directly received as Proceeds of any ABL Priority Collateral described in the preceding clauses (1) through (5) (such Proceeds, “ABL Priority Proceeds”); provided, however, that no Proceeds of ABL Priority Proceeds will constitute ABL Priority Collateral unless such Proceeds of ABL Priority Proceeds would otherwise constitute ABL Priority Collateral.

For purposes of this definition, capitalized terms used but not defined in this Agreement shall have the meaning set forth in the Senior Secured Notes Intercreditor Agreement.

“Account” has the meaning assigned to such term in the U.S. Security Agreement or the Canadian Security Agreement, as applicable. For the avoidance of doubt, Accounts shall include Credit Card Receivables.

“Account Debtor” means any Person obligated on an Account.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the Effective Date, by which any Loan Party or any Subsidiary (a) acquires any going business or all or substantially all of the assets of any Person, whether through purchase of assets, merger, amalgamation or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Equity Interests of a Person which has ordinary voting power for the election of directors or other similar management personnel of a Person (other than Equity Interests having such power only by reason of the happening of a contingency) or a majority of the outstanding Equity Interests of a Person.

“Additional Secured Indebtedness” means Indebtedness of the Loan Parties permitted to be incurred under Section 6.01(j).

“Additional Secured Indebtedness Documents” means, collectively, all agreements, instruments, documents and certificates executed and/or delivered in connection with any Additional Secured Indebtedness (including any and all collateral documents), as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and of the applicable Intercreditor Agreement.

“Additional Secured Indebtedness Intercreditor Agreement” means any “crossing liens” or “junior liens” intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent between the Administrative Agent and one or more representatives for holders of Additional Secured Indebtedness subordinating such holders’ Liens on the ABL Priority Collateral and all or any portion of any other Collateral to the Liens granted in favor of the Administrative Agent and the Secured Parties to secure the Secured Obligations to the reasonable satisfaction of the Administrative Agent, as the same may be amended, restated, supplemented or otherwise modified in accordance with the terms thereof.

“Additional Secured Indebtedness Obligations” means the Indebtedness and other obligations of the Parent and its Subsidiaries under any Additional Secured Indebtedness Documents.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period or for any ABR Borrowing, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the specified Person.

“Agent Indemnitee” has the meaning assigned to it in Section 9.03(c).

“Aggregate Revolving Commitment” means, at any time, the aggregate of the Revolving Commitments of all of the Lenders, as increased or reduced from time to time pursuant to the terms and conditions hereof. As of the Effective Date, the Aggregate Revolving Commitment is Thirty Million Dollars ($30,000,000).

“Aggregate Revolving Exposure” means, at any time, the aggregate Revolving Exposure of all the Lenders at such time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the purpose of this definition, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate (or if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14, then the Alternate Base Rate shall be the greater of clause (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, and similar laws, rules, and regulations of any jurisdiction applicable to the Parent or any of its Subsidiaries from time to time concerning or relating to bribery or corruption (including Canadian Anti-Money Laundering & Anti-Terrorism Legislation), and to which they are lawfully subject.

“Applicable Ancillary Obligations Reserve” means, as of any date of determination, the aggregate amount of Banking Services Obligations and Swap Agreement Obligations at such time.

“Applicable Parties” has the meaning assigned to it in Section 8.03(c).

“Applicable Percentage” means, with respect to any Lender, with respect to Revolving Loans, LC Exposure, Protective Advances, Overadvances or Swingline Loans, a percentage equal to a fraction the numerator of which is such Lender’s Revolving Commitment and the denominator of which is the

Aggregate Revolving Commitment (provided that, if the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s share of the Aggregate Revolving Exposure at that time); provided that, in accordance with Section 2.20, so long as any Lender shall be a Defaulting Lender, such Defaulting Lender’s Commitment shall be disregarded in the foregoing calculation.

“Applicable Rate” means the following:

(a) For any day, with respect to any Loan, the applicable rate per annum set forth below under the caption “Revolver ABR Spread” or “Revolver Eurodollar Spread”, as the case may be, based upon the Fixed Charge Coverage Ratio as of the most recent determination date, provided that the “Applicable Rate” shall be the applicable rates per annum set forth below in Category 3 during the period from the Effective Date to, and including, the last day of the first full fiscal quarter of the Parent ending after the Effective Date:

Fixed Charge Coverage Ratio	Revolver ABR Spread	Revolver Eurodollar Spread
Category 1 > 1.50 to 1.00	0.50%	1.50%
Category 2 ≤ 1.50 to 1.00 but > 1.00 to 1.00	0.75%	1.75%
Category 3 ≤ 1.00 to 1.00	1.00%	2.00%

For purposes of the foregoing table in this clause (a), (i) the Applicable Rate shall be determined as of the end of each fiscal quarter of the Parent based upon the Parent’s annual or quarterly consolidated financial statements delivered pursuant to Section 5.01 and (ii) each change in the Applicable Rate resulting from a change in the Fixed Charge Coverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change, provided that the Fixed Charge Coverage Ratio shall be deemed to be in Category 3 at the option of the Administrative Agent or at the request of the Required Lenders if the Parent fails to deliver the annual or quarterly consolidated financial statements required to be delivered by it pursuant to Section 5.01, during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered.

(b) For any day, with respect to the commitment fees payable pursuant to Section 2.12(a) hereunder, the applicable rate per annum set forth below under the caption “Commitment Fee Rate”, based upon the Average Quarterly Usage during the most recently ended fiscal quarter of the Parent; provided that the “Applicable Rate” shall be the applicable rates per annum set forth below in Category 2 during the period from the Effective Date to, and including, the last day of the first full fiscal quarter of the Parent ending after the Effective Date:

Average Quarterly Usage	Commitment Fee Rate
Category 1 ≥ 50% of the Aggregate Revolving Commitment	0.25%
Category 2 < 50% of the Aggregate Revolving Commitment	0.375%

For purposes of the foregoing table in this clause (b), the Applicable Rate shall be determined as of the last day of any fiscal quarter of the Parent and shall be effective during the quarterly period commencing on the first day of the subsequent fiscal quarter of the Parent.

“Approved Electronic Platform” has the meaning assigned to it in Section 8.03(a).

“Approved Fund” has the meaning assigned to such term in Section 9.04.

“Arrangers” means JPMorgan Chase Bank, N.A. and Morgan Stanley Senior Funding, Inc., each in their capacity as joint bookrunners and joint lead arrangers hereunder.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent.

“Attributable Debt” in respect of a sale-leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale-leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale-leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligations.”

“Availability” means, at any time, an amount equal to (a) the lesser of (i) the Aggregate Revolving Commitment minus the Applicable Ancillary Obligations Reserve and (ii) the Borrowing Base minus (b) the Aggregate Revolving Exposure (calculated, with respect to any Defaulting Lender, as if such Defaulting Lender had funded its Applicable Percentage of all outstanding Borrowings).

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Available Revolving Commitment” means, at any time, the Aggregate Revolving Commitment minus the Aggregate Revolving Exposure (calculated, with respect to any Defaulting Lender, as if such Defaulting Lender had funded its Applicable Percentage of all outstanding Borrowings).

“Average Quarterly Usage” means, in determining the Available Revolving Commitment for purposes of computing the commitment fee described in Section 2.12(a) for any fiscal quarter of the Parent, an amount equal to the average daily Aggregate Revolving Exposure during such quarter (calculated, with respect to any Defaulting Lender, as if such Defaulting Lender had funded its Applicable Percentage of all outstanding Borrowings).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Banking Services” means each and any of the following bank services provided to any Loan Party by the Administrative Agent any Lender or any of their Affiliates: treasury, investment, depository, clearing house, wire transfer, cash management or automated clearing house transfers of funds services or any related services.

“Banking Services Obligations” means any and all obligations of the Loan Parties (other than Parent), whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services; provided, that the Administrative Agent has been notified of such obligations pursuant to Section 2.22(a).

“Banking Services Reserves” means all Reserves which the Administrative Agent from time to time establishes in its Permitted Discretion for Banking Services then provided or outstanding.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Bankruptcy Event” means, with respect to any Person, when such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business, appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment or has had any order for relief in such proceeding entered in respect thereof, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the U.S. or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality), to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Billed Account” means an Account in respect of which an invoice has been issued to the related Account Debtor.

“Borrower” or “Borrowers” means, individually or collectively, the Company and Gogo Finance Co., Inc., a Delaware corporation.

“Borrower Representative” has the meaning assigned to such term in Section 11.01.

“Borrowing” means Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, (b) a Swingline Loan, (c) a Protective Advance and (d) an Overadvance.

“Borrowing Base” means, at any time, the sum of (a) 85% of the Loan Parties’ Eligible Accounts that are Billed Accounts at such time, plus (b) 90% of the Loan Parties’ Eligible Credit Card Receivables, plus (c) 75% of the Loan Parties’ Eligible Accounts that are Unbilled Accounts at such time (in an aggregate amount not to exceed 33% of the Borrowing Base), minus (d) Reserves established by the Administrative Agent in its Permitted Discretion.

The Administrative Agent may, in its Permitted Discretion, add or adjust Reserves, including reserves with respect to sums that the Loan Parties are or will be required to pay (such as sales, excise or similar taxes) and have not yet paid; provided, that, the Administrative Agent shall have provided the Borrower Representative five (5) Business Days (or, during any Cash Dominion Period, one (1) Business Day) prior written notice thereof, setting forth in reasonable detail the basis therefor; and provided, further, that (A) if Borrowings are requested at any time after the Administrative Agent has provided such notice, the Borrowing Base shall be adjusted to give effect to such Reserves prior to any such Borrowing; (B) any new or increased reserves established by the Administrative Agent shall have a reasonable relationship to the event, condition, circumstance or fact that is the basis therefor; and (C) any such establishment or increase in reserves shall be removed if the Administrative Agent has determined in its Permitted Discretion that the event, condition or other matter that is the basis for such establishment or increase in reserves no longer exists. The Borrowing Base shall be determined by reference to the Borrowing Base Certificate most recently delivered to the Administrative Agent pursuant to Section 5.01(g), subject to adjustments and changes made by the Administrative Agent in its Permitted Discretion as provided above or otherwise in accordance with this Agreement, and adjusted by the Administrative Agent in accordance with this Agreement based upon additional information, if any, received after the date of delivery of any such Borrowing Base Certificate.

Notwithstanding the foregoing, for purposes of this definition, no Accounts being acquired pursuant to a Permitted Acquisition or permitted Investment will be included in the Borrowing Base unless (i) the Administrative Agent, in its Permitted Discretion, confirms that such Accounts conform to standards of eligibility in accordance with this Agreement, and (ii) to the extent required by the Administrative Agent, a field examination of such Accounts is conducted and then only so long as such Accounts would otherwise satisfy the eligibility criteria (it being understood that any such field examination, to the extent required by the Administrative Agent, shall be conducted at the Borrower’s expense).

The Administrative Agent shall use commercially reasonable efforts, at the expense of the Loan Parties, to cause a field examination in respect of Accounts acquired pursuant to any Permitted Acquisition or permitted Investment reasonably promptly following a request of the Borrower Representative.

“Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Financial Officer of the Parent, in substantially the form of Exhibit C or another form which is acceptable to the Administrative Agent in its reasonable discretion.

“Borrowing Base Party” means each Loan Party; provided that Gogo Canada shall only become a Borrowing Base Party from and after the Borrowing Base Party Joinder Date.

“Borrowing Base Party Joinder Date” means the first date after the Effective Date on which the following conditions have been satisfied with respect to Gogo Canada:

(a) Gogo Canada shall constitute a Loan Party;

(b) The Administrative Agent (or its counsel) shall have received (i) either (A) a counterpart of the Canadian Security Agreement reasonably required by the Administrative Agent in connection therewith signed on behalf of each party thereto or (B) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed signature page thereof) that each such party has signed a counterpart of such Loan Document and (ii) such other certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the addition of Gogo Canada as a Borrowing Base Party, including written opinions of Gogo Canada’s counsel, addressed to the Administrative Agent, the Issuing Bank and the Lenders in form and substance reasonably satisfactory to the Administrative Agent and its counsel;

(c) The Administrative Agent shall have received the results of a recent lien search in each jurisdiction reasonably required by the Administrative Agent, and such searches shall reveal no Liens on any of the assets of Gogo Canada except for Liens permitted by Section 6.02 or discharged on or prior to the Borrowing Base Party Joinder Date pursuant to a pay-off letter or other documentation reasonably satisfactory to the Administrative Agent (it being understood that certain Liens permitted by Section 6.02 may prevent the Accounts of Gogo Canada from being Eligible Accounts or Eligible Credit Card Receivables);

(d) The Administrative Agent shall have received a true and complete customer list for Gogo Canada, which list shall state the customer’s name, mailing address and phone number;

(e) The Administrative Agent shall have received each Deposit Account Control Agreement required to be provided pursuant to the Canadian Security Agreement;

(f) Each document (including any Uniform Commercial Code financing statement, PPSA financing statement, RDPRM (Quebec) recordings or other notices in respect thereof) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of itself, the Lenders and the other Secured Parties, a perfected Lien on the Collateral described therein under Canadian law, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.02), shall be in proper form for filing, registration or recordation;

(g) The Administrative Agent shall have received evidence of insurance coverage in form, scope, and substance reasonably satisfactory to the Administrative Agent and otherwise in compliance with the terms of Section 5.10 hereof and the Canadian Security Agreement;

(h) The Administrative Agent or its designee shall have conducted a field examination of Gogo Canada’s Accounts and related working capital matters and of Gogo Canada’s related data processing and other systems, the results of which shall be reasonably satisfactory to the Administrative Agent in its sole discretion; and

(i) The Administrative Agent shall have received such other documents as the Administrative Agent, the Issuing Bank, any Lender or their respective counsel may have reasonably requested.

“Borrowing Request” means a request by the Borrower Representative for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for general business in London.

“Canadian Anti-Money Laundering & Anti-Terrorism Legislation” means, collectively, the Criminal Code, R.S.C. 1985, c. C-46, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act, S.C. 2000, c. 17 and the United Nations Act, R.S.C. 1985, c. U-2 or any similar Canadian legislation, together with all rules, regulations and interpretations thereunder or related thereto including, without limitation, the Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism and the United Nations Al Qaida and Taliban Regulations promulgated under the United Nations Act.

“Canadian Blocked Person” means any Person that is a “designated person”, “politically exposed foreign person” or “terrorist group” as described in any Canadian Economic Sanctions and Export Control Laws.

“Canadian Defined Benefit Plan” means a pension plan for the purposes of any applicable pension benefits standards statute or regulation in Canada, which contains a “defined benefit provision,” as defined in subsection 147.1(1) of the Income Tax Act, R.S.C. 1985, c.1 (5th Supp.).

“Canadian Dollars” means dollars in the lawful currency of Canada.

“Canadian Economic Sanctions and Export Control Laws” means any Canadian laws, regulations or orders governing transactions in controlled goods or technologies or dealings with countries, entities, organizations, or individuals subject to economic sanctions and similar measures, including the Special Economic Measures Act, S.C. 1992, c. 17, the United Nations Act, R.S.C. 1985, c. U-2, the Freezing Assets of Corrupt Foreign Officials Act, S.C. 2011, c. 10, Part II.1 of the Criminal Code, R.S.C. 1985, c. C-46, and the Export and Import Permits Act, R.S.C. 1985, c. E-19, and any related regulations.

“Canadian Guarantor” means Gogo Canada and each other Canadian Subsidiary who has guaranteed the Secured Obligations.

“Canadian Pension Event” means (a) the whole or partial withdrawal of the Canadian Guarantor or another Loan Party from a Canadian Pension Plan during a plan year; or (b) the filing of a notice of intent to terminate in whole or in part a Canadian Pension Plan or the treatment of a Canadian Pension Plan amendment as a termination or partial termination; or (c) the institution of proceedings by any Governmental Authority to terminate in whole or in part or have a trustee appointed to administer a Canadian Pension Plan; or (d) any other event or condition which might constitute grounds for the termination of, winding up or partial termination of winding up or the appointment of trustee to administer, any Canadian Pension Plan.

“Canadian Pension Plan” means a pension plan that is covered by the applicable pension standards laws of any jurisdiction in Canada including the Pension Benefits Act, R.S.O. 1990, c. P.8, and the Income Tax Act, R.S.C. 1985, c.1 (5th Supp.) and that is either (a) maintained or sponsored by the Canadian Guarantor or any other Canadian Subsidiary for employees or (b) maintained pursuant to a collective bargaining agreement, or other arrangement under which more than one employer makes contributions and to which the Canadian Guarantor or any other Canadian Subsidiary is making or accruing an obligation to make contributions or has within the preceding five years made or accrued such contributions.

“Canadian Priority Payable Reserve” means the reserves established in the good faith credit discretion of the Administrative Agent for amounts secured by any Liens, choate or inchoate, which rank or are capable of ranking in priority to the Administrative Agent’s Liens and/or for amounts which may represent costs relating to the enforcement of the Administrative Agent’s Liens including, without limitation, in the good faith credit discretion of the Administrative Agent, any such amounts due and not paid for wages, salaries, commission or compensation, including vacation pay (including, as provided for, under the Wage Earners Protection Program Act, S.C. 2005, c. 47, s.1, amounts due and not paid under any legislation relating to workers’ compensation or to employment insurance, all amounts deducted or withheld and not paid and remitted when due under the Income Tax Act, R.S.C. 1985, c.1 (5th Supp.), amounts currently or past due and not paid for realty, municipal or similar taxes, any and and all unfunded wind-up or solvency deficiency amounts under, and all amounts currently or past due and not contributed, remitted or paid to or under any Canadian Pension Plans or under the Canada Pension Plan, R.S.C. 1985, c. C-8), the Pension Benefits Standards Act, S.B.C. 2012 c. 30, or any similar legislation.

“Canadian Security Agreement” means, if applicable, a Canadian ABL Collateral Agreement (including any and all supplements thereto), dated as of the Borrowing Base Party Joinder Date, among Gogo Canada, the other grantors from time to time party thereto and the Administrative Agent for the benefit of the Administrative Agent and the other Secured Parties, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Capital Expenditures” means, without duplication, the aggregate of all expenditures for any purchase or other acquisition of any asset which would be classified as a fixed or capital asset on a consolidated statement of cash flows of the Parent and its Subsidiaries prepared in accordance with GAAP; provided that the term “Capital Expenditures” shall not include (i) expenditures made in connection with the replacement, substitution, restoration or repair of assets to the extent financed with (x) insurance proceeds paid on account of the loss of or damage to the assets being replaced, substituted, restored or repaired or (y) awards of compensation arising from the taking by eminent domain or condemnation or expropriation of the assets being replaced, (ii) the portion of the purchase price of property, plant and equipment that is purchased substantially concurrently with the trade-in of existing property, plant or equipment in an amount equal to the amount that the gross amount of such purchase price is reduced by the credit granted by the seller of such property, plant and equipment for the property, plant or equipment being traded in at such time, (iii) the purchase of plant, property or equipment to the extent financed with the proceeds of dispositions, (iv) expenditures that are accounted for as capital expenditures by Parent or any Subsidiary and that actually are paid for by a Person other than Parent or any Subsidiary and for which none of Parent or any Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such Person or any other Person (whether before, during or after such period) other than rent and similar or related obligations and (v) expenditures that constitute Permitted Acquisitions or other Investments permitted hereunder.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases or financing leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Dominion Period” shall mean any period of time, at the election of the Administrative Agent or at the direction of the Required Lenders, (i) when an Event of Default has occurred and is continuing or (ii) commencing with the date on which Specified Availability is less than the greater of 15.0% of the Aggregate Revolving Commitment and $4,500,000, and continuing until such subsequent date as when Specified Availability has exceeded the greater of 15.0% of the Aggregate Revolving Commitment and $4,500,000 for thirty (30) consecutive days.

“Change in Control” means the occurrence of any one of the following events:

(a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), of Equity Interests representing more than (i) 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Parent, in the case of the acquisition of ownership thereof by the Permitted Holders, or (ii) of 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Parent, in the case of the acquisition of ownership thereof by any Person or group other than the Permitted Holders; or

(b) the Parent and/or its wholly owned Subsidiaries shall cease to own and Control, 100% of the Equity Interests of the Borrowers.

“Change in Law” means the occurrence after the date of this Agreement (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement) of any of the following: (a) the adoption of or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority; or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline, requirement or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Charges” has the meaning assigned to such term in Section 9.17.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Swingline Loans, Protective Advances or Overadvances.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all property owned, leased or operated by a Person covered by the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be, become or be intended to be, subject to a security interest or Lien in favor of the Administrative Agent, on behalf of itself and the Lenders and the other Secured Parties, to secure the Secured Obligations; provided that Collateral shall not include any Excluded Assets.

“Collateral Account” has the meaning assigned to the term “Collateral Account” in the U.S. Security Agreement, and any other collection account having a similar purpose under the Canadian Security Agreement.

“Collateral Documents” means, collectively, the U.S. Security Agreement, the Canadian Security Agreement and any other agreements, instruments and documents executed in connection with this Agreement that are intended to create, perfect or evidence Liens to secure the Secured Obligations.

“Commercial LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding commercial Letters of Credit plus (b) the aggregate amount of all LC Disbursements relating to commercial Letters of Credit that have not yet been reimbursed by or on behalf of the Borrowers. The Commercial LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the aggregate Commercial LC Exposure at such time.

“Commitment” means, with respect to each Lender, the sum of such Lender’s Revolving Commitment, together with the commitment of such Lender to acquire participations in Protective Advances hereunder. The initial amount of each Lender’s Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption or other documentation or record (as such term is defined in Section 9-102(a)(70) of the New York Uniform Commercial Code) as provided in Section 9.04(b)(ii)(C), pursuant to which such Lender shall have assumed its Commitment, as applicable.

“Commitment Schedule” means the Schedule attached hereto identified as such.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning assigned to such term in Section 8.03(c).

“Communications Act” means the Communications Act of 1934, as amended, and any similar or successor Federal statute, and the rules and regulations of the FCC or any other similar or successor agency thereunder.

“Communications Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by a Governmental Authority (including the FCC) relating in any way to the use of radio frequency spectrum or the offering or provision of video, communications, telecommunications or information services (including the Communications Act).

“Company” means Gogo Intermediate Holdings LLC, a Delaware limited liability company.

“Compliance Certificate” means a certificate of a Financial Officer of the Parent in substantially the form of Exhibit D.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Disbursement Account” means, collectively, accounts of the Borrowers maintained with the Administrative Agent as a zero balance, cash management account pursuant to and under any agreement between a Borrower and the Administrative Agent, as modified and amended from time to time, and through which all disbursements of a Borrower, any other Loan Party and any designated Subsidiary of a Borrower are made and settled on a daily basis with no uninvested balance remaining overnight.

“Convertible Notes” means the Parent’s 6.00% Convertible Senior Notes due 2022.

“Covered Entity” means any of the following:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” has the meaning assigned to it in Section 9.21.

“Credit Card Receivables” means any Accounts due to any Borrowing Base Party from Paymentech, LLC and/or another affiliate of JPMCB, and any other Credit Card Processor reasonably acceptable to the Administrative Agent in its Permitted Discretion, in each case which have been earned by performance by such Borrowing Base Party but not yet paid to such Borrowing Base Party by the Credit Card Processor; provided, that Credit Card Receivables shall be calculated net of fees and chargebacks owed to credit card processors and deposits, holdbacks or escrows held by credit card processors.

“Credit Card Processor” means a Person that provides credit card processing services for any merchant.

“Credit Party” means the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender.

“DDA Access Product” means the bank service provided to any Loan Party by JPMCB in its sole discretion consisting of direct access to schedule payments from the Funding Account by electronic, internet or other access mechanisms that may be agreed upon from time to time by JPMCB and the funding of such payments under the Loan Borrowing Option in the DDA Access Product Agreement.

“DDA Access Product Agreement” means JPMCB’s Treasury Services End of Day Investment & Loan Sweep Service Terms, as in effect on the date of this Agreement, as the same may be amended from time to time.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, the Bankruptcy and Insolvency Act, R.S.C. 1985, c. B-3, the Companies’ Creditors Arrangement Act, R.S.C. 1985, c. C-36, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States, Canada or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular Default, if any) has not been satisfied; (b) has notified any Borrower or any Credit Party in writing, or has made a public statement, to the effect that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular Default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations as of the date of certification) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has, or has a direct or indirect parent company that has, after the date of this Agreement, become the subject of (i) a Bankruptcy Event or (ii) a Bail-In Action.

“Disclosed Matters” means the actions, suits, proceedings and environmental matters disclosed in Schedule 3.06.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a Division or otherwise) of any property by any Person (including any sale and leaseback transaction and any issuance of Equity Interests by a Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to prior Payment in Full), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests and other than as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior Payment in Full), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Maturity Date; provided, that if such Equity Interests are issued pursuant to a plan for the benefit of future, current or former employees, directors, officers, members of management or consultants of the Parent (or any direct or indirect parent thereof), the Borrowers or their Subsidiaries or by any such plan to such employees, directors, officers, members of management or consultants, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be permitted to be repurchased by the Parent, the Borrowers or their Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s, director’s, officer’s, management member’s or consultant’s termination of employment or service, as applicable, death or disability.

“Division” has the meaning assigned to such term in Section 1.08.

“Document” has the meaning assigned to such term in the in the U.S. Security Agreement or the Canadian Security Agreement, as applicable.

“Dollar Equivalent” means for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in Canadian Dollars, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of Dollars with Canadian Dollars last provided (either by publication or otherwise provided to the Administrative Agent) by the applicable Thompson Reuters Corp. (“Reuters”) source on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of Dollars with Canadian Dollars, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its sole discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion) (the rate of exchange set forth in this clause (b), the “Spot Rate”) and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion.

“dollars” or “$” refers to lawful money of the U.S.

“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the U.S.

“EBITDA” means, for any period:

(a) Net Income for such period; plus

(b) without duplication and to the extent deducted in determining Net Income for such period, the sum of:

(i) Interest Expense for such period;

(ii) income tax expense for such period;

(iii) all amounts attributable to depreciation and amortization expense for such period (including, but not limited to, amortization of intangible assets and properties and amortization and write-off of deferred financing fees);

(iv) any non-recurring fees, expenses or charges (other than depreciation or amortization expense) or gains or losses related to any offering of Equity Interests of the Parent the proceeds of which are to be contributed to a Borrower or any other Subsidiary, Investment permitted pursuant to Section 6.04, asset acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred hereunder (in each case, whether or not consummated or incurred, as applicable), including, without limitation, any such fees, expenses or charges related to (a) the Transactions, (b) the offering of the Senior Secured Notes, (c) any amendment or other modification of this Agreement or relevant documents relating to the Loans, the Senior Secured Notes, the Convertible Notes or, in each case, any refinancing or refunding thereof and (d) the payment or prepayment of any existing Indebtedness;

(v) unusual or non-recurring charges, severance costs, relocation costs, integration and facilities’ pre-opening and opening costs, signing costs, retention or completion bonuses, transition costs, costs related to closure/consolidation of facilities, costs associated with tax projects/audits, costs associated with any litigation settlement and costs consisting of professional consulting or other fees relating to any of the foregoing; provided that the aggregate amount added to Net Income pursuant to this clause (b)(v) during the applicable period, when aggregated with the amount of any amount added pursuant to clause (b)(vi) below and any adjustments made to EBITDA pursuant to Section 1.06(d) for such period, shall not exceed fifteen percent (15%) of EBITDA for the applicable period (calculated before giving effect to any amounts added back in reliance on this clause (b)(v), clause (b)(vi) below or any adjustments under Section 1.06(d));

(vi) the amount of any restructuring charges, accruals or reserves; provided that the aggregate amount added to Net Income pursuant to this clause (b)(vi) during the applicable period, when aggregated with the amount of any amount added pursuant to clause (b)(v) above and any adjustments made to EBITDA pursuant to Section 1.06(d) for such period, shall not exceed fifteen percent (15%) of EBITDA for the applicable period (calculated before giving effect to any amounts added back in reliance on this clause (b)(vi), clause (b)(v) above or any adjustments under Section 1.06(d));

(vii) any costs or expenses pursuant to any management or employee stock option or other equity-related plan, program or arrangement, or other benefit plan, program or arrangement, or any stock subscription or shareholder agreement, to the extent funded with cash proceeds contributed to the capital of such Person or net cash proceeds of an issuance of Equity Interests of the Parent (other than Disqualified Equity Interests);

(viii) any net loss for such period attributable to Swap Agreements or other derivative instruments; and

(ix) all other non-cash charges, expenses or losses resulting from the application of accounting adjustments, in each case reducing Net Income (other than charges, expenses or losses resulting from accounting adjustments that will require cash payments and for which an accrual or reserve is, or is required by GAAP to be, made), as determined on a consolidated basis for such Person and its Subsidiaries in conformity with GAAP, minus

(c) without duplication and to the extent included in Net Income, (i) amortization of deferred airborne lease incentives; (ii) all non-cash charges, expenses or gains resulting from the application of accounting adjustments, in each case increasing Net Income (excluding any non-cash charges, expenses or gains resulting from the application of accounting adjustments which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges or asset valuation adjustments made in any prior period) as determined on a consolidated basis for the Parent and its Subsidiaries in conformity with GAAP; and (iii) any net gain for such period attributable to Swap Agreements or other derivative instruments, all calculated for the Parent and its Subsidiaries on a consolidated basis in accordance with GAAP.

Notwithstanding anything to the contrary contained herein, for purposes of determining EBITDA under this Agreement for any period that includes any of the fiscal quarters ended September 30, 2018, December 31, 2018, March 31, 2019 and June 30, 2019, EBITDA for such fiscal quarters shall be $21,058,000, $19,388,000, $38,041,000 and $37,753,000 respectively, subject in each case to any pro forma adjustments made in accordance with Section 1.06.

“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including e-mail, e-fax, web portal access for such Borrower and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent or any Issuing Bank and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Eligible Accounts” means, at any time, the Accounts owing to either Borrower or any other Borrowing Base Party; provided, that in no event shall an Account be an Eligible Account if the Administrative Agent determines in its Permitted Discretion that such Account:

(a) is not subject to a first priority perfected security interest in favor of the Administrative Agent (subject to any Liens arising under clause (a) of the definition of Permitted Encumbrances securing obligations in an aggregate amount not to exceed 10% of the Borrowing Base; provided that the Administrative Agent shall have implemented a Reserve in the amount of such obligations);

(b) is subject to any Lien other than (i) a Lien in favor of the Administrative Agent, (ii) a junior Lien in favor of the Senior Secured Notes Representative securing the Senior Notes Obligations which is at all times subject to the terms of the Senior Secured Notes Intercreditor Agreement, (iii) a junior Lien in favor of any applicable representative for holders of Additional Secured Indebtedness Obligations securing such Additional Secured Indebtedness Obligations which is at all times subject to the terms of the applicable Additional Indebtedness Intercreditor Agreement and (iv) a Permitted Encumbrance which does not have priority over the Lien in favor of the Administrative Agent;

(c) (i) is unpaid more than ninety (90) days after the date of the original invoice therefor or more than sixty (60) days after the original due date therefor (“Overage”) (when calculating the amount under this clause (i), for the same Account Debtor, the Administrative Agent shall include the net amount of such Overage and add back any credits, but only to the extent that such credits do not exceed the total gross receivables from such Account Debtor, or (ii) has been written off the books of such Borrowing Base Party or otherwise designated as uncollectible;

(d) is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor and its Affiliates are ineligible pursuant to clause (c) above;

(e) is owing by an Account Debtor to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to all Borrowing Base Parties exceeds (i) 60% (or such higher percentage agreed to by the Required Lenders) of the aggregate amount of Eligible Accounts of all Borrowing Base Parties in the case of Delta Air Lines Inc. or (ii) 25% (or such higher percentage agreed to by the Required Lenders) of the aggregate amount of Eligible Accounts of all Borrowing Base Parties in the case of any Account Debtor other than Delta Air Lines Inc., in each case, to the extent of the obligations owing by such Account Debtor in excess of such percentages;

(f) with respect to which any covenant, representation or warranty contained in this Agreement, the U.S. Security Agreement or the Canadian Security Agreement has been breached or is not true in any material respect;

(g) which (i) does not arise from the sale of goods or performance of services in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation reasonably satisfactory to the Administrative Agent which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon such Borrowing Base Party’s completion of any further performance, (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis or (vi) relates to payments of interest; provided, however, that Unbilled Accounts shall constitute Eligible Accounts if they are not ineligible pursuant to another clause of this definition and:

(x) the applicable Borrowing Base Party has recognized the associated revenue for such Account in accordance with GAAP with respect to a completed task order; and

(y) less than thirty (30) days have passed since the date that such Borrowing Base Party recognized the associated revenue for such Account in accordance with GAAP with respect to the applicable completed task order, or less than forty-five (45) days solely in the case of an Account arising under a contract (i) that has expired by its terms, (ii) which the applicable Borrowing Base Party in good faith expects to be renewed and is engaged in active negotiations with the applicable Account Debtor for such renewal and (iii) under which services continue to be provided by the applicable Borrowing Base Party pending such anticipated renewal;

(h) for which the goods giving rise to such Account have not been shipped to the Account Debtor or for which the services giving rise to such Account have not been performed by such Borrowing Base Party or if such Account was invoiced more than once;

(i) with respect to which any check or other instrument of payment has been returned uncollected for any reason;

(j) which is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, monitor, custodian, trustee, or liquidator of its assets, (ii) had possession of all or a material part of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any assignment, application, request or petition for liquidation, reorganization, compromise, arrangement, application, adjustment of debts, stay of proceedings, adjudication as bankrupt, winding-up, or voluntary or involuntary case or proceeding under any Debtor Relief Laws (other than post-petition accounts payable of an Account Debtor that is a debtor-in-possession under the Bankruptcy Code and reasonably acceptable to the Administrative Agent), (iv) admitted in writing its inability, or is generally unable to, pay its debts as they become due (provided, that, to the extent such inability to pay applies to only a portion of the Account, only such portion shall be excluded from this definition), (v) become insolvent, or (vi) ceased operation of its business, unless, in the case of clauses (j)(i) through (j)(vi) above, such Account Debtor has caused the issuance of a letter of credit in favor of the applicable Borrowing Base Party fully securing the payment of such Account, which letter of credit is reasonably satisfactory to the Administrative Agent, and is in the possession of, and is directly drawable by, the Administrative Agent;

(k) which is owed by any Account Debtor which has sold all or substantially all of its assets;

(l) which is owed by an Account Debtor which (i) does not maintain its chief executive office in the U.S. (including any territory thereof) or Canada or (ii) is not organized under applicable law of the U.S., any state of the U.S., or the District of Columbia, Canada, or any province or territory of Canada unless, in any such case, such Account is backed by a Letter of Credit acceptable to the Administrative Agent which is in the possession of, and is directly drawable by, the Administrative Agent;

(m) which is owed in any currency other than U.S. dollars or Canadian Dollars;

(n) which is owed by (i) any government (or any department, agency, public corporation, or instrumentality thereof) of any country other than the U.S. unless such Account is backed by a Letter of Credit acceptable to the Administrative Agent which is in the possession of, and is directly drawable by, the Administrative Agent, or (ii) any government of the U.S., or any department, agency, public corporation, or instrumentality thereof, unless the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), and any other steps necessary to perfect the Lien of the Administrative Agent in such Account have been complied with to the Administrative Agent’s satisfaction (iii) any Governmental Authority of Canada, or any province, territory, department, agency, public corporation, or instrumentality thereof, unless the Financial Administration Act, R.S.C. 1985, C. F-11 or any other legislation of similar purpose and effect restricting the assignment of such Account and any other steps necessary to perfect the Lien of the Administrative Agent in such Account, have been complied with to the Administrative Agent’s satisfaction;

(o) which is owed by any Affiliate of any Borrowing Base Party or any employee, officer, director, agent or stockholder of any Borrowing Base Party or any of its Affiliates;

(p) which is a Credit Card Receivable;

(q) which is owed by an Account Debtor or any Affiliate of such Account Debtor to which such Borrowing Base Party is indebted, but only to the extent of such indebtedness, or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof;

(r) which is subject to any counterclaim, contra account, deduction, defense, setoff or dispute but only to the extent of any such counterclaim, contra account, deduction, defense, setoff or dispute, without duplication with any Reserves;

(s) which is evidenced by “chattel paper” or an “instrument” (each as defined in the UCC or the PPSA, as applicable) of any kind unless such “chattel paper” or “instrument” is in the possession of the Administrative Agent, and to the extent necessary or appropriate, endorsed to the Administrative Agent;

(t) which is owed by an Account Debtor (i) located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit such Borrowing Base Party to seek judicial enforcement in such jurisdiction of payment of such Account, unless such Borrowing Base Party has filed such report or qualified to do business in such jurisdiction or (ii) which is a Sanctioned Person;

(u) with respect to which such Borrowing Base Party has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business (but only to the extent of any such reduction) or any Account which was partially paid and such Borrowing Base Party created a new receivable for the unpaid portion of such Account;

(v) which does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state or local, including without limitation the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Board;

(w) which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates or purports that any Person other than such Borrowing Base Party has or has had an ownership interest in such goods, or which indicates any party other than such Borrowing Base Party as payee or remittance party;

(x) which was created on cash on delivery terms; or

(y) which is subject to any limitation on assignment or other restriction (whether arising by operation of law, by agreement or otherwise) which would under the local governing law of the contract have the effect of restricting the assignment for or by way of security or the creation of security, in each case, unless the Administrative Agent has determined that such limitation is not enforceable.

In the event that an Account of a Borrowing Base Party which was previously an Eligible Account ceases to be an Eligible Account hereunder, such Borrowing Base Party or the Borrower Representative shall notify the Administrative Agent thereof on and at the time of submission to the Administrative Agent of the next Borrowing Base Certificate. In determining the amount of an Eligible Account of a Borrowing Base Party, the face amount of an Account may, in the Administrative Agent’s Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that such Borrowing Base Party may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by such Borrowing Base Party to reduce the amount of such Account.

Notwithstanding the foregoing, the establishment or adjustment of any Reserve shall be carried out in a manner consistent with the provisions of the definition of “Borrowing Base”.

“Eligible Credit Card Receivables” means Credit Card Receivables that (i) have been earned by performance and represent the bona fide amounts due to a Borrowing Base Party from a Credit Card Processor, and in each case originated in the ordinary course of business of the applicable Borrowing Base Party and (ii) are not excluded as Eligible Credit Card Receivables pursuant to any of the following clauses. Without limiting the foregoing, to qualify as an Eligible Credit Card Receivable, a Credit Card Receivable shall indicate no Person other than a Borrowing Base Party as payee or remittance party. Eligible Credit Card Receivable shall not include any Credit Card Receivable if:

(a) such Credit Card Receivable is not owned by a Borrowing Base Party and such Borrowing Base Party does not have good or marketable title to such Credit Card Receivable;

(b) such Credit Card Receivable constitutes neither an “account” (as defined in the UCC or the PPSA, as applicable) nor a “payment intangible” (as defined in the UCC or PPSA, as applicable), or such Credit Card Receivable has been outstanding more than five (5) Business Days;

(c) the Credit Card Processor of the applicable credit card with respect to such Credit Card Receivable is the subject of any bankruptcy or insolvency proceedings;

(d) such Credit Card Receivable is not a valid, legally enforceable obligation of the applicable credit card issuer with respect thereto;

(e) such Credit Card Receivable is not subject to a properly perfected first priority security interest in favor of the Administrative Agent;

(f) such Credit Card Receivable is subject to any Lien other than (i) a Lien in favor of the Administrative Agent, (ii) a junior Lien in favor of the Senior Secured Notes Representative securing the Senior Notes Obligations which is at all times subject to the terms of the Senior Secured Notes Intercreditor Agreement, (iii) a junior Lien in favor of any applicable representative for holders of Additional Secured Indebtedness Obligations securing such Additional Secured Indebtedness Obligations which is at all times subject to the terms of the applicable Additional Indebtedness Intercreditor Agreement and (iv) a Permitted Encumbrance which does not have priority over the Lien in favor of the Administrative Agent;

(f) such Credit Card Receivable does not conform in all material respects to all representations, warranties or other provisions in the Loan Documents or in the credit card agreements relating to such Credit Card Receivable;

(g) such Credit Card Receivable is subject to risk of setoff, non-collection or not being processed due to unpaid or overdue Credit Card Processor fee balances;

(h) such Credit Card Receivable is evidenced by “chattel paper” or an “instrument” of (each as defined in the UCC or the PPSA, as applicable) any kind unless such “chattel paper” or “instrument” is in the possession of the Administrative Agent, and to the extent necessary or appropriate, endorsed to the Administrative Agent;

(i) such Credit Card Receivable has been disputed, or with respect to which a claim, counterclaim, offset or chargeback has been asserted, by the related Credit Card Processor (but only to the extent of such claim, counterclaim, offset or chargeback);

(j) from and after the date which is thirty (30) days after the Effective Date (or such later date as may be agreed to by the Administrative Agent in its Permitted Discretion), such Credit Card Receivable is due from a Credit Card Processor with respect to which a Processor Control Agreement has not been obtained; or

(k) such Credit Card Receivable is due from a Credit Card Processor which is a Sanctioned Person.

In determining the amount to be so included in the calculation of the value of an Eligible Credit Card Receivable, the face amount thereof shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all customary fees and expenses in connection with any credit card arrangements and (ii) the aggregate amount of all cash received in respect thereof but not yet applied by the applicable Borrowing Base Party to reduce the amount of such Eligible Credit Card Receivable.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to (a) the environment, (b) preservation or reclamation of natural resources, (c) the management, Release or threatened Release of any Hazardous Material or (d) health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Parent or any Subsidiary directly or indirectly resulting from or based upon (a) any violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing, but excluding any debt securities convertible into any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Parent or any Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or Section 4001(14) of ERISA or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Borrower or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal of any Borrower or any ERISA Affiliate from any Plan or Multiemployer Plan; or (g) the receipt by any Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Borrower or any ERISA Affiliate of any notice, concerning the imposition upon any Borrower or any ERISA Affiliate of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in critical status, within the meaning of Title IV of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Assets” has the meaning assigned to such term in the in the U.S. Security Agreement or the Canadian Security Agreement, as applicable.

“Excluded Subsidiary” means, except as provided in Section 5.13(d), (i) any Foreign Subsidiary on or before the first anniversary of the acquisition of such Foreign Subsidiary and (ii) any Foreign Subsidiary, Subsidiary of a Foreign Subsidiary or Foreign Subsidiary Holdco, in each case, to the extent (x) such Subsidiary acting as a Loan Party is not practicable (including as a result of local law in the jurisdiction in which such Subsidiary is organized or other applicable law, rule or regulation), (y) the burden or cost of providing a Guarantee therefrom outweigh the benefit of the guaranty or (z) such Subsidiary acting as a Loan Party would cause materially adverse tax consequences to the Parent and its Subsidiaries, in each case of clauses (x), (y) and (z) above, as determined by the Parent in good faith.

“Excluded Swap Obligation” means, with respect to any Loan Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Guarantor of, or the grant by such Loan Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Guarantor’s failure for any reason to constitute an ECP at the time the Guarantee of such Loan

Guarantor or the grant of such security interest becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Letter of Credit or Commitment (other than pursuant to an assignment request by the Borrowers under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan, Letter of Credit or Commitment or to such Lender immediately before it changed its lending office; (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f); and (d) any withholding Taxes imposed under FATCA.

“Extenuating Circumstance” means any period during which the Administrative Agent has determined in its sole discretion (a) that due to unforeseen and/or nonrecurring circumstances, it is impractical and/or not feasible to submit or receive a Borrowing Request or Interest Election Request by email or fax or through Electronic System, and (b) to accept a Borrowing Request or Interest Election Request telephonically.

“FAA” means the Federal Aviation Administration, and any successor agency of the United States government exercising substantially equivalent powers.

“FAA Approval” means any governmental certification, authorization or approval granted by the FAA, or by any other Governmental Authority pursuant to applicable law, to any Loan Party, or assigned or transferred to any Loan Party pursuant to applicable law.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with any of the foregoing and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCC” means the Federal Communications Commission, and any successor agency of the United States government exercising substantially equivalent powers.

“FCC License” means any governmental authorization granted by the FCC pursuant to the Communications Act, or by any other Governmental Authority pursuant to Communications Laws, to any Loan Party or assigned or transferred to any Loan Party pursuant to Communications Laws.

“FCC License Holder” means (a) as of the Effective Date, AC BidCo LLC and (b) after the Effective Date, any Subsidiary that the Parent designates to hold FCC Licenses.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate, provided that, if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Parent or a Borrower, as the context may require, it being understood that any such Person shall have been identified on a properly completed Appointment of Designated Authority Letter that has been executed and delivered to the Administrative Agent.

“Fixed Charge Coverage Ratio” means, for any period, the ratio of (a) EBITDA minus Unfinanced Capital Expenditures minus expenditures for any purchase or other acquisition of any equipment of a type which the Parent or any of its Subsidiaries, as applicable, has elected to reclassify as inventory minus expenses for taxes paid in cash to (b) Fixed Charges, all calculated for the period of twelve consecutive calendar months ended on such date (or, if such date is not the last day of a calendar month, ended on the last day of the calendar month most recently ended prior to such date).

“Fixed Charges” means, for any period, without duplication, cash Interest Expense, plus scheduled principal payments on Indebtedness actually made on account of Indebtedness for borrowed money (excluding the Obligations), plus Capital Lease Obligation payments, all calculated for the Parent and its Subsidiaries on a consolidated basis in accordance with GAAP. Any Restricted Payment made pursuant to Section 6.08(a)(iii) or any payment or other distribution on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness pursuant to Section 6.08(b)(v), in either case during the applicable period, will also be included as “Fixed Charges” for purposes of the pro forma calculation of the Fixed Charge Coverage Ratio set forth in clause (b)(B) of the definition of “Payment Conditions” for purposes of determining whether Payment Conditions have been satisfied under such Sections.

“Flood Laws” has the meaning assigned to such term in Section 8.10.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“Foreign Subsidiary Holdco” means any Domestic Subsidiary with all or substantially all of the assets of such Subsidiary consisting of equity or debt of one of more Foreign Subsidiaries, intellectual property relating to such Subsidiaries and other assets (including cash or cash equivalents) relating to an ownership interest in such Subsidiaries.

“Funding Account” has the meaning assigned to such term in Section 4.01(h).

“GAAP” means generally accepted accounting principles in the U.S.

“Governmental Authority” means the government of the U.S., Canada, any other nation or any political subdivision thereof, whether state, provincial, territorial, municipal or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Gogo Canada” means Gogo Connectivity Ltd., a British Columbia company.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranteed Obligations” has the meaning assigned to such term in Section 10.01.

“Hazardous Materials” means (a) any substance, material, or waste that is included within the definitions of “hazardous substances,” “hazardous materials,” “hazardous waste,” “toxic substances,” “toxic materials,” “toxic waste,” or words of similar import in any Environmental Law; (b) those substances listed as hazardous substances by the United States Department of Transportation (and any similar or equivalent agency in Canada or any successor agency) (49 C.F.R. 172.101 and amendments thereto) or by the Environmental Protection Agency (and any similar or equivalent agency in Canada or any successor agency) (40 C.F.R. Part 302 and amendments thereto); and (c) any substance, material, or waste that is petroleum, petroleum-related, or a petroleum by-product, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable, explosive, radioactive, Freon gas, radon, or a pesticide, herbicide, or any other agricultural chemical.

“IBA” has the meaning assigned to such term in Section 1.05.

“Impacted Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate”.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) trade accounts and accrued expenses payable to trade creditors in the ordinary course of business, (ii) any earn-out or similar obligation, unless such obligation has not been paid within thirty (30) days after becoming due and payable and (iii) accruals for payroll and other liabilities accrued in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) any other Off-

Balance Sheet Liability, (m) net obligations under any and all Swap Agreements, and (n) Disqualified Equity Interests. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The amount of any net obligation under any Swap Agreement on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (f) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by, or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in the foregoing clause (a) hereof, Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Ineligible Institution” has the meaning assigned to such term in Section 9.04(b).

“Information” has the meaning assigned to such term in Section 9.12.

“Intercompany Note” means a promissory note substantially in the form of Exhibit H.

“Intercreditor Agreement” means (i) the Senior Secured Notes Intercreditor Agreement or (ii) any Additional Secured Indebtedness Intercreditor Agreement.

“Interest Election Request” means a request by the Borrower Representative to convert or continue a Revolving Borrowing in accordance with Section 2.08.

“Interest Expense” means, for any period, the sum, without duplication of (a) the aggregate amount of interest in respect of Indebtedness of the Parent and its Subsidiaries for such period, to the extent deducted in calculating Net Income for such period (including, without limitation, (i) amortization or accretion of original issue discount on any Indebtedness; (ii) the interest component of Capital Lease Obligations; (iii) non-cash interest payments; (iv) the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; (v) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing; (vi) the net costs associated with interest rate Swap Agreements; and (vii) interest on Indebtedness that is guaranteed or secured by the Parent or any of its Subsidiaries, but only to the extent that such interest is actually paid by such person), and all imputed interest with respect to Attributable Debt, in each case that is paid, accrued or scheduled to be paid or to be accrued by the Parent and its Subsidiaries during such period; plus (b) consolidated capitalized interest of the Parent and its Subsidiaries for such period, whether paid or accrued; less (c) interest income of the Parent and its Subsidiaries for such period; excluding, however, amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, expensing of any bridge, commitment or other financing fees, penalties and interest relating to taxes and any “special interest” or “additional interest” with respect to securities, and any accretion of accrued interest on discounted liabilities.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the first Business Day of each calendar month and the Maturity Date, (b) with respect to any Eurodollar Loan, the last day of each Interest Period applicable to the Borrowing of which such Loan is a part (and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period) and the Maturity Date and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Eurodollar Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or twelve months or less than one month if each affected Lender consents), as the Borrower Representative may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Internally Generated Cash” means, with respect to any Person, funds of such Person and its Subsidiaries not constituting (x) proceeds of the issuance of (or contributions in respect of) Equity Interests of such Person, (y) proceeds of the incurrence of Indebtedness (other than the incurrence of Loans or extensions of credit under any other revolving credit or similar facility) by such Person or any of its Subsidiaries or (z) proceeds of Dispositions (other than Dispositions of inventory in the ordinary course of business) and events that gives rise to the receipt by the Parent or any Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or real property (including any improvements thereon) to replace or repair such equipment, fixed assets or real property.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period and (b) the LIBO Screen Rate for the shortest period (for which the LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time; provided, that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Investment” has the meaning set forth in Section 6.04.

“IP Reorganization Transaction” means (a) the sale or transfer of intellectual property assets and/or the rights to use such intellectual property assets, by any Loan Party to a Subsidiary organized under the laws of Switzerland whose Equity Interests may only be held entirely by a Subsidiary (i) whose Equity Interests may only be held entirely by a Loan Party (other than the Parent) and (ii) which has no Indebtedness outstanding owed to any Person other than a Loan Party (other than the Parent) and (b) any related transactions; provided that, if such transactions result in a license in favor of any Loan Party to use such intellectual property assets, the rights of such Loan Party under such license shall be pledged to the Administrative Agent as Collateral securing the Secured Obligations; provided further that the Subsidiary to which such intellectual property assets and/or rights to use such intellectual property assets are sold or transferred shall not (x) engage in any material business activities other than in connection with, incidental to, or in support of the acquisition, development, exploitation, commercialization or licensing of intellectual property assets and/or rights to use such intellectual property assets (“IP Entity Permitted Activities”) or (y) incur Indebtedness owed to any party other than a Loan Party (other than the Parent) (other than (1) accounts payable or any other Indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services, and (2) other Indebtedness incurred in the ordinary course and in connection with, incidental to, or in support of IP Entity Permitted Activities) or issue Equity Interests, other than in favor of or to a Loan Party (other than the Parent).

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means, individually and collectively, each of JPMCB, in its capacity as the issuer of Letters of Credit hereunder, and any other Revolving Lender from time to time designated by the Borrower Representative as an Issuing Bank, with the consent of such Revolving Lender and the Administrative Agent, and their respective successors in such capacity as provided in Section 2.06(i). Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by its Affiliates, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate (it being agreed that such Issuing Bank shall, or shall cause such Affiliate to, comply with the requirements of Section 2.06 with respect to such Letters of Credit). At any time there is more than one Issuing Bank, all singular references to the Issuing Bank shall mean any Issuing Bank, either Issuing Bank, each Issuing Bank, the Issuing Bank that has issued the applicable Letter of Credit, or both (or all) Issuing Banks, as the context may require.

“Joinder Agreement” means a Joinder Agreement in substantially the form of Exhibit E.

“JPMCB” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.

“LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).

“LC Disbursement” means any payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of the Commercial LC Exposure and the Standby LC Exposure at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the aggregate LC Exposure at such time.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lenders” means the Persons listed on the Commitment Schedule and any other Person that shall have become a Lender hereunder pursuant to Section 2.09 or an Assignment and Assumption or otherwise, other than any such Person that ceases to be a Lender hereunder pursuant to an Assignment and Assumption or otherwise. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender and the Issuing Bank.

“Letter of Credit Agreement” has the meaning assigned to it in Section 2.06(b).

“Letters of Credit” means the letters of credit issued pursuant to this Agreement, and the term “Letter of Credit” means any one of them or each of them singularly, as the context may require.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any applicable Interest Period or for any ABR Borrowing, LIBO Screen Rate at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; provided that, if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”), then the LIBO Rate shall be the Interpolated Rate, subject to Section 2.14 in the event that the Administrative Agent shall conclude that it shall not be possible to determine such Interpolated Rate (which conclusion shall be conclusive and binding absent manifest error). Notwithstanding the above, to the extent that “LIBO Rate” or “Adjusted LIBO Rate” is used in connection with an ABR Borrowing, such rate shall be determined as modified by the definition of Alternate Base Rate.

“LIBO Screen Rate” means, for any day and time, with respect to any Eurodollar Borrowing for any Interest Period or for any ABR Borrowing, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for Dollars) for a period equal in length to such Interest Period as displayed on such day and time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the LIBO Screen Rate as so determined would be less than zero, such rate shall be deemed to zero for the purposes of this Agreement.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities; provided that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

“Loan Borrowing Option” has the meaning assigned to such term in the DDA Access Product Agreement.

“Loan Documents” means, collectively, this Agreement, any Joinder Agreement, any promissory notes issued pursuant to this Agreement, any Letter of Credit Agreement, the Collateral Documents, the Loan Guaranty, any Intercreditor Agreement and any other document designated a “Loan Document” by the Borrower Representative and the Administrative Agent, now or hereafter executed by or on behalf of any Loan Party, and delivered to the Administrative Agent or any Lender in connection with this Agreement or the transactions contemplated hereby. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Guarantor” means each Loan Party in its capacity as a guarantor of the Secured Obligations pursuant to its Loan Guaranty.

“Loan Guaranty” means Article X of this Agreement and, if applicable, each separate Guarantee, in form and substance satisfactory to the Administrative Agent, delivered by each Loan Guarantor that is a Foreign Subsidiary (which Guarantee shall be governed by the laws of the country in which such Foreign Subsidiary is located), as it may be amended or modified and in effect from time to time.

“Loan Parties” means, collectively, the Parent, the Borrowers, the Parent’s Subsidiaries (other than Excluded Subsidiaries) and any other Person who becomes a party to this Agreement pursuant to a Joinder Agreement and their respective successors and assigns, and the term “Loan Party” shall mean any one of them or all of them individually, as the context may require.

“Loans” means the loans and advances made by the Lenders pursuant to this Agreement, including Swingline Loans, Overadvances and Protective Advances.

“Margin Stock” means margin stock within the meaning of Regulations T, U and X, as applicable.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of the Parent and its Subsidiaries taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents or (c) the rights of or benefits available to the Administrative Agent, the Issuing Bank or the Lenders under any of the Loan Documents.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Parent and its Subsidiaries in an aggregate principal amount exceeding $10,000,000.

“Maturity Date” means (a) August 26, 2022; provided, however, that if the aggregate outstanding principal amount of the Convertible Notes and all related obligations have not been repaid in full on or prior to December 15, 2021 or refinanced with a new maturity date no earlier than February 26, 2023, the date referred to in this clause (a) shall instead be December 16, 2021, and (b) or any earlier date on which the Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof.

“Maximum Rate” has the meaning assigned to such term in Section 9.17.

“Moody’s” means Moody’s Investors Service, Inc. (and any successor to the rating agency business thereof).

“Mortgage” has the meaning assigned to such term in the U.S. Security Agreement.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Income” means, for any period, the consolidated net income (or loss) of the Parent and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided, however that the following items shall be excluded in computing Net Income (without duplication):

(a) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Parent or any of its Subsidiaries, except (i) with respect to net income, to the extent of the amount of dividends or other distributions actually paid to such Person or any of its Subsidiaries by such other Person during such period and (ii) with respect to net losses, to the extent of the amount of Investments made by such Person or any of its Subsidiaries in such other Person during such period;

(b) any gain or loss attributable to sales of assets other than in the ordinary course of business;

(c) any non-cash charge or expense attributable to application of the purchase or recapitalization method of accounting (including the total amount of depreciation and amortization, cost of sales or other non-cash expense resulting from the write up of assets to the extent resulting from such purchase or recapitalization accounting adjustments);

(d) any gain or loss for such period attributable to the early extinguishment or retirement of Swap Agreements or other similar derivative instruments;

(e) any item classified or disclosed as an extraordinary, unusual or nonrecurring gain, loss or charge;

(f) any compensation expense paid or payable solely with Equity Interests (other than Disqualified Stock) of such Person or any options, warrants or other rights to acquire capital stock (other than Disqualified Stock);

(g) any non-cash gain or loss resulting from mark-to-market accounting related to Swap Agreements or other derivate instruments; and

(h) to the extent otherwise included in Net Income, any unrealized currency translation gains or losses including those related to currency remeasurements of Indebtedness (including any loss or gain resulting from any foreign exchange contracts, currency Swap Agreement or other similar agreement or arrangement or other derivative instrument).

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(d).

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day(or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligated Party” has the meaning assigned to such term in Section 10.02.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any of the Loan Parties to any of the Lenders, the Administrative Agent, the Issuing Bank or any indemnified party, individually or collectively, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the Loans made or reimbursement or other obligations incurred or any of the Letters of Credit or other instruments at any time evidencing any thereof.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person, or (c) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person (other than operating leases).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or any Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Overadvance” has the meaning assigned to such term in Section 2.05(b).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Paid in Full” or “Payment in Full” means, (a) the indefeasible payment in full in cash of all outstanding Loans and LC Disbursements, together with accrued and unpaid interest thereon, (b) the termination, expiration, or cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Administrative Agent of a cash deposit, or at the discretion of the Administrative Agent a backup standby letter of credit reasonably satisfactory to the Administrative Agent and the Issuing Bank, in an amount equal to 103% of the LC Exposure as of the date of such payment), (c) the indefeasible payment in full in cash of the accrued and unpaid fees, (d) the indefeasible payment in full in cash of all reimbursable expenses and other Obligations (other than Unliquidated Obligations for which no claim has been made and other obligations expressly stated to survive such payment and termination of this Agreement), together with accrued and unpaid interest thereon, (e) the termination of all Commitments, and (f) the termination of the Swap Agreement Obligations and the Banking Services Obligations or entering into other arrangements satisfactory to the Secured Parties counterparties thereto.

“Parent” means Gogo Inc., a Delaware corporation.

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“Payment Conditions” shall be deemed to be satisfied in connection with a proposed designated action if:

(a) no Default has occurred and is continuing or would result immediately after giving effect to such proposed designated action;

(b) immediately after giving effect to such proposed designated action, the Loan Parties shall have (i) (A) Specified Availability on the date of, and at all times during the thirty (30) day period immediately prior to, such proposed designated action, calculated on a pro forma basis after giving effect to such proposed designated action of not less than the greater of (1) 20%

of the Revolving Commitment or (2) $6,000,000, and (B) a Fixed Charge Coverage Ratio for the most recently completed twelve month period for which a Compliance Certificate has been delivered calculated on a pro forma basis after giving effect to such proposed designated action of not less than 1.10 to 1.00 or (ii) Specified Availability on the date of, and at all times during the thirty (30) day period immediately prior to, such proposed designated action, calculated on a pro forma basis after giving effect to such proposed designated action of not less than the greater of (A) 25% of the Revolving Commitment or (B) $7,500,000; and

(c) the Parent shall have delivered to the Administrative Agent a certificate in form and substance reasonably satisfactory to the Administrative Agent certifying as to the items described in (a) and (b) above and attaching calculations for item (b).

If any proposed designated action involves a Disposition (including by way of an Investment or a Restricted Payment) of Accounts of a Borrowing Base Party, the Parent shall deliver to the Administrative Agent an update to the most recently delivered Borrowing Base Certificate giving pro forma effect to such Disposition, and the Borrowing Base shall be so adjusted prior to computing Specified Availability for purposes of this definition.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means any Acquisition by the Parent or any of its Subsidiaries in a transaction that satisfies each of the following requirements:

(a) such Acquisition is not a hostile or contested acquisition;

(b) the business acquired in connection with such Acquisition is not engaged, directly or indirectly, in any line of business other than the businesses in which the Loan Parties are engaged on the Effective Date and any business activities that are substantially similar, related, or incidental thereto;

(c) both before and after giving effect to such Acquisition, no Default exists or would result therefrom;

(d) both before and immediately after giving pro forma effect to such Acquisition, the Payment Conditions shall be satisfied; and

(e) with respect to each such Acquisition, all actions required to be taken with respect to any newly acquired or formed wholly owned Subsidiary of a Loan Party or assets in order to satisfy the requirements under Section 5.13 shall have been taken (or arrangements for the taking of such actions satisfactory to the Administrative Agent shall have been made).

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;

(b) carriers’, landlord’s, warehousemen’s, mechanics’, suppliers’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than sixty (60) days or are being contested in compliance with Section 5.04 and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

(c) pledges or deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations and other similar insurance-related obligations (including, without limitation, pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements);

(d) deposits to secure the performance of tenders, bids, trade contracts, leases, statutory obligations, bankers’ acceptances, surety and appeal bonds, performance bonds, government contracts, performance and return-of-money bonds and other obligations of a like nature, in each case in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

(e) judgment Liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII; and

(f) easements, zoning restrictions, rights-of-way and similar encumbrances, title defects or other irregularities on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of any Borrower or any Subsidiary;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness, except with respect to clause (e) above.

“Permitted Holder” means Oakleigh Thorne, Thorndale Farm, LLC or any of their respective Affiliates.

“Permitted Investments” means:

(a) U.S. Dollars, Canadian Dollars, Japanese yen, pounds sterling, euros or the national currency of any participating member state of the European Union and, with respect to any Foreign Subsidiary, other currencies held by such Foreign Subsidiary in the ordinary course of business;

(b) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the U.S. (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the U.S.) or any country that is a member of the European Union or any agency or instrumentality thereof, in each case with maturities not exceeding two years from the date of acquisition;

(c) investments in commercial paper maturing within 270 days from the date of acquisition, issued by a corporation (other than the Parent’s Affiliate) organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time as of which any Investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P;

(d) investments in certificates of deposit, bankers’ acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the U.S. or any State thereof or any foreign country recognized by the U.S., and which has a combined capital and surplus and undivided profits of not less than $500,000,000 (or the foreign currency equivalent thereof);

(e) repurchase agreements for underlying securities described in clause (b) and (d) above and entered into with a financial institution satisfying the criteria described in clause (d) above;

(f) securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or Moody’s;

(g) corporate debt securities with maturities of eighteen months or less from the date of acquisition and with a rating at the time as of which any Investment therein is made of “A3” (or higher) according to Moody’s or “A-” (or higher) according to S&P;

(h) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank organized under the laws of the United States or any state thereof and having a combined capital and surplus of not less than $500.0 million;

(i) direct obligations of a foreign government recognized by the United States of America with a maturity not more than twelve months from the date of acquisition and rated at least “A” by S&P;

(j) money market funds sponsored by a registered broker dealer or mutual fund distributor at least 95% of the assets of which are invested in the foregoing; and

(k) in the case of Investments by any Foreign Subsidiary, Investments of comparable tenor and credit quality to those described in the foregoing clauses (a) through (j) customarily utilized in the countries where such Foreign Subsidiary is located for short-term cash management purposes.

“Person” means any natural person, corporation, limited liability company, unlimited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“PPSA” means the Personal Property Security Act (British Columbia), including the regulations thereto, provided that, if perfection or the effect of perfection or non-perfection or the priority of any Lien created hereunder on the Collateral is governed by the personal property security legislation or other applicable legislation with respect to personal property security, in effect in a jurisdiction other than Ontario, “PPSA” means the Personal Property Security Act or such other applicable legislation (including the Civil Code of Quebec) in effect from time to time in such other jurisdiction for the purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Proceeds of Crime Act” means the Proceeds of Crime (Money Laundering) and Terrorist Financing Act, S.C. 2000, c. 17, as amended from time to time, and including all regulations thereunder.

“Processor Control Agreement” means, with respect to any Credit Card Processor providing credit card processing services for or on behalf of any Borrowing Base Party, an agreement in form and substance reasonably satisfactory to the Administrative Agent in its Permitted Discretion, executed and delivered by the applicable Borrowing Base Party, such Credit Card Processor and the Administrative Agent, pursuant to which such Credit Card Processor shall agree, among other things, to follow instructions originated by the Administrative Agent regarding amounts payable by such Credit Card Processor to such Borrowing Base Party pursuant to the applicable credit card processing agreement without the further consent of such Borrowing Base Party under circumstances specified therein, as such agreement may be amended, supplemented or otherwise modified from time to time.

“Projections” has the meaning assigned to such term in Section 5.01(f).

“Protective Advance” has the meaning assigned to such term in Section 2.04.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning assigned to it in Section 9.21.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Loan Guaranty or grant of the relevant security interest becomes or would become effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, or any combination thereof (as the context requires).

“Refinance Indebtedness” has the meaning assigned to such term in Section 6.01(f).

“Register” has the meaning assigned to such term in Section 9.04(b).

“Regulation D” means Regulation D of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, members, trustees, employees, agents, administrators, managers, representatives and advisors of such Person and such Person’s Affiliates.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing or dumping of any substance into the environment.

“Report” means reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the assets of the Borrowing Base Parties from information furnished by or on behalf of the Borrowers, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent.

“Required Lenders” means, subject to Section 2.20, (a) at any time prior to the earlier of the Loans becoming due and payable pursuant to Article VII or the Commitments terminating or expiring, Lenders having Revolving Exposures and Unfunded Commitments representing more than 50% of the sum of the Aggregate Revolving Exposure and Unfunded Commitments at such time; provided that, as long as there are only two (2) or fewer Lenders, Required Lenders shall mean all Lenders; provided further that, solely for purposes of declaring the Loans to be due and payable pursuant to Article VII, the Unfunded Commitment of each Lender shall be deemed to be zero in determining the Required Lenders; and (b) for all purposes after the Loans become due and payable pursuant to Article VII or the Commitments expire or terminate, Lenders having Revolving Exposures representing more than 50% of the sum of the Aggregate Revolving Exposure at such time.

“Requirement of Law” means, with respect to any Person, (a) the charter, articles or certificate of organization or incorporation and bylaws or operating, management or partnership agreement, or other organizational or governing documents of such Person, (b) Payment Card Industry Data Security Standards and (c) any statute, law (including common law), treaty, rule, regulation, code, ordinance, order, decree, writ, judgment, injunction or determination of any arbitrator or court or other Governmental Authority (including Environmental Laws), in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” means, without duplication, any and all reserves which the Administrative Agent deems necessary, in its Permitted Discretion, to maintain (including, without limitation, reserves for accrued and unpaid interest on the Obligations, Banking Services Reserves (without duplication of any Applicable Ancillary Obligations Reserve), the Canadian Priority Payable Reserve, volatility reserves, reserves for dilution of Accounts and/or Credit Card Receivables, reserves for Swap Agreement Obligations (without duplication of any Applicable Ancillary Obligations Reserve), reserves for contingent liabilities of any Borrowing Base Party, reserves for uninsured losses of any Borrowing Base Party, reserves for uninsured, underinsured, un-indemnified or under-indemnified liabilities or potential liabilities with respect to any litigation and reserves for taxes, fees, assessments, and other governmental charges) with respect to the Collateral consisting of a type that is included in the Borrowing Base or any Borrowing Base Party.

“Responsible Officer” means the president or Financial Officer of a Borrower, it being understood that any such Person shall have been identified on a properly completed Appointment of Designated Authority Letter that has been executed and delivered to the Administrative Agent.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Parent or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or any option, warrant or other right to acquire any such Equity Interests.

“Revolving Commitment” means, with respect to each Lender, the amount set forth on the Commitment Schedule opposite such Lender’s name, or in the Assignment and Assumption or other documentation or record (as such term is defined in Section 9-102(a)(70) of the New York Uniform Commercial Code) as provided in Section 9.04(b)(ii)(C) pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable, as such Revolving Commitment may be reduced or increased from time to time pursuant to (a) Section 2.09 and (b) assignments by or to such Lender pursuant to Section 9.04; provided, that at no time shall the Revolving Exposure of any Lender exceed its Revolving Commitment.

“Revolving Exposure” means, with respect to any Lender at any time, the sum of (a) the outstanding principal amount of such Lender’s Revolving Loans, its LC Exposure and its Swingline Exposure at such time, plus (b) an amount equal to its Applicable Percentage of the aggregate principal amount of Protective Advances outstanding at such time, plus (c) an amount equal to its Applicable Percentage of the aggregate principal amount of Overadvances outstanding at such time.

“Revolving Lender” means, as of any date of determination, a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Loan” means a Loan made pursuant to Section 2.01(a).

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sale and Leaseback Transaction” has the meaning assigned to such term in Section 6.06.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any comprehensive Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or any European Union member state or Her Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country, (c) Canadian Blocked Persons, (d) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a), (b), or (c), and (e) any Person otherwise the target of any Sanctions.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom, the federal government of Canada.

“SEC” means the Securities and Exchange Commission of the U.S.

“Secured Obligations” means all Obligations, together with all (a) Banking Services Obligations and (b) Swap Agreement Obligations owing to one or more Lenders or their respective Affiliates; provided, however, that the definition of “Secured Obligations” shall not create any guarantee by any Loan Guarantor of (or grant of security interest by any Loan Guarantor to support, as applicable) any Excluded Swap Obligations of such Loan Guarantor for purposes of determining any obligations of any Loan Guarantor.

“Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) Indebtedness of the Parent and its Subsidiaries on such date that is secured by a Lien on property thereof to (b) EBITDA for the period of four (4) consecutive fiscal quarters for which financial statements have been delivered pursuant to Section 5.01 ending immediately prior to such date.

“Secured Parties” means (a) the Administrative Agent, (b) the Lenders, (c) each Issuing Bank, (d) each provider of Banking Services, to the extent the Banking Services Obligations in respect thereof constitute Secured Obligations, (e) each counterparty to any Swap Agreement, to the extent the obligations thereunder constitute Secured Obligations, (f) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document, and (g) the successors and assigns of each of the foregoing.

“Senior Secured Notes” means the Borrowers’ existing 9.875% Senior Secured Notes due 2024 and issued pursuant to the Senior Secured Notes Indenture and as may be replaced or refinanced in whole or in part in accordance with the terms hereof.

“Senior Secured Notes Documents” means, collectively, the Senior Secured Notes, the Senior Secured Notes Indenture and all other agreements, instruments, documents and certificates executed and/or delivered in connection therewith (including any and all collateral documents), as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and of the Senior Secured Notes Intercreditor Agreement.

“Senior Secured Notes Indenture” means that certain Indenture dated as of April 25, 2019, among the Borrowers, as the issuers thereunder, the guarantors party thereto, and U.S. Bank National Association, as trustee and collateral agent, as the same may be amended, restated, supplemented or otherwise modified from time to time and as replaced or refinanced in whole or in part in accordance with the terms hereof and of the Senior Secured Notes Intercreditor Agreement.

“Senior Secured Notes Intercreditor Agreement” means that certain Crossing Lien Intercreditor Agreement, dated as of the Effective Date, between the Senior Secured Note Representative, as the “Cash Flow Representative” thereunder, and the Administrative Agent, as the “ABL Representative” thereunder, as the same may be amended, restated, supplemented or otherwise modified form time to time in accordance with the term hereof.

“Senior Secured Notes Representative” means U.S. Bank, National Association, in its capacity as collateral agent for the holders of Senior Secured Notes (or any successor agent thereunder or under any replacement thereof).

“Senior Secured Notes Obligations” means the Indebtedness and other obligations of the Parent and its Subsidiaries under the Senior Secured Notes Documents.

“Senior Secured Notes Priority Collateral” has the meaning assigned to the term “Cash Flow Priority Collateral” in the Senior Secured Notes Intercreditor Agreement.

“Settlement” has the meaning assigned to such term in Section 2.05(d).

“Settlement Date” has the meaning assigned to such term in Section 2.05(d).

“Specified Availability” means, at any time, an amount equal to (a) the lesser of (i) the Aggregate Revolving Commitment minus the Applicable Ancillary Obligations Reserve and (ii) the Borrowing Base, plus (b) an amount, if positive, by which the Borrowing Base exceeds the amount in clause (i) (not to exceed $1,500,000), minus (c) the Aggregate Revolving Exposure (calculated, with respect to any Defaulting Lender, as if such Defaulting Lender had funded its Applicable Percentage of all outstanding Borrowings).

“Specified Transaction” means any (a) Disposition of assets having an aggregate fair market value equal to or in excess of $15,000,000, or (b) Acquisition for aggregate consideration equal to or in excess of $15,000,000.

“Spot Rate” has the meaning assigned to such term in the definition of Dollar Equivalent.

“Standby LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all standby Letters of Credit outstanding at such time plus (b) the aggregate amount of all LC Disbursements relating to standby Letters of Credit that have not yet been reimbursed by or on behalf of the Borrowers at such time. The Standby LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the aggregate Standby LC Exposure at such time.

“Statements” has the meaning assigned to such term in Section 2.18(f).

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) established by the Federal Reserve Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D). Such reserve percentages shall include those imposed pursuant to Regulation D of the Board. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D of the Board or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” of a Person means any Indebtedness of such Person the payment of which is contractually subordinated to payment of the Secured Obligations to the reasonable satisfaction of the Administrative Agent. For the avoidance of doubt, the Senior Secured Notes Obligations do not constitute Subordinated Indebtedness pursuant to the terms thereof in effect on the Effective Date.

“subsidiary” means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding voting power is owned, controlled or held directly or indirectly, by such Person and/or one or more other Subsidiaries of such Person.

“Subsidiary” means any direct or indirect subsidiary of the Parent or another Loan Party, as applicable.

“Supermajority Lenders” means, subject to Section 2.20, (a) at any time prior to the earlier of the Loans becoming due and payable pursuant to Article VII or the Commitments terminating or expiring, Lenders having Revolving Exposures and Unfunded Commitments representing more than 80% of the sum of the Aggregate Revolving Exposure and Unfunded Commitments at such time; provided that, solely for purposes of declaring the Loans to be due and payable pursuant to Article VII, the Unfunded Commitment of each Lender shall be deemed to be zero in determining the Required Lenders; and (b) for all purposes after the Loans become due and payable pursuant to Article VII or the Commitments expire or terminate, Lenders having Revolving Exposures representing more than 80% of the sum of the Aggregate Revolving Exposure at such time.

“Supported QFC” has the meaning assigned to it in Section 9.21.

“Swap Agreement” means any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrowers or the Subsidiaries shall be a Swap Agreement.

“Swap Agreement Obligations” means any and all obligations of the Loan Parties (other than Parent), whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements permitted hereunder with the Administrative Agent, a Lender or an Affiliate of the Administrative Agent or a Lender, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction permitted hereunder with the Administrative Agent, a Lender or an Affiliate of the Administrative Agent or a Lender; provided, that, in the case of clause (a) or (b), the Administrative Agent has been notified of such obligations pursuant to Section 2.22.

“Swap Obligation” means, with respect to any Loan Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include a Lender or any Affiliate of a Lender).

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means JPMCB, in its capacity as lender of Swingline Loans hereunder. Any consent required of the Administrative Agent or the Issuing Bank shall be deemed to be required of the Swingline Lender and any consent given by JPMCB in its capacity as Administrative Agent or Issuing Bank shall be deemed given by JPMCB in its capacity as Swingline Lender.

“Swingline Loan” has the meaning assigned to such term in Section 2.05(a).

“Syndication Agent” means Morgan Stanley Senior Funding, Inc.

“Target Balance” has the meaning assigned to such term in the DDA Access Product Agreement.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), value added taxes, or any other goods and services, use or sales taxes, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Leverage Ratio” means, on any date of determination, the ratio of (a) the aggregate principal amount of Indebtedness of the Parent and its consolidated Subsidiaries on such date to (b) EBITDA for the period of four (4) consecutive fiscal quarters for which financial statements have been delivered pursuant to Section 5.01 ending immediately prior to such date.

“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Twelve Month Period” has the meaning assigned to such term in Section 1.06(b).

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the ABR.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or in any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“Unbilled Account” means an Account in respect of which no invoice for such Account has been issued to the related Account Debtor.

“Unfinanced Capital Expenditures” means, for any period, Capital Expenditures paid in cash during such period which are financed with Internally Generated Cash.

“Unfunded Commitment” means, with respect to each Lender, the Revolving Commitment of such Lender less its Revolving Exposure.

“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (a) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (b) any other obligation (including any guarantee) that is contingent in nature at such time; or (c) an obligation to provide collateral to secure any of the foregoing types of obligations.

“U.S.” means the United States of America.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Security Agreement” means that certain ABL Collateral Agreement (including any and all supplements thereto), dated as of the date hereof, among the Loan Parties and the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, and any other pledge or security agreement governed by the laws of a jurisdiction located within the United States, entered into, after the date of this Agreement by any other Loan Party (as required by this Agreement or any other Loan Document) or any other Person for the benefit of the Administrative Agent and the other Secured Parties, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“U.S. Special Resolution Regime” has the meaning assigned to it in Section 9.21.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“Vendor Financing Arrangement” means any supply chain financing arrangement, structured vendor payable program, payables financing arrangement, reverse factoring arrangement or any other similar arrangement or program pursuant to which the Parent or any of its Loan Party Subsidiaries provides a vendor an option to factor such vendor’s receivables from the Parent or such Loan Party Subsidiary to a bank or financial institution, in each case, with respect to property or assets used in the ordinary course of the Parent’s or its Loan Party Subsidiaries’ business.

“wholly owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply) and all judgments, orders and decrees of all Governmental Authorities. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignments set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (f) any reference in any definition to the phrase “at any time” or “for any period” shall refer to the same time or period for all calculations or determinations within such definition, (g) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (h) any reference to any IRS form shall be construed to include any successor form.

For purposes of any Collateral located in the Province of Quebec or charged by any deed of hypothec (or any other Loan Document) and for all other purposes pursuant to which the interpretation or construction of a Loan Document may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Québec, (q) “personal property” shall be deemed to include “movable property”, (r) “real property” shall be deemed to include “immovable property”, (s) “tangible property” shall be deemed to include “corporeal property”, (t) “intangible property” shall be deemed to include “incorporeal property”, (u) “security interest” and “mortgage” shall be deemed to include a “hypothec”, (v) all references to filing, registering or recording under the UCC or the PPSA shall be deemed to include publication under the Civil Code of Québec, (w) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to the “opposability” of such Liens to third parties, (x) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (y) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, and (z) an “agent” shall be deemed to include a “mandatary”.

SECTION 1.04. Accounting Terms; GAAP. (a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if after the date hereof there occurs any change in GAAP or in the application thereof on the operation of any provision hereof and the Borrower Representative notifies the Administrative Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of such change in GAAP or in the application thereof (or if the Administrative Agent notifies the Borrower Representative that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Parent or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Financial Accounting Standards Board Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

(b) Notwithstanding anything to the contrary contained in Section 1.04(a) or in the definition of “Capital Lease Obligations,” any change in accounting for leases pursuant to GAAP resulting from the adoption of Financial Accounting Standards Board Accounting Standards Update No. 2016-02, Leases (Topic 842), to the extent such adoption would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2018, such lease shall not be considered a capital lease, and all calculations and deliverables under this Agreement or any other Loan Document shall be made or delivered, as applicable, in accordance therewith.

SECTION 1.05. Interest Rates; LIBOR Notifications. The interest rate on Eurodollar Loans is determined by reference to the LIBO Rate, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurodollar Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. In the event that the London interbank offered rate is no longer available or in certain other circumstances as set forth in Section 2.14(c) of this Agreement, such Section 2.14(c) provides a mechanism for determining an alternative rate of interest. The Administrative Agent will notify the Borrower Representative, pursuant to Section 2.14, in advance of any change to the reference rate upon which the interest rate on Eurodollar Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBO Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant to Section 2.14(c), will be similar to, or produce the same value or economic equivalence of, the LIBO Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

SECTION 1.06. Pro Forma Calculations. (a) Notwithstanding anything to the contrary herein, the Fixed Charge Coverage Ratio, Total Leverage Ratio and Secured Leverage Ratio for purposes of any covenant herein shall be calculated in the manner prescribed by this Section 1.06.

(b) In the event that since the beginning of the then most recent applicable twelve fiscal month period ending prior to the date for which such Person’s financial statements have been delivered (such applicable four fiscal quarter period being the “Twelve Month Period”) the Parent or any of its Subsidiaries has incurred any Indebtedness that remains outstanding or repaid, prepaid or redeemed any Indebtedness (other than ordinary working capital borrowings), or the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio, Total Leverage Ratio or Secured Leverage Ratio is an incurrence or repayment, prepayment or redemption of Indebtedness, Interest Expense, Total Indebtedness, Secured Indebtedness and EBITDA for such period shall be calculated after giving effect on a pro forma basis to such incurrence or repayment, prepayment or redemption as if such Indebtedness was incurred or repaid on the first day of such period, provided that, in the event of any such repayment of Indebtedness, EBITDA for such period shall be calculated as if the Parent or such Subsidiary had not earned any interest income actually earned during such period in respect of the funds used to repay such Indebtedness.

(c) In the event that since the beginning of the Twelve Month Period the Parent are then available (1) a Specified Transaction has occurred, (2) the transaction giving rise to the need to calculate the Fixed Charge Coverage Ratio, Total Leverage Ratio or Secured Leverage Ratio is such a Specified Transaction, or (3) since the beginning of such period any Person (that subsequently became a Subsidiary or was merged with or into the Parent or any Subsidiary since the beginning of such period) shall have made such a Specified Transaction, EBITDA for such period shall be calculated after giving pro forma effect to such Specified Transactions as if such Specified Transactions occurred on the first day of such period.

(d) Whenever pro forma effect is to be given to a Specified Transaction, the pro forma calculations shall be determined in good faith by the Financial Officer of the Parent and if cost savings and other operating expense reductions and improvements have been realized with respect to such Specified Transaction or are reasonably expected to be realized within twelve (12) months of such Specified Transaction, such savings, reductions and improvements may be included in the pro forma calculations to the extent permitted to be reflected in pro forma financial statements under Article 11 of Regulation S-X promulgated by the SEC, except that any such pro forma calculation may include cost savings and other operating expense reductions and improvements for such period attributable to such Specified Transaction (including, without limitation, cost savings and other operating expense reductions and improvements attributable to execution or termination of any contract, reduction of costs related to administrative functions and networks, the termination of any employees or the closing of any facility) that have been realized or for which all steps necessary for the realization of which have been taken or are reasonably expected to be taken within twelve (12) months following such transaction; provided, that (i) a Financial Officer of the Parent shall deliver an officer’s certificate certifying the amount of such adjustments and that such adjustments satisfy all of the requirements set forth in this Section 1.06(d), (ii) the aggregate amount of any such adjustments in any Twelve Month Period, when aggregated with all amounts added back to Net Income in reliance on clauses (b)(v) and (b)(vi) of the definition of EBITDA for such Twelve Month Period, shall not exceed fifteen percent (15%) of EBITDA for such Twelve Month Period (calculated before giving effect to any adjustments under this Section 1.06(d) and clauses (b)(v) and (b)(vi) of the definition of EBITDA) and (iii) such adjustments shall be without duplication of any costs, expenses or adjustments that are already included in the calculation of EBITDA.

SECTION 1.07. Status of Obligations.

(a) In the event that the Parent or any other Loan Party shall at any time issue or have outstanding any Subordinated Indebtedness, the Parent shall take or cause such other Loan Party to take all such actions as shall be necessary to cause the Secured Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Indebtedness and to enable the Administrative Agent and the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness. Without limiting the foregoing, the Secured Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” and words of similar import under and in respect of any indenture or other agreement or instrument under which such Subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.

(b) For so long as the Senior Secured Notes Indenture is in effect, (i) the Secured Obligations shall at all times constitute “ABL Obligations” under and as defined therein and shall be permitted to exist under Section 4.09(b)(13)) thereof or any successor provision that is no more restrictive than such Section, and (ii) the Liens on Collateral granted in favor of the Administrative Agent for the benefit of itself and the Secured Parties pursuant to the Collateral Documents shall be permitted to exist under clause (a)(1)(i)(B) of the definition of “Permitted Liens” therein or any successor provisions that are no more restrictive than such clause.

SECTION 1.08. Divisions. Any reference herein to (i) a transfer, assignment, sale, conveyance or disposition, or similar term, shall be deemed to apply to a division of or by a limited liability company, limited partnership or trust, or an allocation of assets to a series of a limited liability company, limited partnership or trust (a “Division”), as if it were a transfer, assignment, sale, conveyance or disposition, or similar term, as applicable, to a separate Person, and (ii) a merger, amalgamation or consolidation, or similar term, shall be deemed to apply to a Division, or the unwinding of such a Division, as if it were a merger, amalgamation or consolidation, or similar term, as applicable, with a separate Person.

SECTION 1.09. Exchange Rates; Currency Equivalents.

(a) Without limiting the other terms of this Agreement, the calculations and determinations under this Agreement of any amount in any currency other than Dollars shall be deemed to refer to the Dollar Equivalent thereof, as the case may be, and all Borrowing Base Certificates delivered under this Agreement shall express such calculations or determinations in Dollars or the Dollar Equivalent thereof, as the case may be. Each requisite currency translation shall be based on the Spot Rate.

(b) For purposes of this Agreement and the other Loan Documents, the Dollar Equivalent of the Borrowing Base any Obligations, if relevant, shall be determined in accordance with the terms of this Agreement. Such Dollar Equivalent shall become effective as of the revaluation date for the Borrowing Base or any other Obligations and shall be the Dollar Equivalent employed in converting any amounts between the applicable currencies until the next revaluation date to occur for the Borrowing Base or other Obligations.

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender severally (and not jointly) agrees to make Revolving Loans in dollars to the Borrowers from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment or (ii) the Aggregate Revolving Exposure exceeding the lesser of (x) the Aggregate Revolving Commitment minus the Applicable Ancillary Obligations Reserve and (y) the Borrowing Base, subject to the Administrative Agent’s authority, in its sole discretion, to make Protective Advances and Overadvances pursuant to the terms of Sections 2.04 and 2.05. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.

SECTION 2.02. Loans and Borrowings. (a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. Any Protective Advance, any Overadvance and any Swingline Loan shall be made in accordance with the procedures set forth in Sections 2.04 and 2.05.

(b) Subject to Section 2.14, each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower Representative may request in accordance herewith, provided that all Borrowings made on the Effective Date must be made as ABR Borrowings but may be converted into Eurodollar Borrowings in accordance with Section 2.08. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.14, 2.15, 2.16 and 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000. ABR Borrowings may be in any amount. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 6 Eurodollar Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower Representative shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03. Requests for Borrowings. To request a Borrowing, the Borrower Representative shall notify the Administrative Agent of such request either in writing (delivered by hand or fax) by delivering a Borrowing Request in substantially the form of Exhibit B and signed by a Responsible Officer of the Borrower Representative or through Electronic System if arrangements for doing so have been approved by the Administrative Agent (or if an Extenuating Circumstance shall exist, by telephone) not later than (a) in the case of a Eurodollar Borrowing, 12:00p.m. Chicago time, three (3) Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, 12:00p.m. Chicago time, on the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 9:00 a.m., Chicago time, on the date of such proposed Borrowing. Each such Borrowing Request shall be irrevocable and each such telephonic Borrowing Request, if permitted, shall be confirmed immediately upon the cessation of the Extenuating Circumstance by hand delivery, facsimile or a communication through Electronic System to the Administrative Agent of a written Borrowing Request substantially in the form of Exhibit B and signed by a Responsible Officer of the Borrower Representative. Each such written (or if permitted, telephonic) Borrowing Request shall specify the following information:

(i) the name of the applicable Borrower(s);

(ii) the aggregate amount of the requested Borrowing and a breakdown of the separate wires comprising such Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(v) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period.”

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the applicable Borrower(s) shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Protective Advances. (a) Subject to the limitations set forth below, the Administrative Agent is authorized by the Borrowers and the Lenders, from time to time in the Administrative Agent’s sole discretion (but shall have absolutely no obligation to), to make Loans to the Borrowers, on behalf of all Lenders, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by the Borrowers pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 9.03) and other sums payable under the Loan Documents (any of such Loans are herein referred to as “Protective Advances”); provided that, the aggregate amount of Protective Advances outstanding at any time shall not at any time exceed the greater of (x) $3,000,000 and (y) 10% of the sum of the Aggregate Revolving Exposure and Unfunded Commitments; provided further that, the Aggregate Revolving Exposure after giving effect to the Protective Advances being made shall not exceed the Aggregate Revolving Commitment minus the Applicable Ancillary Obligations Reserve. Protective Advances may be made even if the conditions precedent set forth in Section 4.02 have not been satisfied. The Protective Advances shall be secured by the Liens in favor of the Administrative Agent in and to the Collateral and shall constitute Obligations hereunder. All Protective Advances shall be ABR Borrowings. The making of a Protective Advance on any one occasion shall not obligate the Administrative Agent to make any Protective Advance on any other occasion. The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. At any time that there is sufficient Availability and the conditions precedent set forth in Section 4.02 have been satisfied, the Administrative Agent may request the Revolving Lenders to make a Revolving Loan to repay a Protective Advance. At any other time the Administrative Agent may require the Lenders to fund their risk participations described in Section 2.04(b).

(b) Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent, without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Applicable Percentage. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance.

SECTION 2.05. Swingline Loans and Overadvances.

(a) The Administrative Agent, the Swingline Lender and the Revolving Lenders agree that in order to facilitate the administration of this Agreement and the other Loan Documents, promptly after the Borrower Representative requests an ABR Borrowing, the Swingline Lender may elect to have the terms of this Section 2.05(a) apply to such Borrowing Request by advancing, on behalf of the Revolving Lenders and in the amount requested, same day funds to the Borrowers, on the date of the applicable Borrowing to the Funding Account(s) (each such Loan made solely by the Swingline Lender pursuant to this Section 2.05(a) is referred to in this Agreement as a “Swingline Loan”), with settlement among them as to the Swingline Loans to take place on a periodic basis as set forth in Section 2.05(d). Each Swingline Loan shall be subject to all the terms and conditions applicable to other ABR Loans funded by the Revolving Lenders, except that all payments thereon shall be payable to the Swingline Lender solely for its own account. In addition, the Borrowers hereby authorize the Swingline Lender to, and the Swingline Lender may, subject to the terms and conditions set forth herein (but without any further written notice required), not later than 1:00 p.m., Chicago time, on each Business Day, make available to the Borrowers by means of a credit to the Funding Account(s), the proceeds of a Swingline Loan to the extent necessary to pay items to be drawn on any Controlled Disbursement Account that Business Day; provided that, if on any Business Day there is insufficient borrowing capacity to permit the Swingline Lender to make available to the Borrowers a Swingline Loan in the amount necessary to pay all items to be so drawn on any such Controlled Disbursement Account on such Business Day, then the Borrowers shall be deemed to have requested an ABR Borrowing pursuant to Section 2.03 in the amount of such deficiency to be made on such Business Day. In addition, the Borrowers hereby authorize the Swingline Lender to, and the Swingline Lender shall, subject to the terms and conditions set forth herein (but without any further written notice required), to the extent that from time to time on any Business Day funds are required under the DDA Access Product to reach the Target Balance (a “Deficiency Funding Date”), make available to the applicable Borrower the proceeds of a Swingline Loan in the amount of such deficiency up to the Target Balance, by means of a credit to the applicable Funding Account on or before the start of business on the next succeeding Business Day, and such Swingline Loan shall be deemed made on such Deficiency Funding Date. The aggregate amount of Swingline Loans outstanding at any time shall not exceed $5,000,000. The Swingline Lender shall not make any Swingline Loan if the requested Swingline Loan exceeds Availability (before or after giving effect to such Swingline Loan). All Swingline Loans shall be ABR Borrowings.

(b) Any provision of this Agreement to the contrary notwithstanding, at the request of the Borrower Representative, the Administrative Agent may in its sole discretion (but with absolutely no obligation) and with the consent of the Required Lenders, on behalf of the Revolving Lenders, (x) make Revolving Loans to the Borrowers in amounts that exceed Availability (any such excess Revolving Loans are herein referred to collectively as “Overadvances”) or (y) deem the amount of Revolving Loans outstanding to the Borrowers that are in excess of Availability to be Overadvances; provided that, no Overadvance shall result in a Default due to Borrowers’ failure to comply with Section 2.01 for so long as such Overadvance remains outstanding in accordance with the terms of this paragraph, but solely with respect to the amount of such Overadvance. In addition, Overadvances may be made even if the condition precedent set forth in Section 4.02(c) has not been satisfied. All Overadvances shall constitute

ABR Borrowings. The making of an Overadvance on any one occasion shall not obligate the Administrative Agent to make any Overadvance on any other occasion. The authority of the Administrative Agent to make Overadvances is limited to an aggregate amount not to exceed the greater of $3,000,000 and 10% of the sum of the Aggregate Revolving Exposure and Unfunded Commitments at such time at any time, no Overadvance may remain outstanding beyond the date on which the Administrative Agent makes demand for repayment thereof, and no Overadvance shall cause any Revolving Lender’s Revolving Exposure to exceed its Revolving Commitment; provided that, the Required Lenders may at any time revoke the Administrative Agent’s authorization to make Overadvances. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof.

(c) Upon the making of a Swingline Loan or an Overadvance (whether before or after the occurrence of a Default and regardless of whether a Settlement has been requested with respect to such Swingline Loan or Overadvance), each Revolving Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Swingline Lender or the Administrative Agent, as the case may be, without recourse or warranty, an undivided interest and participation in such Swingline Loan or Overadvance in proportion to its Applicable Percentage of the Revolving Commitment. The Swingline Lender or the Administrative Agent, as applicable, may, at any time, require the Revolving Lenders to fund their participations. From and after the date, if any, on which any Revolving Lender is required to fund its participation in any Swingline Loan or Overadvance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Swingline Loan or Overadvance.

(d) The Administrative Agent, on behalf of the Swingline Lender, shall request settlement (a “Settlement”) with the Revolving Lenders on at least a weekly basis or on any date that the Administrative Agent elects, by notifying the Revolving Lenders of such requested Settlement by facsimile, telephone, or e-mail no later than 12:00 noon Chicago time on the date of such requested Settlement (the “Settlement Date”). Each Revolving Lender (other than the Swingline Lender, in the case of the Swingline Loans) shall transfer the amount of such Revolving Lender’s Applicable Percentage of the outstanding principal amount of the applicable Loan with respect to which Settlement is requested to the Administrative Agent, to such account of the Administrative Agent as the Administrative Agent may designate, not later than 2:00 p.m., Chicago time, on such Settlement Date. Settlements may occur during the existence of a Default and whether or not the applicable conditions precedent set forth in Section 4.02 have then been satisfied. Such amounts transferred to the Administrative Agent shall be applied against the amounts of the Swingline Lender’s Swingline Loans and, together with Swingline Lender’s Applicable Percentage of such Swingline Loan, shall constitute Revolving Loans of such Revolving Lenders, respectively. If any such amount is not transferred to the Administrative Agent by any Revolving Lender on such Settlement Date, the Swingline Lender shall be entitled to recover from such Lender on demand such amount, together with interest thereon, as specified in Section 2.07.

SECTION 2.06. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower Representative may request the issuance of Letters of Credit for its own account or for the account of another Borrower denominated in dollars as the applicant thereof for the support of its or its Subsidiaries’ obligations, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period and the Issuing Bank may, but shall have no obligation, to issue such requested Letters of Credit pursuant to this Agreement. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Letter of Credit Agreement, the terms and conditions of this Agreement shall control. Notwithstanding anything herein to the contrary, the Issuing Bank shall have no obligation hereunder to issue, and shall not issue, any Letter of Credit (i) the proceeds of which would be made available to any

Person (A) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions or (B) in any manner that would result in a violation of any Sanctions by any party to this Agreement, (ii) if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Requirement of Law relating to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the Issuing Bank in good faith deems material to it, or (iii) if the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed not to be in effect on the Effective Date for purposes of clause (ii) above, regardless of the date enacted, adopted, issued or implemented.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower Representative shall deliver by hand or facsimile (or transmit through Electronic System, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of, but in any event no less than three (3) Business Days prior (or such shorter period as may be agreed by the Administrative Agent and such Issuing Bank in its reasonable discretion) to the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. In addition, as a condition to any such Letter of Credit issuance, the applicable Borrower shall have entered into a continuing agreement (or other letter of credit agreement) for the issuance of letters of credit and/or shall submit a letter of credit application in each case, as required by the Issuing Bank and using such Issuing Bank’s standard form (each, a “Letter of Credit Agreement”). A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the aggregate LC Exposure shall not exceed $5,000,000, (ii) no Revolving Lender’s Revolving Exposure shall exceed its Revolving Commitment and (iii) the Aggregate Revolving Exposure shall not exceed the lesser of the Aggregate Revolving Commitment and the Borrowing Base.

(c) Expiration Date. Each Letter of Credit shall expire (or be subject to termination or non-renewal by notice from the Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, including, without limitation, any automatic renewal provision, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Revolving Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrowers on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrowers for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrowers shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 11:00 a.m., Chicago time, on (a) (i) the Business Day that the Borrower Representative receives notice of such LC Disbursement, if such notice is received prior to 9:00 a.m., Chicago time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower Representative receives such notice, if such notice is received after 9:00a.m. Chicago time on the day of receipt; provided that the Borrowers may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Borrowers fail to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrowers in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrowers, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrowers pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrowers of their obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrowers’ joint and several obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein or herein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) any payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder. None of the Administrative Agent, the Revolving Lenders, the Issuing Bank or any of their respective Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by any Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the applicable Borrower by telephone (confirmed by fax or through Electronic Systems) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrowers shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrowers reimburse such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans and such interest shall be payable on the date when such reimbursement is due; provided that, if the Borrowers fail to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement and Resignation of an Issuing Bank. (i) The Issuing Bank may be replaced at any time by written agreement among the Borrower Representative, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (A) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (B) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(ii) Subject to the appointment and acceptance of a successor Issuing Bank, the Issuing Bank may resign as an Issuing Bank at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrower Representative and the Lenders, in which case, such resigning Issuing Bank shall be replaced in accordance with clause (i) of Section 2.06(i) above.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower Representative receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the aggregate LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrowers shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders (the “LC Collateral Account”), an amount in cash equal to 103% of the amount of the LC Exposure as of such date plus accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in clause (h) or (i) of Article VII. Such Borrower also shall deposit cash collateral in accordance with this paragraph as and to the extent required by Sections 2.10(b), 2.11(b) or 2.20. Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the LC Collateral Account and the Borrowers hereby grant the Administrative Agent a security interest in the LC Collateral Account and all money or other assets on deposit therein or credited thereto. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the LC Collateral Account. Moneys in the LC Collateral Account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the aggregate LC Exposure), be applied to satisfy other Secured Obligations. If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default or Cash Dominion Period pursuant to Section 2.10(b), such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers within three (3) Business Days after all such Events of Default have been cured or waived or such Cash Dominion Period is no longer in existence as confirmed in writing by the Administrative Agent.

(k) Issuing Bank Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions, amendments and renewals, all expirations and cancelations and all disbursements and reimbursements, (ii) reasonably prior to the time that such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the stated amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date and amount of such LC Disbursement, (iv) on any Business Day on which any Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such LC Disbursement, and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.

(l) LC Exposure Determination. For all purposes of this Agreement, the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at the time of determination.

(m) Letters of Credit Issued for Account of Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder supports any obligations of, or is for the account of, the Parent or a Subsidiary, or states that the Parent or a Subsidiary is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of the Issuing Bank (whether arising by contract, at law, in equity or otherwise) against the Parent or such Subsidiary in respect of such Letter of Credit, the Borrowers (i) shall reimburse, indemnify and compensate the Issuing Bank hereunder for such Letter of Credit (including to reimburse any and all drawings thereunder) as if such Letter of Credit had been issued solely for the account of a Borrower and (ii) irrevocably waives to the fullest extent permitted by applicable law any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of the Parent or such Subsidiary in respect of such Letter of Credit. Each Borrower hereby acknowledges that the issuance of such Letters of Credit for the Parent or its Subsidiaries inures to the benefit of the Borrowers, and that each Borrower’s business derives substantial benefits from the businesses of the Parent or such Subsidiaries.

SECTION 2.07. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by such Lender hereunder on the proposed date thereof solely by wire transfer of immediately available funds by 2:00 p.m., Chicago time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Applicable Percentage; provided that Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent will make such Loans available to the Borrower Representative by promptly crediting the funds so received in the aforesaid account of the Administrative Agent to the Funding Account; provided that ABR Revolving Loans made to finance the reimbursement of (i) an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank and (ii) a Protective Advance or an Overadvance shall be retained by the Administrative Agent.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers each severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the

NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of the Borrowers, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing, provided, that any interest received from a Borrower by the Administrative Agent during the period beginning when Administrative Agent funded the Borrowing until such Lender pays such amount shall be solely for the account of the Administrative Agent.

SECTION 2.08. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower Representative may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower Representative may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, Overadvances or Protective Advances, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower Representative shall notify the Administrative Agent of such election either in writing (delivered by hand or fax) by delivering an Interest Election Request signed by a Responsible Officer of the Borrower Representative or through Electronic System if arrangements for doing so have been approved by the Administrative Agent (or if an Extenuating Circumstance shall exist, by telephone) by the time that a Borrowing Request would be required under Section 2.03 if the Borrowers were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable and each such telephonic Interest Election Request, if permitted, shall be confirmed immediately upon the cessation of the Extenuating Circumstance by hand delivery, Electronic System or facsimile to the Administrative Agent of a written Interest Election Request substantially in the form of Exhibit G and signed by a Responsible Officer of the Borrower Representative.

(c) Each written (or if permitted, telephonic) Interest Election Request (including requests submitted through Electronic System) shall specify the following information in compliance with Section 2.02:

(i) the name of the applicable Borrower and the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower Representative fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower Representative, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.09. Termination and Reduction of Commitments; Increase in Revolving Commitments. (a) The Revolving Commitments shall terminate on the Maturity Date.

(b) The Borrowers may at any time terminate the Revolving Commitments upon the Payment in Full of the Secured Obligations.

(c) The Borrowers may from time to time reduce the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrowers shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, the Aggregate Revolving Exposure would exceed the lesser of the Aggregate Revolving Commitment and the Borrowing Base.

(d) The Borrower Representative shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) or (c) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower Representative pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower Representative may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower Representative (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

(e) The Borrowers shall have the right to increase the Revolving Commitments by obtaining additional Revolving Commitments, either from one or more of the Lenders or another lending institution provided that (i) any such request for an increase shall be in a minimum amount of $5,000,000, (ii) the Borrower Representative, on behalf of the Borrowers, may make a maximum of 3 such requests, (iii) after giving effect thereto, the sum of the total of the additional Commitments does not exceed the lesser of (1) $30,000,000 and (2) the maximum amount of Indebtedness permitted to be incurred under the Senior Secured Notes Indenture (or any other Indebtedness by which the Parent and its Subsidiaries are bound) on the same terms and having the same Collateral and Lien priority as the then existing Revolving Loans, (iv) the Administrative Agent and the Issuing Bank have approved the identity of any such new Lender, such approvals not to be unreasonably withheld, (v) any such new Lender assumes all of the rights and obligations of a “Lender” hereunder, and (vi) the procedure described in Section 2.09(f) have been satisfied. Nothing contained in this Section 2.09 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Commitment hereunder at any time.

(f) Any amendment hereto for such an increase or addition shall be in form and substance reasonably satisfactory to the Administrative Agent and shall only require the written signatures of the Administrative Agent, the Borrowers and each Lender being added or increasing its Revolving Commitment. As a condition precedent to such an increase or addition, the Borrowers shall deliver to the Administrative Agent (i) a certificate of each Loan Party signed by an authorized officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (B) in the case of the Borrowers, certifying that, before and after giving effect to such increase or addition, (1) the representations and warranties contained in Article III and the other Loan Documents are true and correct in all material respects (or in all respects in the case of any representation or warranty which is subject to any materiality qualifier, including Material Adverse Effect), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (or all respects, as applicable) as of such earlier date, (2) no Default exists and (3) the Borrowers are in compliance (on a pro forma basis) with the covenant contained in Section 6.13 if compliance would be required at such time after giving pro forma effect to such increased Revolving Commitments and the actual or intended use of proceeds thereunder, and (ii) legal opinions and documents consistent with those delivered on the Effective Date, to the extent requested by the Administrative Agent.

(g) On the effective date of any such increase or addition, (i) any Lender increasing (or, in the case of any newly added Lender, extending) its Revolving Commitment shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such increase or addition and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Revolving Loans of all the Lenders to equal its revised Applicable Percentage of such outstanding Revolving Loans, and the Administrative Agent shall make such other adjustments among the Lenders with respect to the Revolving Loans then outstanding and amounts of principal, interest, commitment fees and other amounts paid or payable with respect thereto as shall be necessary, in the opinion of the Administrative Agent, in order to effect such reallocation and (ii) the Borrowers shall be deemed to have repaid and reborrowed all outstanding Revolving Loans as of the date of any increase (or addition) in the Revolving Commitments (with such reborrowing to consist of the Types of Revolving Loans, with related Interest Periods if applicable, specified in a notice delivered by the Borrower Representative, in accordance with the requirements of Section 2.03). The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Eurodollar Loan, shall be subject to indemnification by the Borrowers pursuant to the provisions of Section 2.16 if the deemed payment occurs other than on the last day of the related Interest Periods. Within a reasonable time after the effective date of any increase or addition, the Administrative Agent shall, and is hereby authorized and directed to, revise the Commitment Schedule to reflect such increase or addition and shall distribute such revised Commitment Schedule to each of the Lenders and the Borrower Representative, whereupon such revised Commitment Schedule shall replace the old Commitment Schedule and become part of this Agreement.

SECTION 2.10. Repayment and Amortization of Loans; Evidence of Debt. (a) The Borrowers hereby unconditionally promise to pay (i) to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date, (ii) to the Administrative Agent the then unpaid amount of each Protective Advance on the earlier of the Maturity Date and demand by the Administrative Agent, and (iii) to the Administrative Agent the then unpaid principal amount of each Overadvance on the earlier of the Maturity Date and demand by the Administrative Agent.

(b) At all during the Cash Dominion Period, on each Business Day, the Administrative Agent shall apply all funds credited to the Collateral Account on the immediately preceding Business Day (at the discretion of the Administrative Agent, whether or not immediately available) first to prepay any Protective Advances and Overadvances that may be outstanding, pro rata, and second to prepay the Revolving Loans (including Swingline Loans) and to cash collateralize outstanding LC Exposure.

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e) The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(f) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent and the Borrowers. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form.

SECTION 2.11. Prepayment of Loans. (a) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (f) of this Section and, if applicable, payment of any break funding expenses under Section 2.16.

(b) Except for Overadvances permitted under Section 2.05, in the event and on such occasion that the Aggregate Revolving Exposure exceeds the lesser of (i) the Aggregate Revolving Commitment and (ii) the Borrowing Base, the Borrowers shall prepay the Revolving Loans, LC Exposure and/or Swingline Loans or cash collateralize LC Exposure in an account with the Administrative Agent pursuant to Section 2.06(j), as applicable, in an aggregate amount equal to such excess.

(c) The Borrower Representative shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by fax) or through Electronic System, if arrangements for doing so have been approved by the Administrative Agent, of any prepayment hereunder not later than 10:00 a.m., Chicago time, (A) in the case of prepayment of a Eurodollar Revolving Borrowing, three (3) Business Days before the date of prepayment, or (B) in the case of prepayment of an ABR Revolving Borrowing, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Borrowing. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) break funding payments pursuant to Section 2.16.

(d) Section 2.11(b) above shall be subject to the provisions of any applicable Intercreditor Agreement with respect to the application of proceeds of any Collateral other than ABL Priority Collateral.

SECTION 2.12. Fees. (a) The Borrowers agree to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate applicable thereto on the average daily amount of the Available Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which the Revolving Commitments terminate. Accrued commitment fees shall be payable in arrears on the first Business Day of each calendar month and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Borrowers agree to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to Letters of Credit issued by the Issuing Bank during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of each calendar month shall be payable on the first Business Day of each calendar month following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrowers agree to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrowers and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in dollars in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.13. Interest. (a) The Loans comprising ABR Borrowings (including Swingline Loans) shall bear interest at the ABR plus the Applicable Rate for Revolving Loans.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate for Revolving Loans.

(c) Each Protective Advance and each Overadvance shall bear interest at the ABR plus the Applicable Rate for Revolving Loans plus 2%.

(d) Notwithstanding the foregoing, if any principal of or interest on any Loan other than a Protective Advance or any fee or other amount payable by the Borrowers hereunder is not paid when due, whether at stated maturity, by mandatory prepayment, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section.

(e) Accrued interest on each Loan (for ABR Loans, accrued through the last day of the prior calendar month) shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(g) For purposes of disclosure pursuant to the Interest Act, R.S.C. 1985, c. I-15, the annual rates of interest or fees to which the rates of interest or fees provided in this Agreement and the other Loan Documents (and stated herein or therein, as applicable, to be computed on the basis of 360 days or any other period of time less than a calendar year) are equivalent are the rates so determined multiplied by the actual number of days in the applicable calendar year and divided by 360 or such other period of time, respectively.

SECTION 2.14. Alternate Rate of Interest; Illegality.

(a) If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(i) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable (including, without limitation, by means of an Interpolated Rate or because the LIBO Screen Rate is not available or published on a current basis) for such Interest Period; or

(ii) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower Representative and the Lenders through Electronic System as provided in Section 9.01 as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and any such Eurodollar Borrowing shall be repaid or converted into an ABR Borrowing on the last day of the then current Interest Period applicable thereto, and (B) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

(b) If any Lender determines that any Requirement of Law has made it unlawful, or if any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain, fund or continue any Eurodollar Borrowing, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower Representative through the Administrative Agent, any obligations of such Lender to make, maintain, fund or continue Eurodollar Loans or to convert ABR Borrowings to Eurodollar Borrowings will be suspended until such Lender notifies the Administrative Agent and the Borrower Representative that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers will upon demand from such Lender (with a copy to the Administrative Agent), either convert or prepay all Eurodollar Borrowings of such Lender to ABR Borrowings, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such conversion or prepayment, the Borrowers will also pay accrued interest on the amount so converted or prepaid.

(c) If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in clause (a)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(i) have not arisen but either (w) the supervisor for the administrator of the LIBO Screen Rate has made a public statement that the administrator of the LIBO Screen Rate is insolvent (and there is no successor administrator that will continue publication of the LIBO Screen Rate), (x) the administrator of the LIBO Screen Rate has made a public statement identifying a specific date after which the LIBO Screen Rate will permanently or indefinitely cease to be published by it (and there is no successor administrator that will continue publication of the LIBO Screen Rate), (y) the supervisor for the administrator of the LIBO Screen Rate has made a public statement identifying a specific date after which the LIBO Screen Rate will permanently or indefinitely cease to be published or (z) the supervisor for the administrator of the LIBO Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Screen Rate may no longer be used for determining interest rates for loans, then the Administrative Agent and the Borrower Representative shall endeavor to establish an alternate rate of interest to the LIBO Rate that gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans in the United States at such time, and shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Rate). Notwithstanding anything to the contrary in Section 9.02, such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five (5) Business Days of the date notice of such alternate rate of interest is provided to the Lenders, a written notice from the Required Lenders stating that such Required Lenders object to such amendment. Until an alternate rate of interest shall be determined in accordance with this clause (c) (but, in the case of the circumstances described in clause (ii)(w), clause (ii)(x) or clause (ii)(y) of the first sentence of this Section 2.14(c), only to the extent the LIBO Screen Rate for such Interest Period is not available or published at such time on a current basis), (x) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and any such Eurodollar Borrowing shall be repaid or converted into an ABR Borrowing on the last day of the then current Interest Period applicable thereto, and (y) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that, if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

SECTION 2.15. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate or any Tax) or the Issuing Bank;

(ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting into or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, the Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, the Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender, the Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of, or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower Representative of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan prior to the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (b) the conversion of any Eurodollar Loan prior to the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(d) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan prior to the last day of the Interest Period applicable thereto as a result of a request by the Borrower Representative pursuant to Section 2.19 or 9.02(d), then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Eurodollar Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Eurodollar Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Eurodollar Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

SECTION 2.17. Withholding of Taxes; Gross-Up. (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the amount so payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional amounts payable under this Section 2.17) the applicable Recipient receives an amount equal to the amount it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes, in each case, within ten (10) days after demand therefor.

(c) Evidence of Payment. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Loan Parties. The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Loan Party by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to setoff and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower Representative and the Administrative Agent, at the time or times reasonably requested by the Borrower Representative or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower Representative or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower Representative or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower Representative or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower Representative and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), an executed copy of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an executed copy of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, an executed copy of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit C-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed copy of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4) to the extent a Foreign Lender is not the beneficial owner, an executed copy of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-2 or Exhibit C-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-4 on behalf of each such direct and indirect partner;

(C) any Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower Representative and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower Representative or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower Representative or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower Representative and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section) or Section 2.15, it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section or Section 2.15 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph (g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document (including the Payment in Full of the Secured Obligations).

(i) Defined Terms. For purposes of this Section 2.17, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

SECTION 2.18. Payments Generally; Allocation of Proceeds; Sharing of Setoffs. (a) The Borrowers shall make each payment or prepayment required to be made by them hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 2:00 p.m., Chicago time, on the date when due or the date fixed for any prepayment hereunder, in immediately available funds, without setoff, recoupment or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 10 South Dearborn Street, Floor L2, Chicago, Illinois, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Unless otherwise provided for herein, if any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b) All payments and any proceeds of Collateral received by the Administrative Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrowers), (B) a mandatory prepayment (which shall be applied in accordance with Section 2.11) or (C) amounts to be applied from the Collateral Account when the Cash Dominion Period is in effect (which shall be applied in accordance with Section 2.10(b)) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements then due to the Administrative Agent and the Issuing Bank from the Borrowers (other than in connection with Banking Services Obligations or Swap Agreement Obligations), second, to pay any fees, indemnities, or expense reimbursements then due to the Lenders from the Borrowers (other than in connection with Banking Services Obligations or Swap Agreement Obligations), third, to pay interest due in respect of the Overadvances and Protective Advances, fourth, to pay the principal of the Overadvances and Protective Advances, fifth, to pay interest then due and payable on the Loans (other than the Overadvances and Protective Advances) ratably, sixth, to prepay principal on the Loans (other than the Overadvances and Protective Advances) and unreimbursed LC Disbursements, ratably, seventh, to pay an amount to the Administrative Agent equal to one hundred three percent (103%) of the aggregate LC Exposure, to be held as cash collateral for such Obligations, eighth, to payment of any amounts owing in respect of Banking Services Obligations and Swap Agreement Obligations up to and including the amount most recently provided to the Administrative Agent pursuant to Section 2.22, and ninth, to the payment of any other Secured Obligation due to the Administrative Agent or any Lender by the Borrowers. Notwithstanding the foregoing amounts received from any Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower Representative, or unless a Default is in existence, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any Eurodollar Loan of a Class, except (a) on the expiration date of the Interest Period applicable thereto or (b) in the event, and only to the extent, that there are no outstanding ABR Loans of the same Class and, in any such event, the Borrowers shall pay the break funding payment required in accordance with Section 2.16. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.

(c) At the election of the Administrative Agent, all payments of principal, interest, LC Disbursements, fees, premiums, reimbursable expenses (including, without limitation, all reimbursement for fees, costs and expenses pursuant to Section 9.03), and other sums payable under the Loan Documents, may be paid from the proceeds of Borrowings made hereunder whether made following a request by the Borrower Representative pursuant to Section 2.03 or a deemed request as provided in this Section or may be deducted from any deposit account of any Borrower maintained with the Administrative Agent. The Borrowers hereby irrevocably authorize, solely to the extent a payment is not paid by a Loan Party by the required time set forth in the Loan Documents (after any applicable grace period) (i) the Administrative Agent to make a Borrowing for the purpose of paying each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents and agrees that all such amounts charged shall constitute Loans (including Swingline Loans and Overadvances, but such a Borrowing may only constitute a Protective Advance if it is to reimburse costs, fees and expenses as described in Section 9.03) and that all such Borrowings shall be deemed to have been requested pursuant to Section 2.03, 2.04 or 2.05, as applicable, and (ii) the Administrative Agent to charge any deposit account of any Borrower maintained with the Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder or any other amount due under the Loan Documents.

(d) If, except as otherwise expressly provided herein, any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other similarly situated Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by all such Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements or Swingline Loans to any assignee or participant, other than to the Borrowers or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(e) Unless the Administrative Agent shall have received, prior to any date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank pursuant to the terms hereof or any other Loan Document (including any date that is fixed for prepayment by notice from the Borrower Representative to the Administrative Agent pursuant to Section 2.11(e)), notice from the Borrower Representative that the Borrowers will not make such payment or prepayment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f) The Administrative Agent may from time to time provide the Borrowers with account statements or invoices with respect to any of the Secured Obligations (the “Statements”). The Administrative Agent is under no duty or obligation to provide Statements, which, if provided, will be solely for the Borrowers’ convenience. Statements may contain estimates of the amounts owed during the relevant billing period, whether of principal, interest, fees or other Secured Obligations. If the Borrowers pay the full amount indicated on a Statement on or before the due date indicated on such Statement, the Borrowers shall not be in default of payment with respect to the billing period indicated on such Statement; provided, that acceptance by the Administrative Agent, on behalf of the Lenders, of any payment that is less than the total amount actually due at that time (including but not limited to any past due amounts) shall not constitute a waiver of the Administrative Agent’s or the Lenders’ right to receive payment in full at another time.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders or Issuing Banks.

(a) If any Recipient requests compensation under Section 2.15, or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Recipient or any Governmental Authority for the account of any Recipient pursuant to Section 2.17, then such Recipient shall use reasonable efforts to mitigate the effects of the event giving rise to such request or payment, including, in the case of a Lender or an Issuing Bank, designating a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or such Issuing Bank, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender or such Issuing Bank to any unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender or such Issuing Bank. The Borrowers hereby agree to pay all reasonable out-of-pocket costs and expenses incurred by any Lender or any Issuing Bank in connection with any such designation or assignment.

(b) If any Lender or any Issuing Bank requests compensation under Section 2.15, or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender, any Issuing Bank or any Governmental Authority for the account of any Lender or any Issuing Bank pursuant to Section 2.17, or if any Lender or Issuing Bank becomes a Defaulting Lender (each a “Departing Lender”), then the Borrowers may, at their sole expense and effort, upon notice to such Departing Lender and the Administrative Agent, require such Lender or Issuing Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Section 2.15 or 2.17) and obligations under this Agreement and other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender or another Issuing Bank, if a Lender or Issuing Bank accepts such assignment); provided that (i) the Borrowers shall have received the prior written consent of the Administrative Agent

(and in circumstances where its consent would be required under Section 9.04, the Issuing Bank and the Swingline Lender), which consent shall not unreasonably be withheld, (ii) the Departing Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Departing Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or such Issuing Bank or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply. Each party hereto agrees that (x) an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower Representative, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and (y) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided that any such documents shall be without recourse to or warranty by the parties thereto.

SECTION 2.20. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b) any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 2.18(b) or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or Swingline Lender hereunder; third, to cash collateralize the Issuing Bank’s LC Exposure with respect to such Defaulting Lender in accordance with this Section; fourth, as the Borrower Representative may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower Representative, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize the Issuing Bank’s future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with this Section; sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by any Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this

Agreement or under any other Loan Document; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure and Swingline Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to clause (d) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto;

(c) such Defaulting Lender shall not have the right to vote on any issue on which voting is required (other than to the extent expressly provided in Section 9.02(b)) and the Commitment and Revolving Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders or Supermajority Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02) or under any other Loan Document; provided, that, except as otherwise provided in Section 9.02, this clause (c) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby;

(d) if any Swingline Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i) all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that such reallocation does not, as to any non-Defaulting Lender, cause such non-Defaulting Lender’s Revolving Exposure to exceed its Revolving Commitment;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one (1) Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize, for the benefit of the Issuing Bank, the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii) if the Borrowers cash collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Sections 2.12(a) and 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized.

In the event that each of the Administrative Agent, the Borrowers and the Issuing Bank agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on the date of such readjustment such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

SECTION 2.21. Returned Payments. If after receipt of any payment which is applied to the payment of all or any part of the Obligations (including a payment effected through exercise of a right of setoff), the Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion), then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such Lender. The provisions of this Section 2.21 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.21 shall survive the termination of this Agreement.

SECTION 2.22. Banking Services and Swap Agreements.

(a) Each Lender or Affiliate thereof providing Banking Services for, or having Swap Agreements with, any Loan Party (other than Parent) shall deliver to the Administrative Agent, promptly after entering into such Banking Services or Swap Agreements, written notice setting forth the aggregate amount of all Banking Services Obligations and Swap Agreement Obligations of such Loan Party to such Lender or Affiliate (whether matured or unmatured, absolute or contingent). In addition, each such Lender or Affiliate thereof shall deliver to the Administrative Agent, following the end of each calendar month, a summary of the amounts due or to become due in respect of such Banking Services Obligations and Swap Agreement Obligations. The most recent information provided to the Administrative Agent shall be used in determining the amounts to be applied in respect of such Banking Services Obligations and/or Swap Agreement Obligations pursuant to Section 2.18(b).

(b) Each time a Loan Party (other than Parent) enters into (i) any Swap Agreement, (ii) any “Swap Transaction” under any Swap Agreement or (iii) any agreement giving rise to Banking Services Obligations, the Company shall deliver to the Senior Secured Notes Representative and the Administrative Agent an “Additional ABL Obligation Designation” with respect to such agreement or transaction in the form of Exhibit B to the Senior Secured Notes Intercreditor Agreement, all in accordance with Section 3.9 of the Senior Secured Notes Intercreditor Agreement. Each term in quotations in this Section 2.22(b) shall have the meaning assigned thereto in the Senior Secured Notes Intercreditor Agreement.

ARTICLE III

Representations and Warranties

Each Loan Party represents and warrants to the Lenders that:

SECTION 3.01. Organization; Powers. Each Loan Party and each Subsidiary (a) is a Person duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as now conducted and (c) is qualified to do business, and is in good standing (to the extent such concept exists in such jurisdiction) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification; except in each case referred to in clauses (a) and (b) (other than with respect to Borrowing Base Parties) and (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.02. Authorization; Enforceability. The Transactions are within each Loan Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational actions and, if required, actions by equity holders. Each Loan Document to which each Loan Party is a party has been duly executed and delivered by such Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents, (b) do not violate any Requirement of Law applicable to any Loan Party or any Subsidiary, (c) do not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or any Subsidiary or the assets of any Loan Party or any Subsidiary (including, without limitation, the Senior Secured Notes Documents), or give rise to a right thereunder to require any payment to be made by any Loan Party or any Subsidiary, and (d) will not result in the creation or imposition of, or the requirement to create, any Lien on any asset of any Loan Party or any Subsidiary, except Liens created pursuant to the Loan Documents or the Senior Secured Notes Documents and, in the case of clauses (a), (b) and (c) (other than with respect to the Senior Secured Note Documents or any Additional Secured Indebtedness Documents) except as could not be reasonably expected to have a Material Adverse Effect.

SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Parent has heretofore furnished to the Lenders its consolidated balance sheet and related consolidated statements of operations, comprehensive loss, stockholders’ equity (deficit) and cash flows (i) as of and for the fiscal year ended December 31, 2018, reported on by Deloitte & Touche LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended March 31, 2019, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Parent and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) No event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect, since December 31, 2018.

SECTION 3.05. Properties. (a) Except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, each of the Loan Parties and each of its Subsidiaries has good and indefeasible title to, or valid leasehold interests in, all of its real and personal property necessary in the ordinary conduct of its business, free of all Liens other than those permitted by Section 6.02. Except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, each lease and sublease by or to any Loan Party with respect to any parcel of real property or any cell tower is valid and enforceable in accordance with its terms and is in full force and effect, and no default by any party to any such lease or sublease exists.

(b) Except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (i) each Loan Party and each Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property necessary to its business as currently conducted and (ii) the use thereof by each Loan Party and each Subsidiary does not infringe in any material respect upon the rights of any other Person.

SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened against or affecting any Loan Party or any Subsidiary (i) as to which there is a reasonable possibility of an adverse determination that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve any Loan Document or the Transactions.

(b) Except for the Disclosed Matters (i) no Loan Party or any Subsidiary has received notice of any claim with respect to any Environmental Liability or knows of any basis for any Environmental Liability and (ii) except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, no Loan Party or any Subsidiary (A) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (B) has become subject to any Environmental Liability, (C) has received notice of any claim with respect to any Environmental Liability or (D) knows of any basis for any Environmental Liability.

(c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in a Material Adverse Effect.

SECTION 3.07. Compliance with Laws and Agreements; No Default. Except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, each Loan Party and each Subsidiary is in compliance with (a) all Requirement of Law applicable to it or its property and (b) all indentures, agreements and other instruments binding upon it or its property. No Default has occurred and is continuing.

SECTION 3.08. Investment Company Status. No Loan Party or any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09. Taxes. Each Loan Party and each Subsidiary has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not be expected to result in a Material Adverse Effect. No tax liens have been filed and no claims are being asserted with respect to any such taxes.

SECTION 3.10. Pension Plans.

(a) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $10,000,000 the fair market value of the assets of such Plan.

(b) To the extent applicable, each of the Canadian Guarantor and the other Loan Parties is in compliance with the requirements of the Pension Benefits Act, R.S.O. 1990, c. P.8and other federal or provincial laws with respect to each (i) Canadian Pension Plan, except where the failure to comply would not reasonably be expected to have a Material Adverse Effect, and (ii) Canadian Defined Benefit Plan. No fact or situation that may reasonably be expected to result in a Material Adverse Effect exists in connection with any Canadian Pension Plan or Canadian Defined Benefit Plan. No Canadian Pension Event has occurred. Neither the Canadian Guarantor nor any other Loan Parties has a Canadian Defined Benefit Plan. The Financial Services Commission of Ontario (“FSCO”) has not issued any default or other breach notices in respect of any Canadian Defined Benefit Plan. No lien has arisen, choate or inchoate, in respect of any Canadian Guarantor or their Subsidiaries or their property in connection with any Canadian Pension Plan (save for contribution amounts not yet due) on property having a value in excess of $10,000,000.

SECTION 3.11. Disclosure. None of the reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party or any Subsidiary to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered, it being understood that such projections may vary from actual results and that such variances may be material.

SECTION 3.12. Solvency. (a) Immediately after the consummation of the Transactions to occur on the Effective Date, (i) the fair value of the assets of the Loan Parties and their Subsidiaries, on a consolidated basis, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent (to the extent constituting identified contingent liabilities) or otherwise; (ii) the present fair saleable value of the property of each Loan Party and their respective Subsidiaries will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent (to the extent constituting identified contingent liabilities) or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Loan Parties and their Subsidiaries, on a consolidated basis, will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Loan Parties and their Subsidiaries will, on a consolidated basis, not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted after the Effective Date.

(b) The Loan Parties, on a consolidated basis, do not intend to, or believe that they will, incur debts beyond their ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by them or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of their Indebtedness or the Indebtedness of any such Subsidiary.

SECTION 3.13. Insurance. Schedule 3.13 sets forth a description of all insurance maintained by or on behalf of the Loan Parties and their Subsidiaries as of the Effective Date. As of the Effective Date, all premiums in respect of such insurance have been paid. Each Loan Party maintains, and has caused each Subsidiary to maintain, with financially sound and reputable insurance companies, insurance on all their real and personal property in such amounts, subject to such deductibles and self-insurance retentions and covering such properties and risks as are adequate and customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 3.14. Capitalization and Subsidiaries. As of the Effective Date, Schedule 3.14 sets forth (a) a correct and complete list of the name and relationship to the Parent of each and all of the Parent’s Subsidiaries, (b) a true and complete listing of each class of each Loan Party’s authorized Equity Interests, all of which issued Equity Interests are validly issued, outstanding, fully paid and non-assessable, and other than with respect to the Parent, owned beneficially and of record by the Persons identified on Schedule 3.14, and (c) the type of entity of the Parent and each of its Subsidiaries. All of the issued and outstanding Equity Interests owned by any Loan Party in any Subsidiary (other than any Subsidiary that is a shell entity that does not own any material assets) have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.

SECTION 3.15. Security Interest in Collateral. The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all of the Collateral in favor of the Administrative Agent, for the benefit of the Secured Parties, and, upon filing of UCC financing statements or PPSA financing statements, as applicable, and the taking of any other actions or making of filings required for perfection to the extent specified herein or in such Collateral Documents, as, and when necessary and required, and, if applicable, the taking of actions or making of filings with respect to Intellectual Property registrations or applications issued or pending as specified such Liens constitute perfected and continuing Liens on the Collateral, securing the Secured Obligations, enforceable against the applicable Loan Party and all third parties (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law), and having priority over all other Liens on the Collateral except in the case of (a) Permitted Encumbrances, to the extent any such Permitted Encumbrances would have priority over the Liens in favor of the Administrative Agent pursuant to any applicable law, (b) Liens in favor of the Senior Secured Notes Representative securing the Senior Notes Obligations which may have priority solely with respect to the Senior Secured Notes Priority Collateral in accordance with and subject to the terms of the Senior Secured Notes Intercreditor Agreement, (c) Liens in favor of any applicable representative for holders of Additional Secured Indebtedness Obligations securing such Additional Secured Indebtedness Obligations which may have priority solely with respect to the Collateral that is not ABL Priority Collateral in accordance with and subject to the terms of the applicable Additional Indebtedness Intercreditor Agreement and (d) Liens perfected only by possession (including possession of any certificate of title) to the extent the Administrative Agent has not obtained or does not maintain possession of such Collateral.

SECTION 3.16. Employment Matters. As of the Effective Date, except as in the aggregate could not reasonably be expected to have a Material Adverse Effect, (a) there are no strikes, lockouts or slowdowns against any Loan Party or any Subsidiary pending or, to the knowledge of the Borrowers, threatened, (b) the terms and conditions of employment, the hours worked by and payments made to employees of the Loan Parties and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, provincial, territorial, local or foreign law dealing with such matters, (c) all payments due from any Loan Party or any Subsidiary, or for which any claim may be made against any Loan Party or any Subsidiary, on account of wages, vacation pay and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Loan Party or such Subsidiary and (d) the consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party or any of its Subsidiaries are bound.

SECTION 3.17. Margin Regulations. No Loan Party is engaged, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Borrowings or drawings under any Letter of Credit will be used for any purpose that violates Regulation U of the Board of Governors of the United States Federal Reserve System.

SECTION 3.18. Anti-Corruption Laws and Sanctions. Each Loan Party has implemented and maintains in effect policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and such Loan Party, its Subsidiaries and their respective officers and directors and, to the knowledge of such Loan Party, its employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) any Loan Party, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of any such Loan Party or Subsidiary, any agent of such Loan Party or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds, Transaction or other transaction contemplated by this Agreement or the other Loan Documents will violate Anti-Corruption Laws or applicable Sanctions.

SECTION 3.19. Use of Proceeds. The proceeds of the Loans have been used, whether directly or indirectly, as set forth in Section 5.08.

SECTION 3.20. Common Enterprise. The successful operation and condition of each of the Loan Parties is dependent on the continued successful performance of the functions of the group of the Loan Parties as a whole and the successful operation of each of the Loan Parties is dependent on the successful performance and operation of each other Loan Party. Each Loan Party expects to derive benefit (and its board of directors or other governing body has determined that it may reasonably be expected to derive benefit), directly and indirectly, from (a) successful operations of each of the other Loan Parties and (b) the credit extended by the Lenders to the Borrowers hereunder, both in their separate capacities and as members of the group of companies. Each Loan Party has determined that execution, delivery, and performance of this Agreement and any other Loan Documents to be executed by such Loan Party is within its purpose, in furtherance of its direct and/or indirect business interests, will be of direct and/or indirect benefit to such Loan Party, and is in its best interest.

SECTION 3.21. EEA Financial Institutions. No Loan Party is an EEA Financial Institution.

SECTION 3.22. Plan Assets; Prohibited Transactions. No Loan Party or any of its Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of the Plan Asset Regulations), and, assuming no Lender is using “plan assets” in connection with the Loans, the Letters of Credit or the Commitments or an applicable exemption is satisfied, neither the execution, delivery nor performance of the transactions contemplated under this Agreement, including the making of any Loan and the issuance of any Letter of Credit hereunder, will give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

SECTION 3.23. Regulatory Matters. The Loan Parties have all FCC Licenses and FAA Approvals necessary to operate the Loan Parties’ business, and all such FCC Licenses and FAA Approvals have been validly issued in the name of a Loan Party. The FCC Licenses that have been issued are in full force and effect, are valid for the balance of the current license term, are unimpaired by any act or omissions of the Borrower, its Subsidiaries or any of their employees, agents, officers, directors or stockholders, and are free and clear of any material restrictions, and have been so unrestricted for the full current license term. There are no applications, proceedings or complaints pending or, to the best of the Loan Parties’ knowledge, threatened regarding the Loan Parties’ FCC Licenses and FAA Approvals that could reasonably be expected to have a Material Adverse Effect. No renewal of any FCC License would constitute a major federal action having a significant effect on the human environment under Section 1.1305 or 1.1307(b) of the FCC’s rules.

ARTICLE IV

Conditions.

SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) Credit Agreement and Other Loan Documents. The Administrative Agent (or its counsel) shall have received (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement, (ii) either (A) a counterpart of each other Loan Document signed on behalf of each party thereto or (B) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed signature page thereof) that each such party has signed a counterpart of such Loan Document and (iii) such other certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including any promissory notes requested by a Lender pursuant to Section 2.10 payable to the order of each such requesting Lender and written opinions of the Loan Parties’ counsel, addressed to the Administrative Agent, the Issuing Bank and the Lenders in in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(b) Financial Statements and Projections. The Lenders shall have received (i) audited consolidated financial statements of the Parent for the December 31, 2017 and December 31, 2018 fiscal years, (ii) unaudited interim consolidated financial statements of the Parent for the fiscal quarter ended after the date of the latest applicable financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available, and such financial statements shall not, in the reasonable judgment of the Administrative Agent, reflect any material adverse change in the consolidated financial condition of the Parent, as reflected in the audited, consolidated financial statements described in clause (i) of this paragraph and (iii) satisfactory projections through 2022.

(c) Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Effective Date and executed by its Secretary, Assistant Secretary or other officer acceptable to the Administrative Agent, which shall (A) certify the resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the officers of such Loan Party authorized to sign the Loan Documents to which it is a party and, in the case of the Parent and each Borrower, its Financial

Officers, and (C) contain appropriate attachments, including the certificate or articles of incorporation or organization of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its by-laws or operating, management or partnership agreement, or other organizational or governing documents, and (ii) a good standing certificate for each Loan Party from its jurisdiction of organization or the substantive equivalent available in the jurisdiction of organization for each Loan Party from the appropriate governmental officer in such jurisdiction.

(d) No Default Certificate. The Administrative Agent shall have received a certificate, signed by a Financial Officer of the Parent, dated as of the Effective Date (i) stating that no Default has occurred and is continuing, (ii) stating that the representations and warranties contained in the Loan Documents are true and correct in all material respects (or for representations and warranties qualified by materiality, including Material Adverse Effect, true and correct after giving effect to any qualification therein in all respects) as of such date.

(e) Fees. The Lenders and the Administrative Agent shall have received all fees required to be paid, and all out-of-pocket expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Effective Date. All such amounts will be paid with proceeds of Loans made on the Effective Date and will be reflected in the funding instructions given by the Borrower Representative to the Administrative Agent on or before the Effective Date.

(f) Lien Searches. The Administrative Agent shall have received the results of a recent lien search in each jurisdiction where the Loan Parties are organized and each other jurisdiction reasonably required by the Administrative Agent, and such searches shall reveal no Liens on any of the assets of the Loan Parties except for Liens permitted by Section 6.02 or discharged on or prior to the Effective Date pursuant to a pay-off letter or other documentation satisfactory to the Administrative Agent.

(g) Funding Account. The Administrative Agent shall have received a notice setting forth the deposit account(s) of the Borrowers (the “Funding Account”) to which the Administrative Agent is authorized by the Borrowers to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.

(h) Customer List. The Administrative Agent shall have received a true and complete customer list for each Loan Party, which list shall state the customer’s name, mailing address and phone number.

(i) Solvency. The Administrative Agent shall have received a solvency certificate signed by a Financial Officer of the Parent dated the Effective Date.

(j) Borrowing Base Certificate. The Administrative Agent shall have received a Borrowing Base Certificate which calculates the Borrowing Base as of July 31, 2019.

(k) Closing Availability. After giving effect to all Borrowings to be made on the Effective Date, the issuance of any Letters of Credit on the Effective Date and the payment of all fees and expenses due hereunder, and with all of the Loan Parties’ indebtedness, liabilities, and obligations current, the Availability shall not be less than $15,000,000.

(l) Pledged Equity Interests; Stock Powers; Pledged Notes. The Administrative Agent be satisfied that the Senior Secured Notes Representative shall have received (i) the certificates representing the Equity Interests pledged pursuant to the U.S. Security Agreement, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note (if any) pledged to the Administrative Agent pursuant to the U.S. Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(m) Filings, Registrations and Recordings. Each document (including any UCC financing statement) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of itself, the Lenders and the other Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.02), shall be in proper form for filing, registration or recordation.

(n) Insurance. The Administrative Agent shall have received evidence of insurance coverage in form, scope, and substance reasonably satisfactory to the Administrative Agent and otherwise in compliance with the terms of Section 5.10 hereof and the U.S. Security Agreement.

(o) Letter of Credit Application. If a Letter of Credit is requested to be issued on the Effective Date, the Administrative Agent shall have received a properly completed letter of credit application (whether standalone or pursuant to a master agreement, as applicable). The Borrowers shall have executed the Issuing Bank’s master agreement for the issuance of commercial Letters of Credit.

(p) Tax Withholding. The Administrative Agent shall have received a properly completed and signed IRS Form W-8 or W-9, as applicable, for each Loan Party.

(q) USA PATRIOT Act, Etc. (i) The Administrative Agent shall have received, at least five (5) days prior to the Effective Date, all documentation and other information regarding the Loan Parties requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Canadian Anti-Money Laundering & Anti-Terrorism Legislation, to the extent requested in writing of the Loan Parties at least ten (10) days prior to the Effective Date, and (ii) to the extent any Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five (5) days prior to the Effective Date, any Lender that has requested, in a written notice to the Borrowers at least ten (10) days prior to the Effective Date, a Beneficial Ownership Certification in relation to each Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).

(r) Other Documents. The Administrative Agent shall have received such other documents as the Administrative Agent, the Issuing Bank, any Lender or their respective counsel may have reasonably requested.

The Administrative Agent shall notify the Borrowers, the Lenders and the Issuing Bank of the Effective Date, and such notice shall be conclusive and binding.

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects with the same effect as though made on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date, and that any representation or warranty which is subject to any materiality qualifier (including Material Adverse Effect) shall be required to be true and correct in all respects).

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, (i) no Default shall have occurred and be continuing and (ii) no Protective Advance shall be outstanding.

(c) After giving effect to any Borrowing or the issuance, amendment, renewal or extension of any Letter of Credit, Availability shall not be less than zero.

Each Borrowing (provided that a conversion or continuation of a Borrowing shall not constitute a “Borrowing” for purposes of this Section 4.02) and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Loan Parties on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section.

ARTICLE V

Affirmative Covenants.

Until all of the Obligations have been Paid in Full, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the other Loan Parties, with the Lenders that:

SECTION 5.01. Financial Statements; Borrowing Base and Other Information. The Parent will furnish to the Administrative Agent and each Lender:

(a) within ninety (90) days after the end of each fiscal year of the Parent, its audited consolidated balance sheet and related consolidated statements of operations, comprehensive loss, stockholders’ equity (deficit) and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification, commentary or exception and without any qualification or exception as to the scope of such audit, in each case other than a qualification or exception related solely to (x) the impending maturity of Loans and Commitments at the applicable Maturity Date or the maturity of any other Indebtedness existing on the Effective Date or incurred in compliance with the Loan Documents or (y) as a result of any actual or potential default under the financial covenants in Section 6.13 of this Agreement or any financial maintenance covenant in any agreement governing Indebtedness of the Parent or any Subsidiary on a future date or in a future period) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, accompanied by any management letter prepared by said accountants;

(b) within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Parent, its consolidated balance sheet and related consolidated statements of operations, comprehensive loss, stockholders’ equity (deficit) and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer of the Parent as presenting fairly in all material respects the financial condition and results of operations of the Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) From and after the date on which Specified Availability is less than the greater of 15.0% of the Aggregate Revolving Commitment and $4,500,000 and until such subsequent date, if any, on which Specified Availability is greater than the greater of 15.0% of the Aggregate Revolving Commitment and $4,500,000 for a period of thirty (30) consecutive calendar days, within twenty (20) days after the end of each fiscal month of the Parent during such period, its internally generated consolidated balance sheet and related consolidated income statements and cash flows as of the end of and for such fiscal month and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer of the Parent as presenting fairly in all material respects the financial condition and results of operations of the Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(d) concurrently with any delivery of financial statements under clause (a), (b) or (c) above, a Compliance Certificate (i) certifying, in the case of the financial statements delivered under clause (b) or (c), as presenting fairly in all material respects the financial condition and results of operations of the Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, (ii) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.13 (which shall be required for purposes of determining the Applicable Rate, even if compliance with the Fixed Charge Coverage Ratio is not then required for purposes of such Section for the applicable period), (iv) indicating updates to the Collateral Disclosures to the extent required by the Security Agreement and (v) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(e) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(f) no later than sixty (60) days after the end of each fiscal year of the Parent, a copy of the plan and forecast (including a projected consolidated balance sheet, income statement and cash flow statement) of the Parent for each quarter of the upcoming fiscal year (the “Projections”) in form reasonably satisfactory to the Administrative Agent;

(g) (i) within twenty-five (25) days of the end of each calendar month (or, from and after the date on which Specified Availability is less than the greater of 17.5% of the Aggregate Revolving Commitment and $5,250,000 and until such subsequent date, if any, on which Specified Availability is greater than the greater of 17.5% of the aggregate Borrowing Base and $5,250,000 for a period of thirty (30) consecutive calendar days, within three (3) Business Days after the end of each calendar week), (ii) at such times as may be necessary to re-determine Specified Availability pursuant to the definition of Payment Conditions, (iii) unless delivered pursuant to the preceding clause (g)(ii), within three (3) Business Days following any Disposition of Accounts (including pursuant to an Investment or a Restricted Payment), or a reclassification of Accounts as Excluded Assets, in an aggregate amount greater than $5,000,000, (iv) on the date on which any Borrowing Base Party is released as a Guarantor prior to Payment in Full, and (v) as may be requested by the Administrative Agent at any time that a Default has occurred and is continuing, as of the period then ended or the applicable date, as the case may be, a Borrowing Base Certificate and supporting information in connection therewith, together with any additional reports with respect to the Borrowing Base as the Administrative Agent may reasonably request;

(h) within twenty-five (25) days of the end of each calendar month, as of the period then ended, all delivered electronically in a text formatted file reasonably acceptable to the Administrative Agent;

(i) a detailed aging of the Borrowing Base Parties’ Accounts, including all invoices aged by invoice date and due date (with an explanation of the terms offered), prepared in a manner reasonably acceptable to the Administrative Agent, together with a summary specifying the name, address, and balance due for each Account Debtor;

(ii) a worksheet of calculations prepared by the Borrowing Base Parties to determine Eligible Accounts and Eligible Credit Card Accounts Receivable, such worksheets detailing the Accounts excluded from Eligible Accounts and the Credit Card Accounts Receivable excluded from Eligible Credit Card Accounts Receivable, and the reason for any such exclusion;

(iii) a reconciliation of the Borrowing Base Parties’ Accounts between (A) the amounts shown in the Borrowing Base Parties’ general ledger and financial statements and the reports delivered pursuant to clause (i) above and (B) the amounts and dates shown in the reports delivered pursuant to clause (i) above and the Borrowing Base Certificate delivered pursuant to clause (g) above as of such date; and

(iv) a reconciliation of the loan balance per the Borrowing Base Parties’ general ledger to the loan balance under this Agreement;

(i) within twenty-five (25) days of the end of each calendar month, as of the month then ended, a schedule and aging of the Borrowing Base Parties’ accounts payable, delivered electronically in a text formatted file acceptable to the Administrative Agent;

(j) at such times as may be requested by the Administrative Agent, but not more than one time during any fiscal year unless an Event of Default has occurred and is continuing, an updated customer list for each Borrowing Base Party, which list shall state the customer’s name, mailing address and phone number, delivered electronically in a text formatted file acceptable to the Administrative Agent;

(k) promptly upon the Administrative Agent’s request in connection with a field exam or if an Event of Default has occurred and is continuing:

(i) copies of invoices issued by the Borrowing Base Parties in connection with any Accounts, credit memos, shipping and delivery documents, and other information related thereto; and

(ii) a schedule detailing the balance of all intercompany accounts of the Borrowing Base Parties;

(l) if weekly delivery of a Borrowing Base Certificate is required pursuant to Section 5.01(g) above, concurrently with any delivery of any such weekly Borrowing Base Certificate, and at such other times as may be reasonably requested by the Administrative Agent, as of the period then ended, the Borrowing Base Parties’ sales journal, cash receipts journal (identifying trade and non-trade cash receipts) and debit memo/credit memo journal;

(m) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Parent or any Subsidiary with the SEC (or any analogous Governmental Authority in any relevant jurisdiction), or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national or provincial securities exchange or commission, or distributed by the Parent to its share-holders generally, as the case may be;

(n) promptly after receipt thereof by any Parent or any Subsidiary, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by the SEC or such other agency regarding financial or other operational results of the Parent or any Subsidiary thereof; and

(o) promptly following any request therefor, (i) such other information regarding the operations, business affairs and financial condition of any Loan Party or any of its Subsidiaries, or compliance with the terms of this Agreement and the other Loan Documents, as the Administrative Agent or any Lender may reasonably request, and (ii) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation may reasonably request.

Documents required to be delivered pursuant to Section 5.01(a), (b) or (o) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which such materials are publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval system (EDGAR); or (ii) on which such documents are posted on the Parent’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether made available by the Administrative Agent); provided that: (A) upon written request by the Administrative Agent (or any Lender through the Administrative Agent) to the Parent or the Borrower Representative, the Borrower Representative shall deliver paper copies of such documents to the Administrative Agent or such Lender until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (B) the Parent or the Borrower Representative shall notify the Administrative Agent and each Lender (by fax or through Electronic Systems) of the posting of any such documents and provide to the Administrative Agent through Electronic Systems electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Parent or any Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents to it and maintaining its copies of such documents.

SECTION 5.02. Notices of Material Events. The Borrowers and the Parent will furnish to the Administrative Agent and each Lender prompt (but in any event within any time period that may be specified below) written notice of the following:

(a) the occurrence of any Default;

(b) receipt of any notice of any investigation by a Governmental Authority or any litigation or proceeding commenced or threatened against any Loan Party or any Subsidiary that (i) could reasonably be expected to result in liabilities in excess of $10,000,000, (ii) seeks injunctive relief, (iii) is asserted or instituted against any Plan, its fiduciaries or its assets, (iv) alleges criminal misconduct by any Loan Party or any Subsidiary, (v) alleges the violation of, or seeks to impose remedies under, any Environmental Law or related Requirement of Law, or seeks to impose Environmental Liability, (vi) asserts liability on the part of any Loan Party or any Subsidiary in excess of $10,000,000 in respect of any tax, fee, assessment, or other governmental charge, (vii) involves any material product recall or (viii) is known to a Responsible Officer of any Loan Party and constitutes a FCC “letter of inquiry”, “notice of apparent liability” or other FCC enforcement action, in each case concerning a situation that could reasonably be expected to result in a Material Adverse Effect;

(c) any Lien (other than Liens permitted by Section 6.02) or claim made or asserted against any portion of the Collateral in the amount of $10,000,000 or more;

(d) any loss, damage, or destruction to any Collateral in the amount of $10,000,000 or more, whether or not covered by insurance;

(e) within two (2) Business Days after the occurrence thereof, any Loan Party entering into a Swap Agreement or an amendment thereto, that extend the term thereof or materially increase the Loan Parties’ exposure thereunder, together with copies of all agreements evidencing such Swap Agreement or amendment;

(f) the occurrence of any ERISA Event or Canadian Pension Event that, alone or together with any other ERISA Events and Canadian Pension Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and

(g) any other development that results, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Parent setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. Each Loan Party will, and will cause each Subsidiary to, (a) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where the failure to do so could not be reasonably expected to have a Material Adverse Effect; provided, however, that the Loan Party shall not be required to preserve any such right, franchise, licenses and permits of the preservation thereof is no longer desirable in the conduct of the business of such Person and the loss thereof is not adverse in any material respect to such Person or the Lenders; provided, further, that the foregoing shall not prohibit any merger, amalgamation, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.04. Payment of Obligations. Each Loan Party will, and will cause each Subsidiary to, pay or discharge all Material Indebtedness and all other material liabilities and obligations, including Taxes, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party or Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect; provided, however, that each Loan Party will, and will cause each Subsidiary to, remit withholding taxes and other payroll taxes to appropriate Governmental Authorities as and when claimed to be due, notwithstanding the foregoing exceptions.

SECTION 5.05. Maintenance of Properties. Except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, each Loan Party will, and will cause each Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

SECTION 5.06. Books and Records; Inspection Rights. Each Loan Party will, and will cause each Subsidiary to, (a) keep proper books of record and account in which full, true and correct entries in all material respects are made of all dealings and transactions in relation to its business and activities and (b) permit any representatives designated by the Administrative Agent or any Lender (including employees of the Administrative Agent, any Lender or any consultants, accountants, lawyers, agents and appraisers retained by the Administrative Agent), upon reasonable prior notice, to visit and inspect its properties, to conduct at such Loan Party’s premises field examinations of such Loan Party’s assets, liabilities, books and records, including examining and making extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested. Each Loan Party acknowledges that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain Reports pertaining to such Loan Party’s assets for internal use by the Administrative Agent and the Lenders. The Loan Parties shall be responsible for the costs of expenses of (i) one (1) field examination during any 12-month period and one (1) additional field examination (for the total of two (2) such field examinations during any 12-month period) conducted at any time after Specified Availability falls below the greater of (x) $5,250,000 and (y) 17.5% of the Aggregate Revolving Commitment and (ii) any other field examinations requested by the Loan Parties in connection with a Permitted Acquisition as described in the definition of Borrowing Base; provided, that the Loan Parties shall be responsible for the costs and expenses of all field examinations conducted while an Event of Default has occurred and is continuing.

SECTION 5.07. Compliance with Laws and Material Contractual Obligations. Each Loan Party will, and will cause each Subsidiary to, (a) comply with each Requirement of Law applicable to it or its property (including without limitation Environmental Laws) and (b) perform in all material respects its obligations under material agreements to which it is a party , except, in each case, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Each Loan Party will maintain in effect and enforce policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.08. Use of Proceeds.

(a) The proceeds of the Loans and the Letters of Credit will be used only for general corporate purposes (including Permitted Acquisitions) of the Parent and its Subsidiaries. No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Federal Reserve Board, including Regulations T, U and X.

(b) No Borrower will request any Borrowing or Letter of Credit, and no Borrower shall use, and each Borrower shall procure that the Parent and its Subsidiaries and its and their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 5.09. [Reserved].

SECTION 5.10. Insurance. Each Loan Party will, and will cause each Subsidiary to, maintain with financially sound and reputable insurer, such public liability in insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Loans Parties as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. The Borrowers will furnish to the Administrative Agent, upon the request of the Administrative Agent, but no less frequently than annually, information in reasonable detail as to the insurance so maintained.

SECTION 5.11. Casualty and Condemnation. The Borrowers will (a) furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of the Collateral with a fair market value exceeding $10,000,000 or the commencement of any action or proceeding for the taking of any material portion of the Collateral with a fair market value exceeding $10,000,000 or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) ensure that the proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Collateral Documents.

SECTION 5.12. [Reserved].

SECTION 5.13. Additional Collateral; Further Assurances; Additional Loan Parties. (a) Subject to applicable Requirements of Law, as promptly as possible but in any event within thirty (30) days (or such later date as may be agreed upon by the Administrative Agent) after any Subsidiary of the Parent (other than an Excluded Subsidiary) is formed or acquired, each Loan Party will cause such Subsidiary to become a Loan Party by executing a Joinder Agreement and all applicable Collateral Documents (including an acknowledgment of each Intercreditor Agreement), such agreements to be accompanied by appropriate corporate resolutions, other corporate organizational and authorization documentation and, if requested by the Administrative Agent, legal opinions in form and substance reasonably satisfactory to the Administrative Agent, whereupon it shall guarantee repayment of all Secured Obligations. In connection therewith, the Administrative Agent shall have received all documentation and other information regarding such newly formed or acquired Subsidiaries as may be required to comply with the applicable “know your customer” rules and regulations, including the USA Patriot Act. Upon execution and delivery thereof, each such Person (i) shall automatically become a Loan Guarantor hereunder and thereupon shall have all of the rights, benefits, duties and obligations in such capacity under the Loan Documents and (ii) will grant Liens to the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, in any property of such Loan Party which constitutes Collateral, including any parcel of real property for which a Mortgage and related deliveries are required in accordance with the terms of the U.S. Security Agreement and the Canadian Security Agreement (if applicable) and subject to the terms of the Senior Secured Notes Intercreditor Agreement, but for the avoidance of doubt, excluding any Excluded Assets; provided, however, that no Mortgage shall be required to be delivered hereunder that is not also required to be delivered to secure Senior Secured Notes Obligations or Additional Secured Indebtedness Obligations.

(b) Without limiting the foregoing, each Loan Party will, and will cause each Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of hypothec, deeds of trust and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by any Requirement of Law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all in form and substance reasonably satisfactory to the Administrative Agent and all at the expense of the Loan Parties.

(c) If any assets other than Excluded Assets are acquired by any Loan Party after the Effective Date (other than assets constituting Collateral under the U.S. Security Agreement and the Canadian Security Agreement, as applicable, that become subject to the Lien under such security agreements upon acquisition thereof) or for which no further action is required pursuant to the terms of the U.S. Security Agreement or the Canadian Security Agreement, the Parent will (i) notify the Administrative Agent and the Lenders thereof and, if requested by the Administrative Agent or the Required Lenders, cause such assets to be subjected to a Lien securing the Secured Obligations and (ii) take, and cause each applicable Loan Party to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (c) of this Section, all at the expense of the Loan Parties.

(d) Notwithstanding anything to the contrary in this Section or in the definition of Excluded Subsidiary, if at any time after the Effective Date any Subsidiary of the Parent that is not a Loan Party shall become party to a guaranty of, or grant a Lien on any assets to secure the Senior Secured Note Obligations, any Additional Secured Indebtedness Obligations, any Subordinated Indebtedness or any other Material Indebtedness of a Loan Party, the Parent shall promptly notify the Administrative Agent thereof and, concurrently with such guaranty or grant, shall cause such Subsidiary to comply with Section 5.13(a), (b) and (c) hereof, as applicable (but without giving effect to any grace periods provided therein).

ARTICLE VI

Negative Covenants.

Until all of the Obligations have been Paid in Full, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the other Loan Parties, with the Lenders that:

SECTION 6.01. Indebtedness. No Loan Party will, nor will it permit any Subsidiary to, create, incur, assume or suffer to exist any Indebtedness, except:

(a) the Secured Obligations;

(b) (i) Indebtedness existing on the date hereof and set forth in Schedule 6.01 and any extensions, renewals, refinancings and replacements of any such Indebtedness in accordance with clause (f) hereof, (ii) Indebtedness evidenced by the Senior Secured Notes subject to the Senior Secured Notes Intercreditor Agreement, (iii) Indebtedness evidenced by the Convertible Notes, and in the case of each of the foregoing, any extensions, renewals, refinancings and replacements of any such Indebtedness in accordance with clause (f) hereof.

(c) Indebtedness of the Parent to any Subsidiary and of any Subsidiary to the Parent or any other Subsidiary, provided that (i) Indebtedness of any Subsidiary that is not a Loan Party to any Loan Party shall be subject to Section 6.04 and (ii) Indebtedness of any Loan Party to any Subsidiary that is not a Loan Party shall be subordinated to the Secured Obligations in the manner set forth in the Intercompany Note evidencing such Indebtedness and substantially in the form of Exhibit H hereto;

(d) Guarantees by the Parent of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Parent or any other Subsidiary, provided that (i) the Indebtedness so Guaranteed is permitted by this Section 6.01, (ii) Guarantees by any other Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 6.04 and (iii) Guarantees permitted under this clause (d) shall be subordinated to the Secured Obligations on the same terms as the Indebtedness so Guaranteed is subordinated to the Secured Obligations;

(e) Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets (whether or not constituting purchase money Indebtedness), including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness in accordance with clause (f) below; provided that (i) such Indebtedness is incurred prior to or within 120 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) together with any Refinance Indebtedness in respect thereof permitted by clause (f) below, shall not exceed $15,000,000 at any time outstanding;

(f) Indebtedness which represents extensions, renewals, refinancing or replacements (such Indebtedness being so extended, renewed, refinanced or replaced being referred to herein as the “Refinance Indebtedness”) of any of the Indebtedness described in clauses (b), (e) and (i) hereof (such Indebtedness being referred to herein as the “Original Indebtedness”); provided that (i) such Refinance Indebtedness does not increase the principal amount or interest rate of the Original Indebtedness, except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid and fees and expenses reasonably incurred, in connection with such refinancing, (ii) any Liens securing such Refinance Indebtedness are not extended to any additional property of any Loan Party or any Subsidiary, (iii) no Loan Party or any Subsidiary that is not originally obligated with respect to repayment of such Original Indebtedness is required to become obligated with respect to such Refinance Indebtedness, (iv) such Refinance Indebtedness does not result in a shortening of the average weighted maturity of such Original Indebtedness, (v) other than in the case of a refinancing of the Convertible Notes, such Refinance Indebtedness does not mature prior to 180 days after the Maturity Date, (vi) the terms of such Refinance Indebtedness other than fees and interest are not less favorable to the obligor thereunder than the original terms of such Original Indebtedness and (vii) if such Original Indebtedness was subordinated in right of payment or Lien priority to the Secured Obligations, then the terms and conditions of such Refinance Indebtedness must include subordination terms and conditions that are at least as favorable to the Administrative Agent and the Lenders as those that were applicable to such Original Indebtedness;

(g) Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(h) Indebtedness of any Loan Party in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business;

(i) Indebtedness of any Person that becomes a Subsidiary after the date hereof; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) the aggregate principal amount of Indebtedness permitted by this clause (j), together with any Refinance Indebtedness in respect thereof permitted by clause (f) above, shall not exceed $10,000,000 at any time outstanding;

(j) secured Indebtedness of the Loan Parties; provided, that in the case of each incurrence of such Indebtedness, (i) no Default shall have occurred and be continuing or would be caused by the incurrence of such Indebtedness, (ii) the Administrative Agent shall have received a certificate of a Financial Officer of the Parent demonstrating that the Parent has (A) a Secured Leverage Ratio less than or equal to 4.00 to 1.00 and (B) a Total Leverage Ratio less than or equal to 5.25 to 1.00, in each case determined on a pro forma basis after giving effect to the incurrence of any such Indebtedness, (iii) such Indebtedness is subject to an Additional Secured Indebtedness Intercreditor Agreement, (iv) such Indebtedness does not mature prior to 180 days after the Maturity Date and (v) such Indebtedness is not guaranteed or secured by any Person that is not a Loan Party;

(k) unsecured Indebtedness of any Loan Party (including Subordinated Indebtedness); provided, that in the case of each incurrence of such Indebtedness, (i) no Default shall have occurred and be continuing or would be caused by the incurrence of such Indebtedness, (ii) the Administrative Agent shall have received a certificate of a Financial Officer of the Parent demonstrating that the Parent has a Total Leverage Ratio less than or equal to 5.25 to 1.00 determined on a pro forma basis after giving effect to the incurrence of any such Indebtedness, (iii) such Indebtedness does not mature prior to 180 days after the Maturity Date and (iv) such Indebtedness is not guaranteed by any Person that is not a Loan Party;

(l) Indebtedness incurred pursuant to any Vendor Financing Arrangement in an aggregate principal amount (taken together with any Refinance Indebtedness incurred pursuant to Section 6.01(f) above in respect thereof) not to exceed $50.0 million at any one time outstanding, less the amount of any Indebtedness outstanding under Section 6.01(e);

(m) Indebtedness under Swap Agreements permitted by Section 6.07;

(n) (A) to the extent constituting Indebtedness, Banking Services Obligations of a Loan Party in connection with Banking Services arrangements with any Lender or any Affiliate of such Lender or (B) Indebtedness of the Parent or any Subsidiary in connection with cash management or similar treasury or custodial arrangements with any Person;

(o) Indebtedness of the Parent or any Subsidiary supported by a Letter of Credit, in a principal amount not to exceed the face amount of such Letter of Credit;

(p) Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business;

(q) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

(r) Indebtedness representing deferred compensation to employees of the Parent or any of its Subsidiaries incurred in the ordinary course of business;

(s) Indebtedness consisting of obligations of the Parent or any Subsidiary under deferred compensation or similar arrangements incurred by such Person in connection with Permitted Acquisitions or any other Investment expressly permitted hereunder;

(t) Indebtedness consisting of (a) financing of insurance premiums or (b) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(u) Indebtedness incurred by the Parent or any of its Subsidiaries in respect of letters of credit, bank guarantees, bankers’ acceptances, or similar instruments issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty, or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims; and

(v) to the extent constituting Subordinated Indebtedness, promissory notes issued in connection with the repurchase, redemption or other acquisition or retirement of Equity Interests held by any current or former officer, director or employee of any Parent or any of its Subsidiaries; provided, that, such repurchase, redemption, or other acquisition or retirement is permitted by Section 6.08(a)(vi).

SECTION 6.02. Liens. No Loan Party will, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including Accounts) or rights in respect of any thereof, except:

(a) Liens created pursuant to any Loan Document;

(b) Permitted Encumbrances;

(c) any Lien on any property or asset of the Parent or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Parent or such Subsidiary or any other Loan Party or Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d) Liens securing the Senior Secured Notes Obligations subject to the Senior Secured Notes Intercreditor Agreement, and any extensions, renewals, refinancings and replacements of the Senior Secured Notes Obligations in accordance with Section 6.01(f); provided that other than with respect to the Senior Secured Notes Priority Collateral, such Liens are subordinated to the Liens securing the Secured Obligations in accordance with the terms of the applicable Intercreditor Agreement.

(e) Liens on fixed or capital assets acquired, constructed or improved by any Borrower or any Subsidiary; provided that (i) such Liens secure Indebtedness (including Capital Lease Obligations) permitted by clause (e) of Section 6.01, (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 120 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such Liens shall not apply to any other property or assets of such Borrower or Subsidiary or any other Borrower or Subsidiary;

(f) any Lien existing on any property or asset (other than Accounts of a Loan Party) prior to the acquisition thereof by the Parent or any Subsidiary or existing on any property or asset (other than Accounts of a Loan Party) of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(g) Liens (i) of a collecting bank arising in the ordinary course of business under Section 4-210 of the UCC in effect in the relevant jurisdiction covering only the items being collected upon; (ii) attaching to a commodity trading account or other commodities brokerage account incurred in the ordinary course of business and (iii) in favor of banking or other financial institutions arising as a matter of law or under customary contractual provisions encumbering deposits or other funds maintained with such banking or other financial institutions (including the right of set off and grants of security interests in deposits and/or securities held by such banking or other financial institution) and that are within the general parameters customary in the banking industry;

(h) Liens arising out of Sale and Leaseback Transactions permitted by Section 6.06;

(i) Liens granted by a Subsidiary that is not a Loan Party in favor of any Loan Party in respect of Indebtedness owed by such Subsidiary;

(j) Liens securing Additional Secured Indebtedness incurred pursuant to Section 6.01(j) and related Additional Secured Indebtedness Obligations; provided that Liens on the ABL Priority Collateral and on all or any portion of any other Collateral are subordinated to the Liens securing the Secured Obligations in accordance with the terms of the applicable Additional Secured Indebtedness Intercreditor Agreement;

(k) Liens securing Indebtedness incurred pursuant to Section 6.01(l), which Liens do not extend to or cover any property or assets of the Parent or any other Subsidiary Loan Party other than the property or assets acquired pursuant to such Vendor Financing Arrangement

(l) leases, subleases, nonexclusive licenses or sublicenses granted to third parties that do not materially interfere with the business of the Parent and its Subsidiaries, taken as a whole;

(m) any interest or title of a lessor in the property subject to any Capital Lease or operating lease;

(n) Liens granted by a Subsidiary that is not a Loan Party in favor of the Parent or any other Loan Party;

(o) Liens encumbering customary initial deposits and margin deposits securing Indebtedness under Swap Agreements and other forward contracts, options, future contracts, futures options or similar agreements or arrangements incurred in each case, not for speculative purposes;

(p) Liens on any cash or Permitted Investments to the extent held in an escrow account or similar arrangement to be applied for the purpose of funding fees, expenses or other costs in respect of Indebtedness for which a current commitment exists;

(q) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(r) Liens securing reimbursement obligations with respect to letters of credit that solely encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

(s) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(t) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(u) Liens on inventory or other goods and proceeds securing obligations in respect of bankers’ acceptances issued or created to facilitate the purchase, shipment or storage of such inventory or other goods;

(v) Liens any property or assets of a Subsidiary that is not a Loan Party securing Indebtedness of such Subsidiary permitted under Section 6.01 hereof;

(w) any encumbrance or restriction (including, but not limited to, pursuant to put and call arrangements or buy/sell arrangements) with respect to capital stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(x) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Parent or any Subsidiary that permit satisfaction of overdraft, cash pooling or similar obligations incurred in the ordinary course of business of the Parent or any Subsidiary or (iii) relating to purchase orders and other agreements entered into with customers of the Parent or any Subsidiary in the ordinary course of business; and

(y) other Liens so long as the aggregate outstanding principal amount of the obligations secured thereby does not exceed $10,000,000.

Notwithstanding the foregoing, none of the Liens permitted pursuant to this Section 6.02 may at any time attach to any Loan Party’s Accounts, other than those permitted under clause (a) of the definition of Permitted Encumbrances, those permitted under clause (a), (b), (d) or (j) above and any Lien in favor of the Administrative Agent.

SECTION 6.03. Fundamental Changes. (a) No Loan Party will, nor will it permit any Subsidiary to, merge into or consolidate or amalgamate with any other Person, or permit any other Person to merge into or consolidate or amalgamate with it, or otherwise Dispose of all or substantially all/any substantial part of its assets, or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing (i) any Person may merge into a Borrower in a transaction in which the surviving entity is a Borrower, (ii) any Person may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary and, subject to the preceding clause (i), if any party to such merger is a Loan Party, such surviving entity is a Subsidiary or becomes a Subsidiary that is a Loan Party concurrently with such merger, (iii) any Subsidiary that is not a Loan Party may liquidate or dissolve if the Parent determines in good faith that such liquidation or dissolution is in the best interests of the Parent and its Subsidiaries and is not materially disadvantageous to the Lenders and (iv) any Loan Parties and their Subsidiaries may consummate an IP Reorganization Transaction; provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.

(b) Without limiting Section 1.08, if any Loan Party that is a limited liability company consummates a Division, each successor Person resulting from such Division shall be required to comply with the obligations set forth in Section 5.13 and the other further assurances obligations set forth in the Loan Documents and become a Loan Party under this Agreement and the other Loan Documents.

(c) No Loan Party will, nor will it permit any Subsidiary to, engage in any business other than businesses of the type conducted by the Parent and its Subsidiaries on the date hereof and businesses reasonably related or similar thereto or reasonable extensions thereof.

(d) No Loan Party will, nor will it permit any Subsidiary to, make any change in its fiscal year from the basis in effect on the Effective Date without the consent of the Administrative Agent.

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. No Loan Party will, nor will it permit any Subsidiary to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Loan Party and a wholly owned Subsidiary prior to such merger) any evidences of Indebtedness or Equity Interests of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger or otherwise), (each such transaction, an “Investment”), except:

(a) Permitted Investments;

(b) Investments in existence on the date hereof and described in Schedule 6.04;

(c) Investments by the Loan Parties and their Subsidiaries in Equity Interests in their respective Subsidiaries, provided that (i) any such Equity Interests held by a Loan Party shall be pledged pursuant to the U.S. Security Agreement or the Canadian Security Agreement, if and as applicable, and (ii) the aggregate amount of Investments by Loan Parties in Subsidiaries that are not Loan Parties (together with outstanding intercompany loans permitted under clause (ii) to the proviso to Section 6.04(d) and outstanding Guarantees permitted under the proviso to Section 6.04(e)) shall not exceed $3,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);

(d) loans or advances made by any Loan Party to any Subsidiary and made by any Subsidiary to a Loan Party or any other Subsidiary, provided that the amount of such loans and advances made by Loan Parties to Subsidiaries that are not Loan Parties (together with outstanding Investments permitted under clause (ii) to the proviso to Section 6.04(c) and outstanding Guarantees permitted under the proviso to Section 6.04(e)) shall not exceed $3,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);

(e) Guarantees constituting Indebtedness permitted by Section 6.01, provided that the aggregate principal amount of Indebtedness of Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Party (together with outstanding Investments permitted under clause (ii) to the proviso to Section 6.04(c) and outstanding intercompany loans permitted under clause (ii) to the proviso to Section 6.04(d)) shall not exceed $3,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);

(f) loans or advances made to directors, officers and employees of the Parent or any Subsidiary (x) on an arms-length basis in the ordinary course of business consistent with past practices for travel and entertainment expenses and similar purposes (other than relocation costs) in an aggregate principal amount not to exceed $3,500,000 at any one time outstanding, (y) on an arms-length basis in the ordinary course of business consistent with past practices for relocation costs and (z) to finance the purchase by such person of Equity Interests of the Parent or any Subsidiary or otherwise in an aggregate principal amount not to exceed $250,000 at any one time outstanding;

(g) notes payable, or stock or other securities issued by Account Debtors to a Loan Party pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the ordinary course of business, consistent with past practices;

(h) Investments in the form of Swap Agreements permitted by Section 6.07;

(i) Investments of any Person existing at the time such Person becomes a Subsidiary of the Parent or consolidates or merges with the Parent or any of its Subsidiaries (including in connection with a Permitted Acquisition) so long as such Investments were not made in contemplation of such Person becoming a Subsidiary or of such merger;

(j) Investments permitted to be received in consideration of Dispositions permitted by Section 6.05;

(k) Investments constituting deposits described in clauses (c) and (d) of the definition of the term “Permitted Encumbrances”;

(l) Permitted Acquisitions; and

(m) any other Investments (excluding Acquisitions); provided that, both immediately before and immediately after giving pro forma effect to any such Investment the Payment Condition shall be satisfied.

SECTION 6.05. Asset Sales. No Loan Party will, nor will it permit any Subsidiary to, Dispose of any asset, including any Equity Interest owned by it, nor will the Parent permit any Subsidiary to issue any additional Equity Interest in such Subsidiary (other than to the Parent or another Subsidiary in compliance with Section 6.04), except:

(a) Dispositions of (i) inventory in the ordinary course of business and (ii) used, obsolete, worn out or surplus equipment or property in the ordinary course of business;

(b) Dispositions of assets to the Parent or any Subsidiary, provided that any such Dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.09;

(c) Dispositions of Accounts in connection with the compromise, settlement or collection thereof;

(d) Dispositions of Permitted Investments and other Investments permitted by clauses (i) and (k) of Section 6.04;

(e) Dispositions in the form of transfers constituting Investments permitted by Section 6.04 or Restricted Payments permitted by Section 6.08;

(f) Sale and Leaseback Transactions permitted by Section 6.06;

(g) Dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Parent or any Subsidiary; and

(h) other Dispositions of assets; provided that the aggregate fair market value of all assets Disposed of in reliance upon this paragraph (g) shall not exceed $15,000,000 during any fiscal year of the Parent and provided further that all Dispositions permitted hereby shall be made for fair value and for at least 75% cash consideration;

(i) leases, subleases, nonexclusive licenses and sublicenses, in each case which do not materially interfere with the business of the Company and its Subsidiaries; and

(j) any merger, amalgamation, consolidation, liquidation, wind-up or dissolution, the purpose of which is to effect a disposition otherwise permitted in this Section 6.05.

SECTION 6.06. Sale and Leaseback Transactions. No Loan Party will, nor will it permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred (a “Sale and Leaseback Transaction”), except for any such sale of any fixed or capital assets by the Parent or any Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 120 days after the Parent or such Subsidiary acquires or completes the construction of such fixed or capital asset.

SECTION 6.07. Swap Agreements. No Loan Party will, nor will it permit any Subsidiary to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Parent or any Subsidiary has actual exposure (other than those in respect of Equity Interests of any Subsidiaries), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) or foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement for the purpose of fixing, hedging or swapping currency exchange rates with respect to any interest-bearing liability or investment of the Parent or any Subsidiary.

SECTION 6.08. Restricted Payments; Certain Payments of Indebtedness. (a) No Loan Party will, nor will it permit any Subsidiary to, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:

(i) the Parent may declare and pay dividends with respect to its common stock payable solely in additional shares of its common stock, and, with respect to its preferred stock, payable solely in additional shares of such preferred stock or in shares of its common stock;

(ii) Subsidiaries may declare and pay dividends ratably to the Parent or any Subsidiary of the Parent with respect to their Equity Interests;

(iii) the Parent and its Subsidiaries may declare or make, or agree to pay or make, directly or indirectly, any other Restricted Payments so long as, both immediately before and after giving pro forma effect to such Restricted Payment the Payment Conditions shall be satisfied;

(iv) the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

(v) payments made or expected to be made by the Company or any Subsidiary in respect of withholding or similar Taxes payable by any future, present or former employee, director, officer, manager or consultant and any repurchases of Equity Interests in consideration of such payments including deemed repurchases in connection with the exercise of stock options; and

(vi) the repurchase, redemption or other acquisition of the Parent’s Equity Interests from Persons who are or were formerly the Parent’s directors, officers or employees or those of any of the Parent’s Subsidiaries, or their respective estates, heirs, family members, spouses or former spouses, provided, however, that the aggregate amount of all such repurchases made in any calendar year pursuant to this Section 6.08(a)(vi) shall not exceed $1,500,000.

(b) No Loan Party will, nor will it permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:

(i) payment of Indebtedness created under the Loan Documents;

(ii) payment of (A) regularly scheduled interest and principal payments as and when due (including at maturity) in respect of any Indebtedness permitted under Section 6.01, other than payments in respect of Subordinated Indebtedness prohibited by the subordination provisions thereof, and (B) Indebtedness owing to the Parent or any Subsidiary that is otherwise permitted hereunder;

(iii) refinancings of Indebtedness to the extent permitted by Section 6.01;

(iv) payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; and

(v) the conversion (or exchange) of any Indebtedness to (or with) Qualified Equity Interests of the Parent or Indebtedness of the Parent;

(vi) the prepayment of Indebtedness of the Parent or any Subsidiary with the proceeds of any issuance of Qualified Equity Interests by the Parent; and

(vii) any other payments or distributions in respect of any Indebtedness, so long as, immediately before and after giving pro forma effect to such payment or distribution, the Payment Condition has been satisfied;

provided, however, that no such payment or distribution shall be made in respect of any Subordinated Indebtedness (including intercompany indebtedness), the Senior Secured Notes or any other Additional Secured Indebtedness in violation of the subordination provisions applicable thereto.

SECTION 6.09. Transactions with Affiliates. No Loan Party will, nor will it permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that are at prices and on terms and conditions not less favorable to such Loan Party or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among any Loan Parties and their Subsidiaries not involving any other Affiliate, (c) any Investment permitted by Section 6.04(c), (d) or (e), or any Indebtedness permitted under Section 6.01(c), (e) any Restricted Payment permitted by Section 6.08, (f) loans or advances to employees permitted under Section 6.04, (g) the payment of reasonable fees and expenses to directors of the Parent or any Subsidiary who are not employees of the Parent or such Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Parent and its Subsidiaries in the ordinary course of business, (h) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by the Parent’s board of directors and (i) investments by Affiliates in Indebtedness or Equity Interests of the Parent or a Subsidiary, so long as non-Affiliates were also offered the opportunity to invest in such Indebtedness or Equity Interests, and transactions with Affiliates solely in their capacity as holders of Indebtedness or Equity Interests of the Parent or a Subsidiary, to the extent the opportunity to participate in such transaction was offered to all holders of the applicable class (and there are non-Affiliate holders) and such Affiliates are treated no more favorably than all other holders of such class who elect to participate.

SECTION 6.10. Restrictive Agreements. No Loan Party will, nor will it permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Parent or any other Subsidiary or to Guarantee Indebtedness of the Parent or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by any Requirement of Law or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to (A) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or a business unit, division, product line or line of business of a Subsidiary, pending such sale, provided that such restrictions and conditions apply only to the Subsidiary or the business unit, division, product line or line of business of such Subsidiary that is to be sold and such sale is permitted hereunder, and (B) restrictions and conditions imposed by (1) the Senior Secured Note Documents, (2) any agreement or document governing or evidencing refinancing Indebtedness in respect of the Senior Secured Notes permitted under Section 6.01(b) or (f), or (3) any additional Indebtedness permitted to be incurred under Section 6.01(e) or (f), provided that the restrictions and conditions contained in any such agreement or document in clause (2) or (3) above are not less favorable to the Lenders in any material respect, taken as a whole, than the restrictions and conditions imposed by the Senior Secured Note Documents, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and such property or assets do not constitute Collateral, (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof, (vi) the foregoing shall not apply to agreements entered into by any Subsidiary that is not a Loan Party (including Foreign Subsidiaries other than Gogo Canada) that are otherwise permitted by this Agreement (so long as such agreements do not prohibit the Loan Parties from complying with the other provisions of this Agreement).

SECTION 6.11. Amendment of Material Documents. No Loan Party will, nor will it permit any of its Subsidiaries to, amend, modify or waive any of its rights under (a) any agreement or instrument governing or evidencing the Senior Secured Notes, Additional Secured Indebtedness or any Subordinated Indebtedness or (b) its certificate/articles of incorporation, by-laws, operating, management or partnership agreement or other organizational documents, in each case to the extent such amendment, modification or waiver is adverse in any material respect to the Lenders, unless consented to by the Administrative Agent (such consent not to be unreasonably withheld or delayed).

SECTION 6.12. Regulatory Matters.

(a) No FCC License Holder may (i) engage in any material business activities other than in connection with, incidental to, or in support of, the acquisition and use of such licenses or its role as licensee and/or licensor of the FCC Licenses (the “Permitted Activities”) or (ii) incur Indebtedness owed to any party other than the Parent or another Loan Party (other than Indebtedness owed to the FCC and incurred in connection with, incidental to, or in support of the Permitted Activities) or issue Equity Interests, other than in favor of or to the Parent or a Loan Party, in the case of (i) and (ii) other than as required by applicable law, rule or regulation; provided that any FCC License Holder may guarantee any Indebtedness (including any Secured Obligations) of the Parent or its Subsidiaries permitted to be incurred hereunder; provided, however, that such guarantee, by its terms or by the terms of any agreement or instrument pursuant to which such guarantee is outstanding, is subordinated in right of payment to payment of the Secured Obligations on terms and conditions satisfactory to the Agent. Any FCC License Holder shall be a Loan Party. All of the Equity Interests and evidences of Indebtedness of an FCC License Holder owed to the Parent or another Loan Party shall be pledged as Collateral to secure the Secured Obligations.

(b) No Loan Party shall operate its businesses other than in accordance with the Communications Laws and the terms and conditions of the FCC Licenses and other permits under Communications Laws. Except for any such failure that would not have a Material Adverse Effect, no Loan Party shall fail to file any report or application or pay any regulatory, filing or franchise fee pertaining to the business which is required to be filed with or paid to the FCC or any other Governmental Authority (including the FAA). No Loan Party shall take any action that would or could cause the FCC, the FAA or any other Governmental Authority to institute any proceedings for the cancellation, revocation, non-renewal, short-term renewal or modification of any of the FCC Licenses or FAA Approvals, or take or permit to be taken any other action within its control that could reasonably be expected to result in non-compliance with the requirements of the Communications Laws or other applicable law if, in either case, to take or permit to be taken any such action could reasonably be expected to have a Material Adverse Effect.

SECTION 6.13. Fixed Charge Coverage Ratio. On the first day on which Specified Availability is less than the greater of 15% of the Aggregate Revolving Commitment and $4,500,000 (the “Initial Test Date”), and as of the end of each calendar month thereafter, the Parent will not permit the Fixed Charge Coverage Ratio to be less than 1.00 to 1.00. Once such covenant is in effect, compliance with the covenant will be discontinued on the first day immediately succeeding the last day of the calendar month which includes the thirtieth (30th) consecutive day on which Specified Availability is greater than the greater of 15% of the Aggregate Revolving Commitment and $4,500,000 so long as (1) no Default shall have occurred and be continuing and (2) such covenant has not been in effect and discontinued more than once during the term of this Agreement. For the avoidance of doubt, the Fixed Charge Coverage Ratio shall be computed on the Initial Test Date based on the most recent fiscal quarter or calendar month, as applicable, for which Parent’s financial statements have been (or should have been) delivered prior to the Initial Test Date.

SECTION 6.14. Canadian Pension Plans. None of the Loan Parties shall, without the consent of the Lender, maintain, administer, contribute or have any liability in respect of any Canadian Defined Benefit Plan or acquire an interest in any Person if such Person sponsors, maintains, administers or contributes to, or has any liability in respect of any Canadian Defined Benefit Plan.

ARTICLE VII

Events of Default.

If any of the following events (“Events of Default”) shall occur:

(a) the Borrowers shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrowers shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable , and such failure shall continue unremedied for a period of five (5) Business Days;

(c) any representation or warranty made or deemed made by or on behalf of any Loan Party or any Subsidiary in, or in connection with, this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been materially incorrect when made or deemed made (or incorrect in the case of any representation or warranty qualified by materiality, including Material Adverse Effect);

(d) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03 (with respect to a Loan Party’s existence) or 5.08 or in Article VI;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those which constitute a default under another Section of this Article), and such failure shall continue unremedied for a period of (i) five (5) Business Days after the earlier of any Loan Party’s knowledge of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of Section 5.01, 5.02 (other than Section 5.02(a)), 5.03 through 5.07, 5.10, 5.11 or 5.13 of this Agreement or (ii) fifteen (15) Business Days after the earlier of any Loan Party’s knowledge of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of any other Section of this Agreement;

(f) any Loan Party or Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization, arrangement or other relief in respect of a Loan Party or Subsidiary or its debts, or of a substantial part of its assets, under any Debtor Relief Law or (ii) the appointment of a receiver, interim receiver, receiver and manager, monitor, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) any Loan Party or Subsidiary shall (i) voluntarily commence any proceeding or file any plan of arrangement, proposal or proceeding, or make an assignment into bankruptcy or file any petition seeking liquidation, reorganization or other relief under any Debtor Relief Laws, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, interim receiver, receiver and manager, monitor, trustee, custodian, sequestrator, conservator or similar official for such Loan Party or Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) any Loan Party or Subsidiary shall become unable, admit in writing its inability, or publicly declare its intention not to, or fail generally to pay its debts as they become due;

(k) (i) one or more judgments for the payment of money in an aggregate amount in excess of $10,000,000 shall be rendered against any Loan Party, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or Subsidiary to enforce any such judgment; or (ii) any Loan Party or Subsidiary shall fail within thirty (30) days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued;

(l) (i) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect, and (ii) a Canadian Pension Event shall have occurred; or there is an appointment by the appropriate Governmental Authority of a replacement administrator to administer any Canadian Defined Benefit Plan; or any Canadian Defined Benefit Plan shall be terminated or a replacement administrator is appointed; or the Canadian Guarantor or any other Canadian Subsidiary is in default with respect to payments to a Canadian Defined Benefit Plan; or the Canadian Guarantor or any other Canadian Subsidiary completely or partially withdraws from a Canadian Pension Plan or Canadian Defined Benefit Plan which is a multi-employer pension plan, as defined under the applicable pension standards legislation; or any Lien arises (save for contribution amounts not yet due) in connection with any Canadian Pension Plan or Canadian Defined Benefit Plan, in the case of any event under this clause (ii), when taken together with all other such events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m) a Change in Control shall occur;

(n) the Loan Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Loan Guaranty, or any Loan Guarantor shall fail to comply with any of the terms or provisions of the Loan Guaranty to which it is a party, or any Loan Guarantor shall deny that it has any further liability under the Loan Guaranty to which it is a party, or shall give notice to such effect, including, but not limited to notice of termination delivered pursuant to Section 10.08;

(o) except as permitted by the terms of any Collateral Document or any Intercreditor Agreement, any Collateral Document shall for any reason fail to create a valid, perfected security interest (with the priority required by the Senior Notes Intercreditor Agreement) in any Collateral purported to be covered thereby having a value in excess of $10,000,000;

(p) except as permitted by the terms of any Collateral Document, any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document; or

(q) any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction that evidences its assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms);

then, and in every such event (other than an event with respect to the Borrowers described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower Representative, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, whereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, but ratably as among the Classes of Loans and the Loans of each Class at the time outstanding, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees (including, for the avoidance of doubt, any break funding payments) and other obligations of the Borrowers accrued hereunder and under any other Loan Document, shall become due and payable immediately, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers, and (iii) require cash collateral for the LC Exposure in accordance with Section 2.06(j) hereof; and in the case of any event with respect to the Borrowers described in clause (h) or (i) of this Article, the Commitments (including the Swingline Commitment) shall automatically terminate and the principal of the Loans then outstanding and the cash collateral for the LC Exposure, together with accrued interest thereon and all fees (including, for the avoidance of doubt, any break funding payments) and other obligations of the Borrowers accrued hereunder and under any other Loan Documents, shall automatically become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, increase the rate of interest applicable to the Loans and other Obligations as set forth in this Agreement and exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC and the PPSA.

ARTICLE VIII

The Administrative Agent.

SECTION 8.01. Authorization and Action.

(a) Each Lender, on behalf of itself and any of its Affiliates that are Secured Parties and the Issuing Bank hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors and assigns to serve as the administrative agent and collateral agent under the Loan Documents and each Lender and the Issuing Bank authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than within the United States, each Lender and the Issuing Bank hereby grants to the Administrative Agent any required powers of attorney to execute and enforce any Collateral Document governed by the laws of such jurisdiction on such Lender’s or such Issuing Bank’s behalf. Without limiting the foregoing, each Lender and the Issuing Bank hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.

(b) As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender and the Issuing Bank; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the Administrative Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders and the Issuing Bank with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower, any other Loan Party, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(c) In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Issuing Bank (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:

(i) the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender, Issuing Bank or Secured Party other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and/or the transactions contemplated hereby;

(ii) where the Administrative Agent is required or deemed to act as a trustee in respect of any Collateral over which a security interest has been created pursuant to a Loan Document expressed to be governed by the laws of a country other than the United States of America, or is required or deemed to hold any Collateral “on trust” pursuant to the foregoing, the obligations and liabilities of the Administrative Agent to the Secured Parties in its capacity as trustee shall be excluded to the fullest extent permitted by applicable law;

(iii) to the extent that English law is applicable to the duties of the Administrative Agent under any of the Loan Documents, Section 1 of the Trustee Act 2000 of the United Kingdom shall not apply to the duties of the Administrative Agent in relation to the trusts constituted by that Loan Document; where there are inconsistencies between the Trustee Act 1925 or the Trustee Act 2000 of the United Kingdom and the provisions of this Agreement or such Loan Document, the provisions of this Agreement shall, to the extent permitted by applicable law, prevail and, in the case of any inconsistency with the Trustee Act 2000 of the United Kingdom, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act;

(iv) nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account; and

(v) notwithstanding the foregoing, the Administrative Agent agrees to act as the U.S. federal withholding Tax agent in respect of all amounts under the Loan Documents.

(d) The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub agent except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

(e) No Arranger or Syndication Agent shall have any obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.

(f) In case of the pendency of any proceeding with respect to any Loan Party under any Debtor Relief Law, the Administrative Agent (irrespective of whether the principal of any Loan or any reimbursement obligation in respect of any LC Disbursement shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Disbursements and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the Administrative Agent (including any claim under Sections 2.12, 2.13, 2.15, 2.17 and 9.03) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender, the Issuing Bank and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Issuing Bank or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.

(g) The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Bank, and, except solely to the extent of the Borrowers’ right to consent pursuant to and subject to the conditions set forth in this Article, no Borrower nor any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Secured Obligations provided under the Loan Documents, to have agreed to the provisions of this Article.

(h) Without limiting the powers of the Administrative Agent, for the purposes of holding any hypothec granted to the Attorney (as defined below) pursuant to the laws of the Province of Québec to secure the prompt payment and performance of any and all Obligations by any Loan Party, each of the Secured Parties hereby irrevocably appoints and authorizes the Administrative Agent and, to the extent necessary, ratifies the appointment and authorization of the Administrative Agent, to act as the hypothecary representative of the creditors as contemplated under Article 2692 of the Civil Code of Québec (in such capacity, the “Attorney”), and to enter into, to take and to hold on their behalf, and for their benefit, any hypothec, and to exercise such powers and duties that are conferred upon the Attorney under any related deed of hypothec. The Attorney shall: (a) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Attorney pursuant to any such deed of hypothec and applicable law, and (b) benefit from and be subject to all provisions hereof with respect to the Administrative Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Secured Parties and Loan Parties. Any person who becomes a Secured Party shall, by its execution of an Assignment and Assumption Agreement, be deemed to have consented to and confirmed the Attorney as the person acting as hypothecary representative holding the aforesaid hypothecs as aforesaid and to have ratified, as of the date it becomes a Secured Party, all actions taken by the Attorney in such capacity. The substitution of the Administrative Agent pursuant to the provisions of this Section 8.01 shall also constitute the substitution of the Attorney.

SECTION 8.02. Administrative Agent’s Reliance, Indemnification, Etc.

(a) Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by such party, the Administrative Agent or any of its Related Parties under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party to perform its obligations hereunder or thereunder.

(b) The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof (stating that it is a “notice of default”) is given to the Administrative Agent by the Borrower Representative, a Lender or the Issuing Bank, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent, or (vi) the creation, perfection or priority of Liens on the Collateral.

(c) Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 9.04, (ii) may rely on the Register to the extent set forth in Section 9.04(b), (iii) may consult with legal counsel (including counsel to the Borrowers), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender or Issuing Bank and shall not be responsible to any Lender or Issuing Bank for any statements, warranties or representations made by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank sufficiently in advance of the making of such Loan or the issuance of such Letter of Credit and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

SECTION 8.03. Posting of Communications.

(a) The Borrowers agree that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Bank by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic system chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, the Issuing Bank and each Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, the Issuing Bank and each Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c) THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, THE ARRANGERS, THE SYNDICATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or Issuing Bank by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.

(d) Each Lender and Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and Issuing Bank agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Issuing Bank’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e) Each of the Lenders, Issuing Bank and each Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(f) Nothing herein shall prejudice the right of the Administrative Agent, any Lender or Issuing Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 8.04. The Administrative Agent Individually. With respect to its Commitment, Loans (including Swingline Loans) and Letters of Credit, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or Issuing Bank, as the case may be. The terms “Issuing Bank”, “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender, Issuing Bank or as one of the Required Lenders, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, any Loan Party, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders or the Issuing Bank.

SECTION 8.05. Successor Administrative Agent.

(a) The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders, the Issuing Bank and the Borrower Representative, whether or not a successor Administrative Agent has been appointed. Upon any such resignation, the Required Lenders shall have the right, to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York or an Affiliate of any such bank. In either case, such appointment shall be subject to the prior written approval of the Borrower Representative (which approval may not be unreasonably withheld and shall not be required while an Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents.

(b) Notwithstanding paragraph (a) of this Section, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Bank and the Borrowers, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Collateral Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties and continue to be entitled to the rights set forth in such Collateral Document and Loan Document, and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative

Agent is appointed and accepts such appointment in accordance with this Section (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest), and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender and Issuing Bank. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article, Section 2.17(d) and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (a) above.

SECTION 8.06. Acknowledgements of Lenders and Issuing Bank.

(a) Each Lender represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and that it has, independently and without reliance upon the Administrative Agent, the Arrangers, the Syndication Agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arrangers, the Syndication Agent or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrowers and their Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b) Each Lender, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date or the effective date of any such Assignment and Assumption or any other Loan Document pursuant to which it shall have become a Lender hereunder.

(c) Each Lender hereby agrees that (i) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent; (ii) the Administrative Agent (A) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (B) shall not be liable for any information contained in any Report; (iii) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that the Administrative Agent undertakes no obligation to update, correct or supplement the Reports; (iv) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Loan Party or any other Person except as otherwise permitted pursuant to this Agreement; and (v) without limiting the generality of any other indemnification provision contained in this Agreement, (A) it will hold the Administrative Agent and any such other Person preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any extension of credit that the indemnifying Lender has made or may make to a Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans; and (B) it will pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorneys’ fees) incurred by the Administrative Agent or any such other Person as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

SECTION 8.07. Collateral Matters.

(a) Except with respect to the exercise of setoff rights in accordance with Section 9.08 or with respect to a Secured Party’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Secured Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof. In its capacity, the Administrative Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the UCC. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Secured Parties.

(b) In furtherance of the foregoing and not in limitation thereof, no arrangements in respect of Banking Services the obligations under which constitute Secured Obligations and no Swap Agreement the obligations under which constitute Secured Obligations, will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under any Loan Document. By accepting the benefits of the Collateral, each Secured Party that is a party to any such arrangement in respect of Banking Services or Swap Agreement, as applicable, shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.

(c) The Secured Parties irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Lien on any Collateral to the extent provided in Section 9.02(c) and to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(b). The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders or any other Secured Party for any failure to monitor or maintain any portion of the Collateral.

SECTION 8.08. Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.02 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

SECTION 8.09. Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that none of the Administrative Agent, the Arrangers, the Syndication Agent or any of their respective Affiliates is a fiduciary with respect to the Collateral or the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

(c) Each of the Administrative Agent and the Arrangers and the Syndication Agent hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Loan Documents, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

SECTION 8.10. Flood Laws. JPMCB has adopted internal policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and related legislation (the “Flood Laws”). JPMCB, as administrative agent or collateral agent on a syndicated facility, will post on the applicable electronic platform (or otherwise distribute to each Lender in the syndicate) documents that it receives in connection with the Flood Laws. However, JPMCB reminds each Lender and Participant in the facility that, pursuant to the Flood Laws, each federally regulated Lender (whether acting as a Lender or Participant in the facility) is responsible for assuring its own compliance with the flood insurance requirements.

SECTION 8.11. Intercreditor Agreement. Without limiting the authority granted to the Administrative Agent in this Article VIII, each Lender (and each Person that becomes a Lender hereunder), on behalf of itself and its Affiliates, hereby authorizes and directs the Administrative Agent to enter into, and to amend, restate, supplement or otherwise modify, any Intercreditor Agreement on behalf of such Lender and agrees that the Administrative Agent may take such actions on its behalf as is contemplated by the terms of such Intercreditor Agreement. In the event of any conflict between the terms of any Intercreditor Agreement and this Agreement, the terms of such Intercreditor Agreement shall govern and control.

ARTICLE IX

Miscellaneous.

SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone or Electronic Systems (and subject in each case to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i) if to any Loan Party, to the Borrower Representative at:

111 N. Canal Street, Suite 1500

Chicago, Illinois 60606

Attention: General Counsel

Facsimile No: (312) 575-0543

E-mail address: MElias@gogoair.com

With a copy to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Attention: Matthew E. Kaplan, Esq.

Facsimile No: (212) 521-7334

E-mail address: mekaplan@debevoise.com

(ii) if to the Administrative Agent, JPMCB in its capacity as an Issuing Bank or the Swingline Lender, to JPMorgan Chase Bank, N.A. at:

ABL - Credit Risk Manager

2200 Ross Ave, 9th FL

Dallas, TX 75201

Attention: Jerome Prince

Facsimile No: (214) 965-4731

E-mail address: jerome.d.prince@jpmorgan.com

(iii) if to any other Lender or Issuing Bank, to it at its address or facsimile number set forth in its Administrative Questionnaire.

All such notices and other communications (A) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received, (B) sent by facsimile shall be deemed to have been given when sent, provided that if not given during normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day of the recipient, or (C) delivered through Electronic Systems or Approved Electronic Platforms, as applicable, to the extent provided in paragraph (b) below shall be effective as provided in such paragraph.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by using Electronic Systems or Approved Electronic Platforms, as applicable, or pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent and the Borrower Representative (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by Electronic Systems or Approved Electronic Platforms, as applicable, pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise proscribes, all such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day of the recipient.

(c) Any party hereto may change its address, facsimile number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.

SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under any other Loan

Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Except as provided in the first sentence of Section 2.09(f) (with respect to any commitment increase) and subject to Section 2.14(c) and Section 9.02(e) below, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or (y) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender (including any such Lender that is a Defaulting Lender), (ii) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby (provided that any amendment or modification of the financial covenants in this Agreement (or any defined term used therein) shall not constitute a reduction in the rate of interest or fees for purposes of this clause (ii)), (iii) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby, (iv) change Section 2.09(d) or Section 2.18(b) or (d) in a manner that would alter the ratable reduction of Commitments or the manner in which payments are shared, without the written consent of each Lender (other than any Defaulting Lender), (v) increase the advance rates set forth in the definition of Borrowing Base or add new categories of eligible assets, without the written consent of the Supermajority Lenders (other than any Defaulting Lender), (vi) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (other than any Defaulting Lender) directly affected thereby, (vii) change Section 2.20 without the consent of each Lender (other than any Defaulting Lender), (viii) release any Loan Guarantor from its obligation under its Loan Guaranty (except as otherwise permitted herein or in the other Loan Documents), without the written consent of each Lender (other than any Defaulting Lender), or (ix) except as provided in clause (c) of this Section or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender (other than any Defaulting Lender); provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be (it being understood that any amendment to Section 2.20 shall require the consent of the Administrative Agent, the Issuing Bank and the Swingline Lender); provided further that no such agreement shall amend or modify the provisions of Section 2.07 or any letter of credit application and any bilateral agreement between the Borrower Representative and the Issuing Bank regarding the Issuing Bank’s Issuing Bank Sublimit or the respective rights and obligations between any Borrower and the Issuing Bank in connection with the issuance of Letters of Credit without the prior written consent of the Administrative Agent and the Issuing Bank, respectively. The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04. Any amendment, waiver or other modification of this Agreement or any other Loan Document that by its terms affects the rights or duties under this Agreement of the Lenders of one or more Classes (but not the Lenders of any other Class), may be effected by an agreement or agreements in writing entered into by the Borrowers and the requisite number or percentage in interest of each affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time.

(c) The Lenders and the Issuing Bank hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Liens granted to the Administrative Agent by the Loan Parties on any Collateral (i) in whole automatically upon the Payment in Full of all Secured Obligations, and the cash collateralization of all Unliquidated Obligations in a manner satisfactory to each affected Lender, (ii) constituting property being Disposed of (including any rights to use intellectual property) to any Person that is not (either before or after such sale or Disposition) a Loan Party (except in the case of an IP Reorganization Transaction, which shall result in a release of the subject Collateral pursuant to this clause (ii)) pursuant to a transaction permitted by this Agreement, automatically, and, to the extent that the property being Disposed of constitutes 100% of the Equity Interests of a Subsidiary, the Administrative Agent is authorized to release any Loan Guaranty provided by such Subsidiary as provided in Section 10.14, (iii) as to a release of less than all or substantially all of the Collateral (other than pursuant to clause (v) below), if (x) as a result of any transaction or occurrence a Loan Party becomes an Excluded Subsidiary in accordance with the provisions of the Credit Agreement, in which case the Lien pursuant to the Collateral Documents on all Collateral of such Loan Party (if any) shall be automatically released or (b) any Collateral is or becomes an Excluded Asset, in which case the Lien pursuant to the Collateral Documents on such Excluded Asset shall be automatically released, (iv) as to a release of all or substantially all of the Collateral (other than pursuant to clause (v) below), if the release of such Collateral is approved, authorized or ratified by each of the Lenders, (v) as provided in the Senior Secured Notes Intercreditor Agreement, (vi) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement or (vii) as required to effect any Disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII. Except as provided in the preceding sentence, the Administrative Agent will not release any Liens on Collateral without the prior written authorization of the Required Lenders or, if required pursuant to Section 9.20, each Lender; provided that, the Administrative Agent may in its discretion, release its Liens on Collateral valued in the aggregate not in excess of $2,500,000 during any calendar year without the prior written authorization of any Lender (it being agreed that the Administrative Agent may rely conclusively on one or more certificates of the Borrowers as to the value of any Collateral to be so released, without further inquiry). Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral. In addition to and without limiting the provisions of this Section 9.02(c), the Administrative Agent agrees at the request and sole expense of any Loan Party, to deliver any such released Collateral (if held by the Administrative Agent) to such Grantor and the Administrative Agent shall execute, acknowledge and deliver to such Grantor such releases, instruments or other documents (including UCC termination statements), and do or cause to be done all other acts, as such Grantor shall reasonably request to evidence such release; provided that the Loan Party Disposing of such property certifies to the Administrative Agent that the Disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry). Any execution and delivery by the Administrative Agent of documents in connection with any such release shall be without recourse to or warranty by the Administrative Agent.

(d) If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but has not been obtained being referred to herein as a “Non-Consenting Lender”), then the Borrowers may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrowers, the Administrative Agent and the Issuing Bank shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) the Borrowers shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrowers hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower Representative, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided that any such documents shall be without recourse to or warranty by the parties thereto.

(e) Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Borrower Representative only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Loan Parties shall, jointly and severally, pay all (i) reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication and distribution (including, without limitation, via the internet or through any Electronic System or Approved Electronic Platform) of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit. Expenses being reimbursed by the Loan Parties under this Section include, without limiting the generality of the foregoing, fees, costs and expenses incurred in connection with:

(A) appraisals and insurance reviews;

(B) field examinations and the preparation of Reports based on the fees charged by a third party retained by the Administrative Agent or the internally allocated fees for each Person employed by the Administrative Agent with respect to each field examination;

(C) background checks regarding senior management and/or key investors, as deemed necessary or appropriate in the sole discretion of the Administrative Agent;

(D) Taxes, fees and other charges for (1) lien and title searches and title insurance and (2) recording the Mortgages, filing financing statements and continuations, and other actions to perfect, protect, and continue the Administrative Agent’s Liens;

(E) sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take; and

(F) forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.

All of the foregoing fees, costs and expenses may be charged to the Borrowers as Revolving Loans or to another deposit account, all as described in Section 2.18(c).

(b) The Loan Parties shall, jointly and severally, indemnify the Administrative Agent, the Arrangers, the Syndication Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, incremental taxes, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by a Loan Party or a Subsidiary, or any Environmental Liability related in any way to a Loan Party or a Subsidiary, (iv) the failure of a Loan Party to deliver to the Administrative Agent the required receipts or other required documentary evidence with respect to a payment made by a Loan Party for Taxes pursuant to Section 2.17, or (v) any actual or prospective claim, litigation, investigation, arbitration or proceeding relating to any of the foregoing, whether or not such claim, litigation, investigation, arbitration or proceeding is brought by any Loan Party or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

(c) Each Lender severally agrees to pay any amount required to be paid by any Loan Party under paragraph (a) or (b) of this Section 9.03 to the Administrative Agent, each Issuing Bank and the Swingline Lender, and each Related Party of any of the foregoing Persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by a Loan Party and without limiting the obligation of any Loan Party to do

so), ratably according to their respective Applicable Percentage in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Applicable Percentage immediately prior to such date), from and against any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent Indemnitee in its capacity as such; provided, further, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and the Payment in Full of the Secured Obligations.

(d) To the extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet) or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this paragraph (d) shall relieve any Loan Party of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(e) All amounts due under this Section shall be payable promptly but in any event not later than fifteen (15) days after written demand therefor.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, participations in Letters of Credit and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower Representative, provided that the Borrower Representative shall be deemed to have consented to any such assignment of all or a portion of the Revolving Loans and Commitments unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof, and provided further that no consent of the Borrower Representative shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(B) the Administrative Agent;

(C) the Issuing Bank; and

(D) the Swingline Lender.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower Representative and the Administrative Agent otherwise consent, provided that no such consent of the Borrower Representative shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Parent, the other Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 9.04(b), the terms “Approved Fund” and “Ineligible Institution” have the following meanings:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender or its Lender Parent, (c) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof; provided that, with respect to clause (c), such company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business or (d) a Loan Party or a Subsidiary or other Affiliate of a Loan Party.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits (and to have the obligation) of a Lender under Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05, 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Lender may, without the consent of, or notice to, the Borrowers, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) other than an Ineligible Institution in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) the Borrowers, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the obligations and limitations therein, including the requirements under Section 2.17(f) and (g) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender and the information and documentation required under Section 2.17(g) will be delivered to the Borrowers and the Administrative Agent)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that (A) such Participant agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) the Borrowers shall not be required to make any greater payment under Section 2.15 or 2.17, with respect to any participation, than it would have been obligated to make in the absence of any participation.

Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 2.19(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting for itself and, solely for this purpose, as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 9.06. Counterparts; Integration; Effectiveness; Electronic Execution. (a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b) Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby or thereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept electronic signatures in any form or format without its prior written consent.

SECTION 9.07. Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held, and other obligations at any time owing, by such Lender, the Issuing Bank or any such Affiliate, to or for the credit or the account of any Loan Party against any and all of the Secured Obligations held by such Lender, the Issuing Bank or their respective Affiliates, irrespective of whether or not such Lender, the Issuing Bank or their respective Affiliates shall have made any demand under the Loan Documents and although such obligations may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender or the Issuing Bank different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.20 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Bank, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The applicable Lender, the Issuing Bank or such Affiliate shall notify the Borrower Representative and the Administrative Agent of such setoff or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff or application under this Section. The rights of each Lender, the Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Bank or their respective Affiliates may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) The Loan Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the internal laws of the State of New York, but giving effect to federal laws applicable to national banks.

(b) Each of the Lenders and the Administrative Agent hereby irrevocably and unconditionally agrees that, notwithstanding the governing law provisions of any applicable Loan Document, any claims brought against the Administrative Agent by any Secured Party relating to this Agreement, any other Loan Document, the Collateral or the consummation or administration of the transactions contemplated hereby or thereby shall be construed in accordance with and governed by the law of the State of New York.

(c) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any U.S. federal or New York state court sitting in New York, New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Documents, the transactions relating hereto or thereto, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may (and any such claims, cross-claims or third party claims brought against the Administrative Agent or any of its Related Parties may only) be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(d) Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (c) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(e) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OR OTHER AGENT (INCLUDING ANY ATTORNEY) OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by any Requirement of Law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the consent of the Borrower Representative or (h) to the extent such Information (1) becomes publicly available other than as a result of a breach of this Section or (2) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrowers, or (i) on a confidential basis to (1) any rating agency in connection with rating any Borrower or its Subsidiaries or the credit facilities provided for herein or (2) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of identification numbers with respect to the credit facilities provided for herein.

For the purposes of this Section, “Information” means all information received from the Borrowers relating to the Borrowers or their business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrowers and other than information pertaining to this Agreement provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from the Borrowers after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER ACKNOWLEDGES THAT INFORMATION (AS DEFINED IN THIS SECTION 9.12) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE PARENT, AND ITS AFFILIATES, THE OTHER LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWERS OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE PARENT, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWERS AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

SECTION 9.13. Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board) for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, neither the Issuing Bank nor any Lender shall be obligated to extend credit to the Borrowers in violation of any Requirement of Law.

SECTION 9.14. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the USA PATRIOT Act.

SECTION 9.15. Disclosure. Each Loan Party, each Lender and the Issuing Bank hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Loan Parties and their respective Affiliates.

SECTION 9.16. Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the other Secured Parties, in assets which, in accordance with Article 9 of the UCC, the PPSA or any other applicable law can be perfected only by possession or control. Should any Lender (other than the

Administrative Agent) obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

SECTION 9.17. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the NYFRB Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.18. Marketing Consent. The Borrowers hereby authorize JPMCB and its affiliates, at their respective sole expense, subject to prior review by the Borrowers, to publish such tombstones and give such other publicity to this Agreement as each may from time to time determine in its sole discretion. The foregoing authorization shall remain in effect unless and until the Borrower Representative notifies JPMCB in writing that such authorization is revoked.

SECTION 9.19. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

SECTION 9.20. No Fiduciary Duty, etc. (a) Each Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that no Credit Party will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Credit Party is acting solely in the capacity of an arm’s length contractual counterparty to each Borrower with respect to the

Loan Documents and the transactions contemplated herein and therein and not as a financial advisor or a fiduciary to, or an agent of, any Borrower or any other person. Each Borrower agrees that it will not assert any claim against any Credit Party based on an alleged breach of fiduciary duty by such Credit Party in connection with this Agreement and the transactions contemplated hereby. Additionally, each Borrower acknowledges and agrees that no Credit Party is advising any Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. Each Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated herein or in the other Loan Documents, and the Credit Parties shall have no responsibility or liability to any Borrower with respect thereto.

(b) Each Borrower further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party, together with its Affiliates, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, any Borrower and other companies with which any Borrower may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

(c) In addition, each Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which a Borrower may have conflicting interests regarding the transactions described herein and otherwise. No Credit Party will use confidential information obtained from any Borrower by virtue of the transactions contemplated by the Loan Documents or its other relationships with such Borrower in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies. Each Borrower also acknowledges that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to any Borrower, confidential information obtained from other companies.

SECTION 9.21. Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered

Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

SECTION 9.22. Canadian Anti-Money Laundering Legislation. Each Loan Party acknowledges that, pursuant to the Canadian Anti-Money Laundering & Anti-Terrorism Legislation and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws (collectively, including any guidelines or orders thereunder, “AML Legislation”), the Lender may be required to obtain, verify and record information regarding the Loan Parties and their respective directors, authorized signing officers, direct or indirect shareholders or other Persons in control of the Loan Parties, and the transactions contemplated hereby. Each Loan Party shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or any prospective assignee or participant of the Lender, in order to comply with any applicable AML Legislation, whether now or hereafter in existence. If the Administrative Agent has ascertained the identity of any Loan Party or any authorized signatories of any Loan Party for the purposes of applicable AML Legislation, then the Administrative Agent, (i) shall be deemed to have done so as an agent for each Secured Party, and this Agreement shall constitute a “written agreement” in such regard between each Secured Party and the Administrative Agent within the meaning of the applicable AML Legislation; and (ii) shall provide to each Secured Party copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

SECTION 9.23. Judgment Currency. If for the purpose of obtaining judgment in any court it is necessary to convert an amount due hereunder in the currency in which it is due (the “Original Currency”) into another currency (the “Second Currency”), the rate of exchange applied shall be that at which, in accordance with normal banking procedures, the Lender could purchase in the New York foreign exchange market, the Original Currency with the Second Currency on the date two (2) Business Days preceding that on which judgment is given. Each Borrower agrees that its obligation in respect of any Original Currency due from it hereunder shall, notwithstanding any judgment or payment in such other currency, be discharged only to the extent that, on the Business Day following the date the Lender receives payment of any sum so adjudged to be due hereunder in the Second Currency, the Lender may, in accordance with normal banking procedures, purchase, in the New York foreign exchange market, the Original Currency with the amount of the Second Currency so paid; and if the amount of the Original Currency so purchased or could have been so purchased is less than the amount originally due in the Original Currency, each Borrower agrees as a separate obligation and notwithstanding any such payment or judgment to indemnify the Lender against such loss. The term “rate of exchange” in this Section 9.23 means the spot rate at which the Lender, in accordance with normal practices, is able on the relevant date to purchase the Original Currency with the Second Currency, and includes any premium and costs of exchange payable in connection with such purchase.

ARTICLE X

Loan Guaranty.

SECTION 10.01. Guaranty. Each Loan Guarantor (other than those that have delivered a separate Guaranty) hereby agrees that it is jointly and severally liable for, and, as a primary obligor and not merely as surety, absolutely, unconditionally and irrevocably guarantees to the Secured Parties, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations and all costs and expenses, including, without limitation, all court costs and attorneys’ and paralegals’ fees (including allocated costs of in-house counsel and paralegals) and expenses paid or incurred by the Administrative Agent, the Issuing Bank and the Lenders in endeavoring to collect all or any part of the Secured Obligations from, or in prosecuting any action against, any Borrower, any Loan Guarantor or any other guarantor of all or any part of the Secured Obligations (such costs and expenses, together with the Secured Obligations, collectively the “Guaranteed Obligations”; provided, however, that the definition of “Guaranteed Obligations” shall not create any guarantee (x) by any Loan Guarantor of (or grant of security interest by any Loan Guarantor to support, as applicable) any Excluded Swap Obligations of such Loan Guarantor for purposes of determining any obligations of any Loan Guarantor) or (y) by any Loan Guarantor (other than the Parent) of any of the Secured Obligations owing by the Parent. Each Loan Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Loan Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Guaranteed Obligations.

SECTION 10.02. Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Each Loan Guarantor waives any right to require the Administrative Agent, the Issuing Bank or any Lender to sue any Borrower, any Loan Guarantor, any other guarantor of, or any other Person obligated for, all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

SECTION 10.03. No Discharge or Diminishment of Loan Guaranty. (a) Except as otherwise provided for herein, the obligations of each Loan Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than Payment in Full of the Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of any Borrower or any other Obligated Party liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, winding-up, liquidation, reorganization or other similar proceeding affecting any Obligated Party or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Obligated Party, the Administrative Agent, the Issuing Bank, any Lender or any other Person, whether in connection herewith or in any unrelated transactions.

(b) The obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(c) Further, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent, the Issuing Bank or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection or invalidity of any indirect or direct security for the obligations of any Borrower for all or any part of the Guaranteed Obligations or any obligations of any other Obligated Party liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent, the Issuing Bank or any Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than Payment in Full of the Guaranteed Obligations).

SECTION 10.04. Defenses Waived. To the fullest extent permitted by applicable law, each Loan Guarantor hereby waives any defense based on or arising out of any defense of any Borrower or any Loan Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any Borrower, any Loan Guarantor or any other Obligated Party, other than Payment in Full of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Obligated Party or any other Person. Each Loan Guarantor confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder. The Administrative Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guaranty except to the extent the Guaranteed Obligations have been Paid in Full. To the fullest extent permitted by applicable law, each Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Obligated Party or any security.

SECTION 10.05. Rights of Subrogation. No Loan Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification, that it has against any Obligated Party or any collateral, until the Loan Parties and the Loan Guarantors have fully performed all their obligations to the Administrative Agent, the Issuing Bank and the Lenders.

SECTION 10.06. Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations (including a payment effected through exercise of a right of setoff) is rescinded, or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise (including pursuant to any settlement entered into by a Secured Party in its discretion), each Loan Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent, the Issuing Bank and the Lenders are in possession of this Loan Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Loan Guarantors forthwith on demand by the Administrative Agent.

SECTION 10.07. Information. Each Loan Guarantor assumes all responsibility for being and keeping itself informed of the Borrowers’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guaranty, and agrees that none of the Administrative Agent, the Issuing Bank or any Lender shall have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.

SECTION 10.08. Termination. Each of the Lenders and the Issuing Bank may continue to make loans or extend credit to the Borrowers based on this Loan Guaranty until five (5) days after it receives written notice of termination from any Loan Guarantor. Notwithstanding receipt of any such notice, each Loan Guarantor will continue to be liable to the Lenders for any Guaranteed Obligations created, assumed or committed to prior to the fifth day after receipt of the notice, and all subsequent renewals, extensions, modifications and amendments with respect to, or substitutions for, all or any part of such Guaranteed Obligations. Nothing in this Section 10.08 shall be deemed to constitute a waiver of, or eliminate, limit, reduce or otherwise impair any rights or remedies the Administrative Agent or any Lender may have in respect of, any Default or Event of Default that shall exist under clause (o) of Article VII hereof as a result of any such notice of termination.

SECTION 10.09. Taxes. Each payment of the Guaranteed Obligations will be made by each Loan Guarantor without withholding for any Taxes, unless such withholding is required by law. If any Loan Guarantor determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Loan Guarantor may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Loan Guarantor shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the Administrative Agent, Lender or Issuing Bank (as the case may be) receives the amount it would have received had no such withholding been made.

SECTION 10.10. Maximum Liability. Notwithstanding any other provision of this Loan Guaranty, the amount guaranteed by each Loan Guarantor hereunder shall be limited to the extent, if any, required so that its obligations hereunder shall not be subject to avoidance under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act, Uniform Voidable Transactions Act or similar statute or common law. In determining the limitations, if any, on the amount of any Loan Guarantor’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation, indemnification or contribution which such Loan Guarantor may have under this Loan Guaranty, any other agreement or applicable law shall be taken into account.

SECTION 10.11. Contribution.

(a) To the extent that any Loan Guarantor shall make a payment under this Loan Guaranty (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Loan Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Loan Guarantor if each Loan Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion as such Loan Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Loan Guarantors as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Guarantor Payment and the Payment in Full of the Guaranteed Obligations and the termination of this Agreement, such Loan Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Loan Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b) As of any date of determination, the “Allocable Amount” of any Loan Guarantor shall be equal to the excess of the fair saleable value of the property of such Loan Guarantor over the total liabilities of such Loan Guarantor (including the maximum amount reasonably expected to become due in respect of contingent liabilities, calculated, without duplication, assuming each other Loan Guarantor that is also liable for such contingent liability pays its ratable share thereof), giving effect to all payments made by other Loan Guarantors as of such date in a manner to maximize the amount of such contributions.

(c) This Section 10.11 is intended only to define the relative rights of the Loan Guarantors, and nothing set forth in this Section 10.11 is intended to or shall impair the obligations of the Loan Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Loan Guaranty.

(d) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Loan Guarantor or Loan Guarantors to which such contribution and indemnification is owing.

(e) The rights of the indemnifying Loan Guarantors against other Loan Guarantors under this Section 10.11 shall be exercisable upon the Payment in Full of the Guaranteed Obligations and the termination of this Agreement.

SECTION 10.12. Liability Cumulative. The liability of each Loan Party as a Loan Guarantor under this Article X is in addition to and shall be cumulative with all liabilities of each Loan Party to the Administrative Agent, the Issuing Bank and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

SECTION 10.13. Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guarantee in respect of a Swap Obligation (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.13 or otherwise under this Loan Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). Except as otherwise provided herein, the obligations of each Qualified ECP Guarantor under this Section 10.13 shall remain in full force and effect until the termination of all Swap Obligations. Each Qualified ECP Guarantor intends that this Section 10.13 constitute, and this Section 10.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

SECTION 10.14. Releases.

(a) A Guarantee of a Guarantor (other than a Borrower or the Parent) will be automatically and unconditionally released (and thereupon shall terminate and be discharged and be of no further force and effect):

(i) in connection with any sale or other Disposition (including by merger or otherwise) of (x) capital stock of the Guarantor or (y) all or substantially all of the assets of such Guarantor, in each case if (i) such sale or other Disposition (including by merger or otherwise) is permitted hereunder and (ii) following which such Guarantor is no longer a Subsidiary;

(ii) upon the merger, consolidation or amalgamation of any Guarantor with and into the Parent, a Borrower or any other Loan Party and that is the surviving Person in such merger, consolidation or amalgamation, or upon the liquidation of such Guarantor following the transfer of all of its assets to the Parent or its Subsidiary; provided that any Guarantor that survives any such transaction or is the transferee of assets of such a Guarantor remains a Guarantor;

(iii) upon Payment in Full; or

(iv) if the Borrower Representative has determined, reasonably and in good faith, that (i) a Foreign Subsidiary acting as a Loan Guarantor is not practicable (including as a result of local law in the jurisdiction in which such Foreign Subsidiary is organized or other applicable law, rule or regulation) or (ii) the burden or cost (including any costs resulting from material adverse tax consequences) of a Foreign Subsidiary providing such guarantee outweighs the benefit of the guaranty afforded thereby. It is understood for purposes of the foregoing that any such Guarantee may be released due to material adverse U.S. federal income tax consequences only if such consequences arise as a result of a change in law occurring after the Effective Date, including, for the avoidance of doubt, a change to the Proposed Regulations under Section 956 of the Code, as amended, published on November 5, 2018.

(b) The Guarantee by the Parent will be automatically and unconditionally released (and thereupon shall terminate and be discharged and be of no further force and effect):

(i) upon the merger, consolidation or amalgamation of the Parent with and into a Borrower or any other Loan Party that is the surviving Person in such merger, consolidation or amalgamation, or upon the liquidation of the Parent following the transfer of all of its assets to the Borrowers or a Subsidiary, in each case, if such transfer sale or other Disposition (including by merger or otherwise) is permitted by this Agreement and such surviving Person or transferee remains a Guarantor or a Borrower after completion of such transaction; or

(ii) upon Payment in Full.

(c) Upon any occurrence giving rise to a release of a Guarantee as specified above, the Administrative Agent will, at the direction of and sole cost of the Company, execute any documents reasonably requested by the Borrower Representative in order to evidence or effect such release, termination and discharge in respect of the Guarantee. Upon any release of a Guarantor from its Guarantee, such Guarantor shall also be released from its obligations under the Collateral Documents and the Secured Notes Intercreditor Agreement, subject to the provisions of Section 9.02(c).

(d) Any release of a Guarantor that is a Borrowing Base Party shall be subject to Section 5.10(g).

ARTICLE XI

The Borrower Representative.

SECTION 11.01. Appointment; Nature of Relationship. Gogo Intermediate Holdings LLC is hereby appointed by each of the Borrowers as its contractual representative (herein referred to as the “Borrower Representative”) hereunder and under each other Loan Document, and each of the Borrowers irrevocably authorizes the Borrower Representative to act as the contractual representative of such Borrower with the rights and duties expressly set forth herein and in the other Loan Documents. The Borrower Representative agrees to act as such contractual representative upon the express conditions contained in this Article XI. Additionally, the Borrowers hereby appoint the Borrower Representative as their agent to receive all of the proceeds of the Loans in the Funding Account(s), at which time the Borrower Representative shall promptly disburse such Loans to the appropriate Borrower(s), provided that, in the case of a Revolving Loan, such amount shall not exceed Availability. The Administrative Agent and the Lenders, and their respective officers, directors, agents or employees, shall not be liable to the Borrower Representative or any Borrower for any action taken or omitted to be taken by the Borrower Representative or the Borrowers pursuant to this Section 11.01.

SECTION 11.02. Powers. The Borrower Representative shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Borrower Representative by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Borrower Representative shall have no implied duties to the Borrowers, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Borrower Representative.

SECTION 11.03. Employment of Agents. The Borrower Representative may execute any of its duties as the Borrower Representative hereunder and under any other Loan Document by or through authorized officers.

SECTION 11.04. Notices. Each Borrower shall immediately notify the Borrower Representative of the occurrence of any Default or Event of Default hereunder referring to this Agreement describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Borrower Representative receives such a notice, the Borrower Representative shall give prompt notice thereof to the Administrative Agent and the Lenders. Any notice provided to the Borrower Representative hereunder shall constitute notice to each Borrower on the date received by the Borrower Representative.

SECTION 11.05. Successor Borrower Representative. Upon the prior written consent of the Administrative Agent, the Borrower Representative may resign at any time, such resignation to be effective upon the appointment of a successor Borrower Representative. The Administrative Agent shall give prompt written notice of such resignation to the Lenders.

SECTION 11.06. Execution of Loan Documents; Borrowing Base Certificate. The Borrowers hereby empower and authorize each of the Parent and the Borrower Representative, on behalf of the Borrowers, to execute and deliver to the Administrative Agent and the Lenders the Loan Documents and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents, including, without limitation, the Borrowing Base Certificates and the Compliance Certificates. Each Borrower agrees that any action taken by the Parent, the Borrower Representative or the Borrowers in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Parent or the Borrower Representative of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Borrowers.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

GOGO INTERMEDIATE HOLDINGS LLC, as a Borrower and a Loan Party

By:	/s/ Barry Rowan
Name: Barry Rowan
Title: Chief Financial Officer

GOGO FINANCE CO. INC., as a Borrower and a Loan Party

By:	/s/ Barry Rowan
Name: Barry Rowan
Title: Chief Financial Officer

Gogo ABL Credit Agreement

OTHER LOAN GUARANTORS AND LOAN PARTIES:

GOGO INC., as the Parent and a Loan Party

By:	/s/ Barry Rowan
Name: Barry Rowan
Title: Chief Financial Officer

AC BIDCO LLC, as a Loan Party

By:	/s/ Barry Rowan
Name: Barry Rowan
Title: Chief Financial Officer

GOGO LLC, as a Loan Party

By:	/s/ Barry Rowan
Name: Barry Rowan
Title: Chief Financial Officer

GOGO BUSINESS AVIATION LLC, as a Loan Party

By:	/s/ Barry Rowan
Name: Barry Rowan
Title: Chief Financial Officer

GOGO INTERNATIONAL HOLDINGS LLC, as a Loan Party

By:	/s/ Barry Rowan
Name: Barry Rowan
Title: Chief Financial Officer

GOGO CONNECTIVITY LTD. , as a Loan Party

By:	/s/ Barry Rowan
Name: Barry Rowan
Title: Chief Financial Officer

Gogo ABL Credit Agreement

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent, Issuing Bank and Swingline Lender

By:	/s/ Daglas Panchal
Name: Daglas Panchal
Title: Authorized Officer

Gogo ABL Credit Agreement

MORGAN STANLEY SENIOR FUNDING, INC., as a Lender

By:	/s/ Michael King
Name: Michael King
Title: Vice President

Gogo ABL Credit Agreement